Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and
between
PIEDMONT NATURAL GAS COMPANY, INC.,
as Seller,
and
SPIRE INC.,
as Buyer
Dated as of July 27, 2025

TABLE OF CONTENTS
Page
Section 1.1    Definitions    1
Section 1.2    Terms Generally    21
ARTICLE II PURCHASE AND SALE    22
Section 2.1    Purchased Assets    22
Section 2.2    Excluded Assets    24
Section 2.3    Assumed Obligations    26
Section 2.4    Excluded Liabilities    27
ARTICLE III PURCHASE PRICE    28
Section 3.1    Purchase Price    28
Section 3.2    Determination of Purchase Price    29
Section 3.3    Allocation of Purchase Price    31
Section 3.4    Prorations    32
Section 3.5    Unbilled Revenues    33
Section 3.6    Withholding    33
ARTICLE IV THE CLOSING    34
Section 4.1    Time and Place of Closing    34
Section 4.2    Seller’s Closing Deliveries    34
Section 4.3    Buyer’s Closing Deliveries    35
Section 4.4    Records    35
Section 4.5    Quitclaim Instruments    35
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER    36
Section 5.1    Organization and Good Standing    36
Section 5.2    Authority and Enforceability    36
Section 5.3    No Conflicts    36
Section 5.4    Financial Information    37
Section 5.5    No Undisclosed Liabilities    38
Section 5.6    Absence of Certain Changes    38
Section 5.7    Sufficiency of Purchased Assets    38
Section 5.8    Title    38
Section 5.9    Material Contracts    38
Section 5.10    Support Obligations    40
Section 5.11    Intellectual Property    40
Section 5.12    Legal Proceedings    41
Section 5.13    Compliance with Law; Orders; Permits    41
Section 5.14    Anti-Corruption; Anti-Money Laundering; Sanctions    42
Section 5.15    Environmental Matters    42
Section 5.16    Taxes    43
    i

Section 5.17    Labor Matters    45
Section 5.18    Employee Benefits    45
Section 5.19    Information Technology and Data Security    47
Section 5.20    Insurance    48
Section 5.21    Real Property    48
Section 5.22    Brokers and Finders    49
Section 5.23    Exclusivity of Representations and Warranties    49
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER    50
Section 6.1    Organization and Good Standing    50
Section 6.2    Authority and Enforceability    51
Section 6.3    No Conflicts    51
Section 6.4    Financial Capability    52
Section 6.5    Brokers and Finders    53
Section 6.6    Legal Proceedings    53
Section 6.7    Regulatory Status    53
Section 6.8    RWI Policy    53
Section 6.9    Solvency    54
Section 6.10    Investigation by Buyer    54
ARTICLE VII COVENANTS OF THE PARTIES    55
Section 7.1    Conduct of the Business    55
Section 7.2    Access    58
Section 7.3    Access to Books and Records; Cooperation    60
Section 7.4    Confidentiality    60
Section 7.5    Contact; Non-Disparagement    61
Section 7.6    Interim Agreements    62
Section 7.7    Further Assurances    62
Section 7.8    Transition Committee; Planning    63
Section 7.9    Governmental Approvals    64
Section 7.10    Tax Matters    67
Section 7.11    Employees    69
Section 7.12    Employee Benefits    70
Section 7.13    Insurance Policies    73
Section 7.14    RWI Policy    74
Section 7.15    Use of Marks    74
Section 7.16    Notification of Customers    75
Section 7.17    Public Statements    76
Section 7.18    Indemnification    76
Section 7.19    Listed Consents    77
Section 7.20    Intercompany Accounts    79
Section 7.21    Wrong Pockets    79
Section 7.22    Litigation Defense    80
Section 7.23    Financing    81
Section 7.24    Financing Cooperation    83

Section 7.25    Credit Support    86
Section 7.26    Specified Site    87
Section 7.27    Real Property Matters    88
ARTICLE VIII CONDITIONS TO CLOSING    89
Section 8.1    Conditions to Each Party’s Closing Obligations    89
Section 8.2    Conditions to Buyer’s Closing Obligations    89
Section 8.3    Conditions to Seller’s Closing Obligations    90
ARTICLE IX SURVIVAL, TERMINATION AND OTHER REMEDIES    90
Section 9.1    Survival    90
Section 9.2    Termination    91
Section 9.3    Effect of Termination    93
ARTICLE X MISCELLANEOUS PROVISIONS    95
Section 10.1    Expenses    95
Section 10.2    Amendment    95
Section 10.3    Notices    95
Section 10.4    Assignment    96
Section 10.5    Parties in Interest    97
Section 10.6    Severability    97
Section 10.7    Entire Agreement    97
Section 10.8    Counterparts    98
Section 10.9    Governing Law    98
Section 10.10    Consent to Jurisdiction; Waiver of Jury Trial    98
Section 10.11    Specific Performance    99
Section 10.12    No Special Damages; Sole and Exclusive Remedy    99
Section 10.13    Exhibits and Schedules    100
Section 10.14    Headings    100
Section 10.15    Construction    100
Section 10.16    No Recourse    100
Section 10.17    Transaction Privilege    101
Section 10.18    Debt Financing Sources    102

APPENDICES AND EXHIBITS

Exhibit A    Accounting Principles
Exhibit B    Sample Calculation of Adjustment Amount
Exhibit C    Form of Assignment and Assumption Agreement
Exhibit D    Form of Transition Services Agreement
Exhibit E    Form of Assignment of Easements
Exhibit F    Form of Assignment of Leases

Exhibit G    Form of Special Warranty Deed
Exhibit H    Form of Quitclaim Deed

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 27, 2025 (the “Effective Date”), by and between Piedmont Natural Gas Company, Inc., a North Carolina corporation (“Seller”), and Spire Inc., a Missouri corporation (“Buyer”).
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to certain Purchased Assets as specified in this Agreement, upon the terms and subject to the conditions set forth herein;
WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to assume from Seller, certain Assumed Obligations as specified in this Agreement, upon the terms and subject to the conditions set forth herein; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1:
“Accounting Principles” means the principles, policies, and procedures set out below:
(i)the accounting principles, practices, policies, judgments and methodologies set forth on Exhibit A;
(ii)solely to the extent not inconsistent with clause (i), the accounting principles, practices, policies, categorizations, classifications, procedures, assumptions, judgments, and methodologies as interpreted and used in the preparation of the balance sheet of the Business as of December 31, 2024; and
(iii)to the extent not addressed in clause (i) or (ii), GAAP as in effect on the Closing Date.
For the avoidance of doubt, in event of any conflict, clause (i) above shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).
“Adjustment Amount” means (a) the Net Working Capital Adjustment plus (b) the Capital Expenditures Adjustment plus (c) the Regulatory Assets and Liabilities Adjustment, which Adjustment Amount may be positive or negative.
“Adjustment Dispute Notice” has the meaning set forth in Section 3.2(c).
“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the Preamble.
“Allocable Amount” has the meaning set forth in Section 3.3.
“Alternative Financing” has the meaning set forth in Section 7.23(d).
“Ancillary Agreements” means the Confidentiality Agreement, each Assignment and Assumption Agreement, each Quitclaim Deed, each Special Warranty Deed, each Assignment of Easements, each Assignment of Leases, the Transition Services Agreement and each other agreement and instrument to be executed and delivered pursuant to this Agreement, including such transfer forms, notices or returns, if any, as are required to be delivered by applicable federal, state and local law in connection with the conveyance of the Real Property.
“Asset Taxes” means all ad valorem, real property Taxes, personal property Taxes, excise, sales, use, and similar Taxes based upon the operation or ownership of the Purchased Assets, Assumed Obligations and the Business, but excluding, for the avoidance of doubt, Taxes based on income or receipts and Transfer Taxes.
“Assignment and Assumption Agreement” means one or more assignment and assumption agreements, dated as of the Closing Date and substantially in the form set forth on Exhibit C.
“Assignment of Easements” means the assignments and assumptions of Seller’s right, title, and interest in the Purchased Easements to be executed and delivered by Seller and Buyer at the Closing, substantially in the form on Exhibit E (or in such other form as is required to be provided pursuant to the terms of such Purchased Easements and otherwise in form and substance mutually reasonably acceptable to each of Buyer and Seller) and subject to approval by a title company mutually reasonably acceptable to each of Buyer and Seller in the applicable counties.
“Assignment of Leases” means the assignments and assumptions of Seller’s right, title, and interest in the Leases to be executed and delivered by Seller and Buyer at the Closing, substantially in the form set forth on Exhibit F (or in such other form as is required to be provided pursuant to the terms of such Leases and otherwise in form and substance mutually reasonably acceptable to each of Buyer and Seller).
“Assumed Obligations” has the meaning set forth in Section 2.3.
“Balance Sheets” has the meaning set forth in Section 5.4.
“Base Purchase Price” has the meaning set forth in Section 3.1.
“Benefit Plan” has the meaning set forth in Section 5.18(a).
“Billed Revenues” means all outstanding bills to customers served by the Business that have not been paid as of the Effective Time less allowance for bad debt, which shall be calculated in the Ordinary Course of Business.

“Burdensome Condition” shall mean any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions in connection with any Required Regulatory Approval that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of Buyer and its Affiliates taken as a whole, as contemplated to exist immediately after giving effect to the Transactions; provided, that for these purposes only, Buyer and its Affiliates, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is equal to the size of the Business as the Effective Date; provided, further, that any adverse effects related to the terms of any Alternative Financing shall be disregarded for purposes hereof and instead such adverse effect shall be determined as if the terms of the Debt Financing remained effective.
“Business” means the natural gas utility business conducted by Seller and its Affiliates serving customers in the Territory.
“Business Confidential Information” means confidential information, proprietary information and other Trade Secrets Exclusively Related to the Business, excluding any such information that relates to Business Employees or other current or former employees of Seller and its Affiliates.
“Business Day” means any day other than Saturday, Sunday, or any day on which banks in Charlotte, North Carolina or New York, New York are authorized by applicable Law to close.
“Business Employee” means those employees of Seller or an Affiliate who provide services to Seller and its Affiliates on behalf of the Business and are set forth on Schedule 7.11(a), as updated in accordance with Section 7.11(a).
“Business Intellectual Property” means (a) all Intellectual Property owned or purported to be owned by or exclusively licensed to Seller or its Affiliates that is Exclusively Related to the Business and (b) the Business Marks, but excluding any other Trademarks and any Excluded IP.
“Business Marks” means the business or trade names and Trademarks that include or comprise the term “Nashville Gas” or “NashvilleGas” and any derivations, adaptations, translations or abbreviations thereof.
“Buyer” has the meanings set forth in the Preamble.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.18(a).
“Buyer Required Amount” has the meaning set forth in Section 6.4(a).
“Buyer Savings Plan” has the meaning set forth in Section 7.12(d).
“Buyer’s Counsel” has the meaning set forth in Section 10.17(b).

“Buyer’s Knowledge” or words to similar effect, means the actual knowledge, and the knowledge such persons would reasonably be expected to obtain if each of them had made due inquiry of their direct reports, of the Persons set forth on Schedule 1.1-A.
“Capital Expenditures” means any capital expenditures incurred by Seller or its Affiliates related to the Business of the type set forth in the Capital Expenditures Budget and calculated in accordance with the past practice of the Business applying the same cost components, classifications and capitalization policies that were used in preparing the Capital Expenditures Budget. For the avoidance of doubt, actual Capital Expenditures shall include capital expenditures amounts recorded within current liabilities as of the Effective Time.
“Capital Expenditures Adjustment” means an amount, which may be positive or negative, equal to: (a)(i) any actual Capital Expenditures made by Seller with respect to the Business for the period between January 1, 2025 and December 31, 2025 minus (ii) Target 2025 Capital Expenditures (in each case, prorated for the partial year in the case of clause (ii) to the extent the Closing Date occurs prior to December 31, 2025) plus (b) if the Closing Date is after December 31, 2025, (i) the actual Capital Expenditures made by Seller with respect to the Business between January 1, 2026 and the earlier of (x) the Closing Date and (y) March 31, 2026 minus (ii) Target 2026 First Quarter Capital Expenditures (in each case, prorated for the partial quarter in the case of clause (ii) to the extent the Closing Date occurs prior to March 31, 2026) plus (c) if the Closing Date is after March 31, 2026, any actual Capital Expenditures made by Seller with respect to the Business for the period between April 1, 2026 and the Closing Date.
“Capital Expenditures Budget” has the meaning set forth in Section 7.1(b)(ix).
“Cash and Cash Equivalents” means all cash, certificates of deposit, checks, money orders, commercial paper, treasury bills and notes, marketable securities, and other cash equivalents of the Business.
“CBA Employees” has the meaning set forth in Section 7.11(a).
“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, inquiries, hearings, demands, demand letters, claims, or notices or other allegations of noncompliance or violation delivered by any Governmental Entity or other Person.
“Closing” has the meaning set forth in Section 4.1.
“Closing Date” has the meaning set forth in Section 4.1.
“Closing Net Working Capital” means, as of the Effective Time and without duplication, the aggregate current assets of the Business that are included in the Purchased Assets minus the aggregate current liabilities of the Business that are included in the Assumed Obligations, in each case (i) as determined in accordance with the Accounting Principles, (ii) including only the general ledger accounts set forth in the Sample Calculation of Adjustment Amount attached on Exhibit B and (iii) excluding the Excluded Assets and Excluded Liabilities.

“Closing Payment Amount” has the meaning set forth in Section 3.2(a).
“Closing Regulatory Assets” means, as of the Effective Time and without duplication, the aggregate regulatory assets of the Business that are included in the Purchased Assets, in each case (i) as determined in accordance with the Accounting Principles, (ii) including only the general ledger accounts set forth in the Sample Calculation of Adjustment Amount attached on Exhibit B and (iii) excluding the Excluded Assets and Excluded Liabilities.
“Closing Regulatory Liabilities” means, as of the Effective Time and without duplication, the aggregate regulatory Liabilities of the Business that are included in the Assumed Obligations, in each case (i) as determined in accordance with the Accounting Principles, (ii) including only the general ledger accounts set forth in the Sample Calculation of Adjustment Amount attached on Exhibit B and (iii) excluding the Excluded Assets and Excluded Liabilities.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreements” has the meaning set forth in Section 5.9(a)(iii).
“Compliant” means, in respect of Required Information, that (i) such information does not, taken as a whole, contain any untrue statement of material fact, or, taken as a whole, omit to state any material fact necessary to make the statements in such Required Information, in light of the circumstances under which they were made, not misleading, (ii) such information (including financial information) is compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act that are applicable to offerings of securities on an automatic shelf registration statement of Buyer on Form S-3, (iii) Seller Parent’s auditor shall not have withdrawn, or advised Seller Parent in writing that they intend to withdraw, any audit opinion with respect to any financial information contained in the Required Information (as applicable), (iv) Seller Parent has not determined to undertake a restatement of any historical financial statements contained in the Required Information of Seller Parent or that any such restatement is under consideration, (v) with respect to any interim financial statements, such interim financial statements have been reviewed by the Seller’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105, and (vi) the combined financial statements and other financial information included in such Required Information are sufficient to permit the Financing Parties (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from Seller Parent’s independent auditors, including as to customary negative assurances and change period (it being understood that monthly financial statements will not be separately prepared), in order to consummate any offering of debt, equity, equity-linked or equity-backed securities.
“Confidentiality Agreement” means that certain letter agreement regarding confidentiality by and between Seller Parent and Buyer, dated March 28, 2025.
“Continuation Period” has the meaning set forth in Section 7.12(a).
“Continuing Credit Support” has the meaning set forth in Section 7.25.

“Contract” means any legally binding contract or agreement, but excluding: (i) non-binding supplements or addenda (including those created by Seller for its internal business purposes), (ii) any Order, Franchise, Easement, or Permit and (iii) any Benefit Plan.
“Controlled Group Liabilities” means any and all Liabilities (i) under any Multiemployer Plan, (ii) under Title IV of ERISA, (iii) under Section 302 of ERISA or Section 412 and 4971 of the Code, and (iv) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code.
“Credit Support” means, collectively, all obligations and liabilities relating to, arising out of or in connection with any guaranties, letters of credit, comfort letters, surety bonds, support agreements and other credit support of a comparable nature provided or maintained by Seller or any Affiliate thereof to the extent related to the Business.
“Customary Post-Closing Consents” means consents and approvals from Governmental Entities or other Third Parties for the assignment of the Purchased Assets to Buyer that are customarily obtained after the assignment of properties similar to the Purchased Assets at or after the Closing, including, for the avoidance of doubt, crossing agreements (including railroad, highway, and pipeline crossings and rights of way), easements on property owned by Governmental Entities, and Environmental Permits.
“Customer” means any past, present or future customer of the Business, including any industrial, commercial, governmental or residential customer of the Business.
“Data Processor” means any Person that Processes Seller Data on behalf of or at the direction of the Seller, including, but not limited to, a “service provider,” “contractor,” or “processor,” as those terms are defined by applicable privacy and data security Laws.
“Debt Financing” has the meaning set forth in Section 6.4(b).
“Debt Financing Agreements” has the meaning set forth in Section 7.23(a).
“Debt Financing Commitment Letters” has the meaning set forth in Section 6.4(b).
“Debt Financing Source Provisions” means Section 10.5 and Section 10.18.
“Debt Financing Sources” shall mean shall mean the agents, arrangers, lenders and other entities (other than Buyer or any of its Affiliates) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or the Alternative Financing in connection with the Transactions, including the parties to any joinder agreements, indentures, note purchase agreements or credit agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“Disputed Items” has the meaning set forth in Section 3.2(d).

“Easements” means all of Seller’s and any of its Affiliate’s right, title, and interest in and to all servitudes, easements, crossing agreements (including railroad, highway, utility and pipeline crossings and rights-of-way), service agreements, surface rights, rights-of-way, leases, licenses, orders of possession and other property right awards resulting from eminent domain, access (ingress and egress) and similar use, transmission, distribution and access rights (and all related connections, delivery points, flanges and pipelines for the same) of, or leased, obtained, maintained or granted to, Seller or its Affiliates Located Within the Territory and Primarily Related to the Business, whether appurtenant or in gross, including as the same have been recorded in the register of deeds in the applicable counties (but excluding, for the avoidance of doubt, Permits and Franchises).
“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.
“Effective Date” has the meaning set forth in the Preamble.
“Effective Time” has the meaning set forth in Section 4.1.
“Encumbrance” means any mortgage, deed of trust, security interest, pledge, lien, collateral security agreement, Uniform Commercial Code financing statement, reservation, equitable interest, charge, preference, priority, title defect, lease, sublease, conditional sale or other title retention agreement, right of first refusal, right of first offer, hypothecation, covenant, condition, servitude, right of way, encroachment, variance, option, warrant, claim, community property interest, right of others, proxy, restrictive covenant, restriction (including any restriction on use, voting, transfer, ownership, alienation, receipt of income or exercise of any other attribute of ownership), voting trust, matter of record, easement or encumbrance of any kind.
“Environment” means the indoor or outdoor environment, including all or any of the following: soil, land surface and subsurface strata, soil vapor, surface or subsurface waters, groundwater, drinking water supply, sediments, ambient or indoor air, plant and animal life, and any natural resource.
“Environmental Claims” means any and all Claims arising pursuant to any Environmental Laws or Environmental Permits, or arising from the presence, Release or threatened Release into the Environment of any Hazardous Materials, or arising from exposure to or transportation or disposal of, any Hazardous Materials, including any and all Claims for enforcement, investigation, monitoring, cleanup, remediation, removal, response, abatement, natural resource damages, bodily injury, property damage, or death, or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law.
“Environmental Laws” means all Laws relating to the protection of human health or safety (as it relates to the handling of, or exposure to, Hazardous Materials), pollution or the Environment, including Laws relating to the exposure to, or Release or threatened Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, import, registration, labeling, use, treatment, storage, transport, disposal, or handling of Hazardous Materials.
“Environmental Permits” means all Permits issued under or with respect to applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Estimated Purchase Price” has the meaning set forth in Section 3.2(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Claims” has the meaning set forth in Section 7.18(d).
“Excluded Information” means any (i) pro forma financial statements and information, including post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments, (ii) any financial projections, (iii) description of all or any portion of the Debt Financing, including any “description of notes,” and other information customarily provided by Debt Financing Sources or their counsel, (iv) risk factors relating to all or any component of the Debt Financing, (v) “MD&A” section to be contained in any document prepared in connection with the Debt Financing and (vi) other information required by Rules 3-05, 3-09, 3-10, 3-16 and Article 13 of Regulation S-X, the Compensation Discussion and Analysis or other information required by Item 10, Item 402 or Item 601 of Regulation S-K, XBRL exhibits and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A.
“Excluded IP” means the Intellectual Property set forth on Schedule 1.1-B.
“Excluded IT” means the IT Assets set forth on Schedule 1.1-C.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Exclusively Related to the Business” means exclusively related to, arising from, used in or held for use in the Business or the Purchased Assets; provided that any de minimis usage of an asset for purposes unrelated to the Business shall not, in and of itself, result in an asset (or any related Liability) being deemed not Exclusively Related to the Business.
“Fee Letters” has the meaning set forth in Section 6.4(b).
“FERC” means the Federal Energy Regulatory Commission, or any successor thereto.
“FERC Filing” means a petition for waiver of FERC regulations or policies to facilitate the permanent release or assignment to Buyer of the interstate natural gas transportation capacity and related gas supply agreements used in the Business within the Territory.

“Final Allocation” has the meaning set forth in Section 3.3.
“Final Purchase Price” has the meaning set forth in Section 3.2(e).
“Financial Statements” has the meaning set forth in Section 5.4.
“Franchise” means each franchise, agreement, ordinance, statutory right, or other grant by a municipality, town, county, parish, or other local Governmental Entity or state Governmental Entity that provides the Business the right to operate a natural gas utility system in such jurisdiction.
“Fraud” means a knowing misrepresentation of a material fact or concealment of a material fact by a Party with respect to any representations or warranty by the Party in Article V or Article VI or in any certificate delivered by a Party pursuant to Section 8.2(c) or Section 8.3(c), as applicable (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the specific intent of inducing another Party to act or refrain from acting in reliance on it, and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory) and suffered damage as a proximate result thereof.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Gas Inventory” has the meaning set forth in Section 2.1(c).
“Good Utility Practice” means (a) the practices, methods and acts generally engaged in or approved by a significant portion of natural gas distribution utilities operating in the southeastern region of the United States during the relevant time period, or (b) the practices, methods and acts, that, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result in a manner compliant with requirements of applicable Law, at a reasonable cost, and consistent with reliability, safety, environmental protection, economy and expedition; provided that in the case of both clause (a) and clause (b), Good Utility Practice is not intended to be limited to the optimum practices, methods or acts, to the exclusion of all others, but rather is intended to include a spectrum of practices, methods or acts generally acceptable in such region during the relevant period in light of the circumstances.
“Governing Documents” of a Party means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Party.
“Governmental Entity” means the United States of America and any other federal, state, county, parish, city, municipal, local or foreign government or political subdivision or regulatory authority, department, agency, commission, body, court, tribunal, legislature, executive, or other governmental or quasi-governmental entity, or any subdivision, department or branch of any of the foregoing, including, for the avoidance of doubt, TPUC and FERC.

“Hard Consent” means any consent to assignment with respect to which the failure to obtain such consent would (i) cause the assignment to Buyer of the Purchased Assets (or portion thereof affected thereby) to be void or voidable or otherwise result in a material loss of the benefits thereof, (ii) cause the termination of, or material breach or default under, the instrument subject to the consent under the express terms thereof or (iii) permit the holder of the consent the right to terminate such instrument; provided, however, that a “Hard Consent” will not include any Required Regulatory Approval.
“Hazardous Material” means any chemicals, materials, substances, or wastes which are defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under, or for which Liability or standards of conduct may be imposed pursuant to, any applicable Environmental Laws, including any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), per- and polyfluoroalkyl substances, oil and gas exploration or production waste, polychlorinated biphenyls, asbestos containing materials, mercury, and lead based paints.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Filing” means an appropriate filing of a Notification and Report Form pursuant to the HSR Act and the expiration or earlier termination of all waiting periods (and any extensions thereof) under the HSR Act applicable to the Transactions.
“Included Franchises” has the meaning set forth in Section 2.1(p).
“Income Statements” has the meaning set forth in Section 5.4.
“Indebtedness” means, with respect to a Person, and without duplication, all obligations of such Person (i) for indebtedness for borrowed money; (ii) evidenced by notes, bonds (including performance bonds and surety bonds), debentures or similar instruments; (iii) for deferred or unpaid purchase or acquisition price of property or services (including “earn-outs,” “seller-notes” and any post-closing true-up obligations with respect to the acquisition of any business, assets or securities), other than trade accounts payable arising, and accrued expenses incurred, in the Ordinary Course of Business; (iv) the guaranty or other assumption of liability for, or grant of an Encumbrance or provision of collateral to secure, the obligations of any other Person; (v) finance lease obligations; (vi) all reimbursement and other obligations (contingent or otherwise) in respect of letters of credit or similar instruments; (vii) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements; and (viii) for all interest, whether accrued for or not, prepayment premiums or penalties or breakage fees related to any of the foregoing. The term “Indebtedness” shall exclude any amounts included in the calculation of the Adjustment Amount. For the avoidance of doubt, “Indebtedness” shall not include any Taxes.
“Indemnified Parties” has the meaning set forth in Section 7.18(b).

“Independent Accounting Firm” means KPMG LLP, but if such firm refuses or is otherwise unable to accept the appointment, then any other independent accounting firm of national reputation mutually appointed by Seller and Buyer with significant experience in resolving purchase price disputes; provided, however, that if the Parties are unable to so agree, each Party shall select an accounting firm of national reputation, and such accounting firms shall mutually agree upon and appoint a third independent accounting firm of national reputation, which shall be the Independent Accounting Firm.
“Intellectual Property” means all intellectual property and proprietary rights arising under the Laws any jurisdiction, whether registered or unregistered, including all (i) patents and patent applications, (ii) Trademarks, social media accounts and domain-name registrations; (iii) copyrights, works of authorship and copyrightable subject matter (including rights in software) and registrations, applications, extensions and renewals thereof; and (iv) trade secrets under applicable Law and other intellectual property rights in confidential or proprietary information and know-how, including technologies, databases, processes, ideas, techniques, protocols, methods, models, algorithms, layouts, blueprints, specifications, strategies, customer lists, supplier lists, business plans and inventions (whether or not patentable or reduced to practice) (collectively, “Trade Secrets”).
“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interests in such Person.
“Interim Period” has the meaning set forth in Section 7.1(a).
“Inventory” has the meaning set forth in Section 2.1(d).
“IT Assets” has the meaning set forth in Section 2.1(e).
“Knowledge” means, with respect to Seller, Seller’s Knowledge, and with respect to Buyer, Buyer’s Knowledge, as the context may require.
“Large Volume Meters” has the meaning set forth in Section 3.5.
“Law” means any and all federal, state, provincial, municipal, local or similar United States or foreign laws, statutes, constitutions, rules, regulations, judgments, decrees, codes, ordinances, Orders and rulings of any Governmental Entity (including applicable common law).
“Leased Real Property” has the meaning set forth in Section 2.1(a).
“Leases” has the meaning set forth in Section 2.1(a).
“Leave Employee” has the meaning set forth in Section 7.11(a).
“Legal Restraint” has the meaning set forth in Section 8.1(b).
“Liabilities” means all liabilities, adverse claims, risks, commitments, and obligations of whatever kind and nature, primary or secondary, direct or indirect, asserted or unasserted,

absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, whether or not accrued whenever or however arising (including whether arising out of any contract, tort, or based on negligence or strict liability and whether or not reflected or required to be reflected on the financial statements of a Person).
“Listed Consents” has the meaning set forth in Section 7.19(a).
“Located Within” means, with respect to any tangible asset or Liability, such asset or Liability is physically located within the subject geographical region.
“Losses” means all losses, Liabilities, costs, expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable out-of-pocket attorneys’ fees, reasonable disbursements, interest, penalties and all reasonable and out-of-pocket expenses incurred in investigating, preparing or defending against any litigation commenced or threatened or any Claim or Order in connection therewith), settlement payments, awards, judgments, fines, penalties, damages, deficiencies, interest, Taxes, or other charges of any kind.
“Material Adverse Effect” means (a) with respect to the Business, any effect, change, event, condition or development (each, an “Effect”) that, individually or in the aggregate with any other Effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Business, taken as a whole, but shall not include an Effect that results from or arises out of: (i) the announcement or pendency of this Agreement and the Transactions, or the performance of this Agreement or any Ancillary Agreement and the Transactions, including any adverse change in customer, supplier, governmental, landlord, employee, or similar relationships resulting therefrom or with respect thereto; (ii) factors generally affecting the international, national, or regional economy, financial markets, capital markets, including changes in interest rates and currency exchange rates, or commodities markets or tariffs; (iii) any change in regulatory or political conditions; (iv) any issuance of or change in Law or Order (other than a Law adopted or an Order issued specifically with respect to the Business, the Purchased Assets, Assumed Obligations or the Transactions); (v) any change in GAAP or in the generally applicable principles used in the preparation of the financial statements as required by the TPUC; (vi) any changes or developments in national, regional, state, or local wholesale or retail markets for natural gas or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor; (vii) any changes or developments in national, regional, state, or local natural gas transmission or distribution systems; (viii) any changes or developments in national, regional, state, or local wholesale or retail natural gas prices; (ix) any actions taken or omitted to be taken by or at the written request or with the prior written consent of Buyer, or as expressly permitted or expressly prescribed under this Agreement; (x) any changes in global or national political conditions, including the outbreak or escalation of hostilities or acts of war (whether or not declared, and including the war in Ukraine and conflict in the Middle East (including involving Israel)), military conflict, sabotage, or acts of terrorism; (xi) any natural disaster, changes in weather or climate, or acts of God or any escalation or worsening thereof; (xii) any matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (xiii) any epidemic, pandemic, or disease outbreak (including the COVID-19 Pandemic); (xiv) any failure of the Business to meet any projections, business plans, or forecasts, including forecasted natural gas demand (provided, that this clause (xiv) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans, or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); and (xvi) seasonal fluctuations; provided, however, that the items set forth in clauses (ii), (iii), (iv), (v), (vi), (vii), (x), (xi), and (xiii) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur solely to the extent such items have a substantially disproportionate effect on the Business relative to other gas utility businesses operating in the southeastern region of the United States; and (b) with respect to Seller, any event, occurrence, or circumstance that would reasonably be expected to prevent or materially delay the performance by Seller or its Affiliates of its obligations under this Agreement, or the consummation of the Transactions.
“Material Contract” has the meaning set forth in Section 5.9(a).
“Material Gas Contract” has the meaning set forth in Section 7.8(b).
“Modified Conveyance Document” has the meaning set forth in Section 4.5.
“Multiemployer Plan” has the meaning set forth in Section 5.18(c)(iii).
“Must-Cure Item” means any mortgage or deed of trust, delinquent tax, judgment lien or mechanic’s lien that was caused by any action or omission of Seller or any of its Affiliates.
“Net Working Capital Adjustment” means (a) Closing Net Working Capital minus (b) Target Net Working Capital. The Net Working Capital Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Closing Net Working Capital is greater than the Target Net Working Capital and (ii) a decrease to the Base Purchase Price if the Closing Net Working Capital is less than the Target Net Working Capital.
“Nonassignable Asset” has the meaning set forth in Section 7.19(b)(i).
“Notifying Party” has the meaning set forth in Section 7.22(a).
“Order” means any order, decision, judgment, writ, injunction, decree, directive, or award of a court, administrative judge or other Governmental Entity, whether acting in an adjudicative, administrative, or regulatory capacity or otherwise, or of an arbitrator with applicable jurisdiction over the subject matter, whether civil, criminal or administrative, made, issued, entered or rendered.
“Ordinary Course of Business” means, with respect to the Business, the ordinary course of business of the Business consistent with past practices in all material respects, including the Pandemic Measures and any other action taken, or omitted to be taken, in response to a Pandemic.

“Owned Real Property” has the meaning set forth in Section 2.1(a).
“Pandemic” means any epidemic, pandemic, or disease outbreak, including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof) or related or associated epidemics, pandemics, or disease outbreaks.
“Pandemic Measures” means any reasonable actions taken or not taken to respond to any impact or probable impact on the Business due to a Pandemic or measures taken to comply with Laws, Orders, recommendations, guidelines, and directives issued by any applicable Governmental Entity or industry group relating a Pandemic, including the Coronavirus Aid, Relief and Economic Security Act (CARES Act), in each case, including reasonable changes in relationship with employees, customers, and suppliers.
“Party” means Buyer or Seller, as indicated by the context, and “Parties” means Buyer and Seller.
“Permits” means all permits, certifications, licenses, registrations, exemptions, approvals, consents, waivers, or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders. For the avoidance of doubt, “Permits” excludes Franchises and Real Property.
“Permitted Encumbrances” means (i) those Encumbrances set forth on Schedule 1.1-D; (ii) liens for Taxes not yet overdue by more than thirty (30) days or the validity or amount of which is being contested in good faith by appropriate proceedings, in each case, for which appropriate reserves have been established in accordance with GAAP; (iii) construction, mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’, and other similar liens, including all statutory liens, arising or incurred in the Ordinary Course of Business, or pledges, deposits, or other liens securing the performance of bids, tenders, trade Contracts, leases, or other agreements, including rent security deposits, surety and appeal bonds, performance bonds or similar obligations (including workers’ compensation, unemployment insurance, or other social security legislation), in each case, not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, in each case, for which appropriate reserves have been established in accordance with GAAP; (iv) Permits and all applicable variances, building codes and zoning, entitlement, restriction, and other land use or similar ordinances and environmental regulations and all other applicable Law; (v) all Encumbrances arising under Orders related to the Business or Purchased Assets which have been issued by any Governmental Entities; (vi) with respect to Real Property, any encroachments that do not, and would not reasonably be expected to individually or in the aggregate, materially interfere with the operation of the Business; (vii) with respect to Leased Real Property: (a) Encumbrances existing under or as a result of any Leases of Real Property set forth in the applicable lease (or ancillary documents) or otherwise expressly identified in the Seller Disclosure Schedules or (b) the interests and rights of the respective lessors with respect thereto and all Encumbrances to which such lessors’ interests and rights in such Leased Real Property are subject, in each case, not materially interfering with the use or occupancy of such Leased Real Property; (viii) Encumbrances created by or through Buyer as of the Closing (including pursuant to this Agreement); (ix) with respect to Real Property, any title defect or irregularity resulting from the failure to record any lease, sublease, easement or other instrument (but excluding any vesting deed of any Owned Real Property), which would not reasonably be expected to, individually or in the aggregate, materially interfere with the operation of the Business; (x) matters affecting any of the Real Property which would be disclosed on current title reports, by an accurate survey or inspection of any land, buildings, improvements, and fixtures erected thereon and all appurtenances related thereto, or that are otherwise disclosed in any real property files that have been made available to Buyer, provided such matters, individually or in the aggregate, would not materially impair the present use of such Real Property; (xi) any license to Business Intellectual Property granted by Seller or its Affiliates in the Ordinary Course of Business (excluding any license of any Business Mark); (xii) statutory or contractual liens of lessors or liens on the lessor’s interest, in each case, not materially interfering with the use or occupancy of such Leased Real Property; (xiii) any Encumbrance that is discharged by Seller at or prior to Closing; (xiv) the Listed Consents; (xv) all rights with respect to the ownership, mining, extraction and removal of oil, gas or minerals of whatever kind and character (including any rights to gravel, hard rock aggregate or water extraction) that have expected or reserved prior to the date hereof in the public records; (xvi) Encumbrances arising out of judgments or other proceedings being contested in good faith through appropriate proceedings and expressly identified in the Seller Disclosure Schedules and for which appropriate reserves have been established in accordance with GAAP; (xvii) any restriction on transfer imposed by applicable federal and state securities Laws; (xviii) Encumbrances arising from a Uniform Commercial Code financing statement that was filed solely as a precautionary measure in connection with leases or consignment of goods or with respect to any other Permitted Encumbrances; and (xix) such other Encumbrances that do not, individually or in the aggregate, materially interfere with Buyer’s operation of the Business or use of any of the Purchased Assets in the manner currently used.
“Person” means any individual, partnership, limited liability company, joint venture, corporation, joint stock company, trust, estate, unincorporated organization, Governmental Entity, or other similar entity or association.
“Personal Data” means “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by applicable privacy and data security Laws.
“Post-Closing Adjustment Statement” has the meaning set forth in Section 3.2(b).
“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and the portion of any Straddle Period beginning on the Closing Date (such Taxes for a Straddle Period to be allocated in accordance with Section 3.4(b) and (c)).
“Pre-Closing Return” has the meaning set forth in Section 7.10(b).
“Pre-Closing Tax Contest” has the meaning set forth in Section 7.10(d).
“Pre-Closing Tax Period” means any taxable period ending prior to the Closing Date and the portion of any Straddle Period that ends on the day prior to the Closing Date (such Taxes for a Straddle Period to be allocated in accordance with Section 3.4(b) and (c)).

“Preliminary Adjustment Statement” has the meaning set forth in Section 3.2(a).
“Primarily Related to the Business” means primarily related to, arising from, used in or held for use in the Business or the Purchased Assets.
“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by applicable privacy or data security Laws) of Seller Data or IT Assets.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Documents” means books of account, ledgers, general, financial and accounting records, environmental records, files, data, databases, invoices, customer and supplier lists, other distribution lists, Tax records (other than income Tax records of the Seller or its Affiliates), and customer billing and credit records (or portions thereof), in each case, to the extent related to the Purchased Assets, the Assumed Obligations, or the Business, that Seller has retained and that are in the possession and control of Seller or its Affiliates as of the Closing Date, for the avoidance of doubt, solely in the form in which they exist as of the Closing Date; provided, that the term “Purchased Documents” excludes: (i) such portions of any of the foregoing materials to the extent related to the Excluded Assets or Excluded Liabilities; (ii) any of the foregoing materials that Seller was permitted to destroy prior to the Effective Date in accordance with its standard document retention policies; (iii) information that Seller determines with advice of counsel, which may be internal counsel, if provided to Buyer, would violate any applicable Law or Order; (iv) any valuations of or related to the sale of the Business, the Purchased Assets, or the Assumed Obligations; (v) any human resources records, except as set forth in Section 7.11(b); (vi) any of the foregoing materials to the extent related to any Benefit Plans; or (vii) any of the foregoing materials to the extent subject to the attorney client privilege, attorney work product privilege, or other applicable legal privilege of Seller or any of its Affiliates or Representatives.
“Purchased Easements” has the meaning set forth in Section 2.1(a).
“Quitclaim Deed” means the quitclaim deed or deeds to be executed and delivered by Seller at the Closing, substantially in the form set forth on Exhibit H, subject to approval by a title company reasonably acceptable to each of Buyer and Seller in the applicable counties, with respect to the Owned Real Property located in the Territory.
“Real Property” has the meaning set forth in Section 2.1(a).
“Real Property Objection” has the meaning set forth in Section 7.27(b).
“Regulatory Assets and Liabilities Adjustment” means (a) the difference between (i) the Closing Regulatory Assets minus (ii) the Target Regulatory Asset Amount minus (b) the difference between (i) the Closing Regulatory Liabilities (expressed as a positive amount) minus (ii) the Target Regulatory Liability Amount.
“Regulatory Counsel” has the meaning set forth in Section 10.17(c).
“Regulatory Matters” has the meaning set forth in Section 10.17(c).
“Regulatory Order” means (a) any Order made available to the Buyer (including if such Order is publicly available) and issued by the TPUC that affects or governs the rates, services, or other utility operations of the Business and (b) any Order issued by the TPUC in connection with the Required Regulatory Approvals.
“Related Persons” has the meaning set forth in Section 10.16.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandoning, or disposing of Hazardous Materials on, into or through the Environment.
“Remedial Work” has the meaning set forth in Section 7.26.
“Remedy Exceptions” has the meaning set forth in Section 5.2.
“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, accountants, consultants, attorneys, advisors, bankers, and other representatives of such Person and its Affiliates.
“Required Information” means (i) (a) the audited consolidated balance sheets of the Business as of December 31, 2023 and December 31, 2024 and for each fiscal year of the Business occurring after the date hereof and ended at least seventy-five (75) days prior to Closing, which may be prepared on a carve-out basis; (b) the audited consolidated statements of operations and comprehensive income for the fiscal years ended December 31, 2023 and December 31, 2024 and for each fiscal year of the Business occurring after the date hereof and ended at least seventy-five (75) days before Closing, which may be prepared on a carve-out basis; and (c) the unaudited interim condensed consolidated balance sheets of the Business and the related unaudited consolidated statements of operations, comprehensive income cash flows and changes in equity as of September 30, 2025 and for the nine-month periods ended September 30, 2025 and 2024, and for the three-month period ended December 31, 2024, and to the extent any audited financial statements are delivered pursuant to the foregoing clauses (i) (a) and (b) for the year ending December 31, 2025, as of and for each of the fiscal quarters (that is not a fiscal year-end) ending thereafter and at least forty-five (45) days prior to Closing, in each case, which may be prepared on a carve-out basis; and (ii) such other pertinent and customary information (including financial information and financial data) regarding the Business as may be reasonably requested with specificity and in writing by Buyer to the extent such information is of the type and form required in a registration statement on Form S-3 by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities at such time, or of the type customarily included in registration statements, offering memoranda, private placement memoranda, prospectuses and similar documents for a registered securities offering, senior secured bank financing or offering of debt, equity, equity-linked or equity-backed securities pursuant to Rule 144A under the Securities Act or Section 4(a)(2) of the Securities Act, as applicable, subject to exceptions customary for such financings. Notwithstanding anything to the contrary in this definition, the Required Information shall not include any Excluded Information.
“Required Regulatory Approvals” means: (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods (and any extensions thereof) under the HSR Act applicable to the Transactions and (ii) approval of the TPUC Application.
“Retained Agreements” has the meaning set forth in Section 2.2(f).
“Reverse Termination Fee” has the meaning set forth in Section 9.3(b).
“RWI Policy” has the meaning set forth in Section 6.8.
“Sanctions” has the meaning set forth in Section 5.14(c).
“SEC” means the United States Securities and Exchange Commission.
“Seller” has the meaning set forth in the Preamble.
“Seller Data” means all data, information, and data compilations contained in the IT Assets or any databases owned or used in the operation of the Business by Seller, including Personal Data and confidential information, that are used by, or necessary to the operation of, the Business.
“Seller Disclosure Schedules” means, collectively, all Schedules to be provided by Seller pursuant to this Agreement.
“Seller Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority and Enforceability) and Section 5.22 (Brokers and Finders).
“Seller Indemnified Parties” has the meaning set forth in Section 7.18(b).
“Seller Mark Use Period” has the meaning set forth in Section 7.15(a).
“Seller Marks” means the business or trade names and Trademarks (other than the Business Marks), owned, used, or held for use, by Seller or its Affiliates, including all business or trade names and Trademarks that include or comprise the term “Duke”, “Duke Energy”, “Piedmont” or “Piedmont Natural Gas”, alone or in combination with other words or elements, and any derivations, adaptations, translations or abbreviations thereof.
“Seller Parent” means Duke Energy Corporation, a Delaware corporation.

“Seller Parties” has the meaning set forth in Section 7.14.
“Seller Savings Plan” has the meaning set forth in Section 7.12(d).
“Seller’s Counsel” has the meaning set forth in Section 10.17(a).
“Seller’s Knowledge” or words to similar effect, means the actual knowledge, and the knowledge such persons would reasonably be expected to obtain if each of them had made due inquiry of their direct reports, of the Persons set forth on Schedule 1.1-E.
“Shared Contract” means any Contract (a) between Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, that relates, on one hand, to the Business, and, on the other hand, to: (i) any business other than the Business conducted by Seller or any of its Affiliates; (ii) any Excluded Asset; or (iii) any Excluded Liability and (b) that is not Exclusively Related to the Business.
“Shared Policies” has the meaning set forth in Section 7.13(b).
“Special Warranty Deed” means the special warranty deed or deeds to be executed and delivered by Seller at the Closing, substantially in the form set forth on Exhibit G, subject to approval by a title company mutually reasonably acceptable to each of Buyer and Seller in the applicable counties.
“Specified Site” means the real property owned by Seller located at 800 2nd Avenue North, Nashville, TN 37201.
“Specified Site Matters” means all Liabilities of Seller or any of its Affiliates arising from the Specified Site, including all Liabilities and obligations of Seller (i) under Environmental Law or otherwise relating to Hazardous Materials and (ii) under the Agreement for Purchase and Sale of Real Property by and between Seller and the Metropolitan Government of Nashville and Davidson County, Tennessee.
“Straddle Period” means any taxable period beginning before and ending on or after the Closing Date.
“Straddle Period Tax Contest” has the meaning set forth in Section 7.10(d).
“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.
“Target 2025 Capital Expenditures” means $168,067,008.
“Target 2026 First Quarter Capital Expenditures” means the amount of Capital Expenditures forecast for the Business as set forth in the Capital Expenditures Budget for the period between (a) January 1, 2026 and (b) the earlier of (i) the Closing Date (prorated for any partial month) and (ii) March 31, 2026, which the Parties acknowledge and agree is equal to $27,133,889 for purposes of clause (b)(ii) of this definition.
“Target Net Working Capital” means $48,500,000.
“Target Regulatory Asset Amount” means $68,549,711.
“Target Regulatory Liability Amount” means $54,511,329.
“Tax” and “Taxes” means all taxes, including income, gross receipts, capital gain, ad valorem, value-added, goods and services, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, estimated, license and franchise taxes or other similar feeds, levies, charges or other assessments imposed by a Governmental Entity, including any interest, penalties, assessments or additions to tax resulting therefrom or attributable thereto.
“Tax Contest” has the meaning set forth in Section 7.10(d).
“Tax Return” means any return, report, information return, declaration, claim for refund or other document supplied or required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Termination Date” has the meaning set forth in Section 9.2(b).
“Territory” means Seller’s service territory in the state of Tennessee.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 7.22(a).
“Third Party Claim Notice” has the meaning set forth in Section 7.22(a).
“Title Objection Period” has the meaning set forth in Section 7.27(b).
“Title Policy” has the meaning set forth in Section 7.27(c).
“TPUC” means the Tennessee Public Utility Commission.
“TPUC Application” means with respect to the TPUC, an application under Tenn. Code Ann. §65-4-113 approving the Transactions.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.
“Trademarks” means trademarks, service marks, logos, trade dress, and all other indicia of source or origin, and all registrations and applications for registration of the foregoing, and any goodwill associated therewith.

“Transactions” means the transactions contemplated by this Agreement or any of the Ancillary Agreements.
“Transfer Taxes” has the meaning set forth in Section 7.10(a).
“Transferable Permits” has the meaning set forth in Section 2.1(k).
“Transferred CBA Employees” has the meaning set forth in Section 7.12(b).
“Transferred Contracts” has the meaning set forth in Section 2.1(j).
“Transferred Employees” has the meaning set forth in Section 7.12(a).
“Transferred IT Assets” has the meaning set forth in Section 2.1(e).
“Transition Committee” has the meaning set forth in Section 7.8(a).
“Transition Services Agreement” means the Transition Services Agreement in substantially the form set forth on Exhibit D.
“Treasury Regulations” means the final and temporary regulations promulgated under the Code.
“Unbilled Revenues” means receivables related to the volume of gas allocable to Seller under Section 3.5 but not yet billed to customers served by the Business.
“Vehicles” has the meaning set forth in Section 2.1(f).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar state and local applicable Laws related to plant closings, relocations, mass layoffs and employment losses.
2.Terms Generally.
(a)The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.
(b)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(d)The words “hereby,” “herewith,” “hereto,” “herein,” “hereof,” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Seller Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e)The word “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”).
(f)Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules, and the Seller Disclosure Schedules shall be deemed references to Articles, Sections, and Exhibits of, and Schedules and the Seller Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(g)Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented, or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(h)Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities.
(i)Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.
(j)Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(k)All monetary figures shall be in United States dollars unless otherwise specified.
(l)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(m)The phrases “delivered,” “provided to,” “made available,” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean that such information, document, or material was made available for review by Buyer or any of its Affiliates or Representatives in the Datasite virtual data room set up by Seller in connection with this Agreement at least two Business Days prior to the date hereof.
ARTICLE II
PURCHASE AND SALE
1.Purchased Assets.
Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, and for the consideration specified in Section 3.1, at the Closing, Seller shall sell, assign, convey, transfer, and deliver (or cause to be sold, assigned, conveyed, transferred, and delivered) to Buyer, and Buyer shall purchase, acquire and receive from Seller (or an Affiliate of Seller, as the case may be), free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s or Seller’s Affiliates’ right, title, and interest in, to, and under all of the assets, interests, properties, rights, licenses and contracts described below, in each case, as the same exists at the Effective Time (and, as expressly permitted or expressly contemplated by this Agreement, with such additions and deletions as shall occur from the date hereof through the Effective Time), but, in each case, other than the Excluded Assets (collectively, the “Purchased Assets”):
(a)all parcels of real property and real property interests, including any buildings, structures, facilities, fixtures, systems and/or improvements located thereon or appurtenant thereto, (i) Located Within the Territory that are owned in fee by Seller or its Affiliates (together with any mineral interests owned by Seller or its Affiliates with respect to such real property, the “Owned Real Property”), (ii) Located Within the Territory that are held by, licensed, used, leased, subleased, rented or otherwise occupied by Seller or its Affiliates (the “Leased Real Property”) pursuant to any lease, sublease, license, concession, or other occupancy agreement (together with all amendments, extensions, renewals and guaranties with respect thereto, the “Leases”); and (iii) the Easement interests under the Easements (such Easement interests, the “Purchased Easements”) and (iv) and all other real property interests included in the Purchased Assets (all of the foregoing, including as listed on Schedule 2.1(a), the “Real Property”), but, in each case, only to the extent of Seller’s or Seller’s Affiliates’ right, title, and interest in, to, and under such real property and real property interests;
(b)all natural gas distribution utility assets Located Within the Territory to the extent owned or leased by Seller or its Affiliates (together with all of Seller’s or its Affiliates’ rights in such leases), and used or held for use in the Business, including all natural gas mains, services, meters, plants and stations located within the area depicted on Schedule 2.1(b);,
(c)the inventory of natural gas and natural gas products described in the general ledger accounts listed on Schedule 2.1(c) that is Primarily Related to the Business (the “Gas Inventory”);
(d)all parts, items, equipment, material, supplies and other inventory (but excluding the Gas Inventory) that is Primarily Related to the Business (collectively, the “Inventory”);
(e)all information technology assets and computer systems (including information technology and telecommunication hardware) and related equipment (“IT Assets”) Located Within the Territory and Exclusively Related to the Business, to the extent owned or leased by or licensed to Seller or any of its Affiliates (together with all of Seller’s or its Affiliates’ rights in such leases or licenses) (the “Transferred IT Assets”);
(f)all motor vehicles, trailers, and similar rolling stock that is Primarily Related to the Business, to the extent owned or leased by Seller or its Affiliates (together with all of Seller’s or its Affiliates’ rights in such leases) including as described on Schedule 2.1(f) (the “Vehicles”);
(g)all furnishings, fixtures, machinery, equipment, materials, and other tangible personal property (other than Gas Inventory, IT Assets, and Vehicles) Located Within the Territory, or that have, in the 12-month period prior to the Effective Date, been primarily Located Within the Territory, and that is Primarily Related to the Business, to the extent owned or leased by Seller or any of its Affiliates (together with all of Seller’s or its Affiliates’ rights in such leases);
(h)all Billed Revenues and Unbilled Revenues Exclusively Related to the Business, which for the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, shall constitute current assets for purposes of calculating the Adjustment Amount;

(i)the assets of Seller and its Affiliates with respect to over-recovered or under-recovered purchased gas cost adjustment charges, and all prepayments, deferred charges, and regulatory assets, to the extent related to the Business;
(j)all Contracts to which Seller or its Affiliate is a party Exclusively Related to the Business (excluding, (i) for the avoidance of doubt, all human resources, personnel and medical records, Benefit Plans and Shared Contracts; (ii) all Contracts between Seller or any of its Affiliates, on the one hand, and any Affiliate of Seller or any director, officer or employee of Seller or any of its Affiliates, on the other hand and (iii) as otherwise provided in Section 2.2(f)) (the “Transferred Contracts”);
(k)all Permits used or held by Seller or its Affiliates Primarily Related to the Business, or the ownership or operation of any of the Purchased Assets, including the Permits set forth on Schedule 2.1(k) (except, in all cases to the extent that, notwithstanding compliance by Seller with its obligations hereunder, any such Permits are prohibited by applicable Law or the terms of such Permits from being transferred or assigned to Buyer in connection with the Transactions) (the “Transferable Permits”);
(l)the Purchased Documents;
(m)all warranties (other than those included in Shared Contracts) against manufacturers, service providers, vendors or other Third Parties on or relating to any of the Purchased Assets, and to the extent transferable;
(n)all Business Intellectual Property and all goodwill associated with the Business Marks, together with rights to sue for all past, present, and future infringement, misappropriation, or violation thereof, and all royalties, proceeds and other amounts payable with respect to the foregoing;
(o)Claims and defenses of Seller or its Affiliates to the extent such Claims or defenses are related to the Business, Purchased Assets or Assumed Obligations; provided that such Claims and defenses (in each case, to the extent related to the Business, Purchased Assets or Assumed Obligations) will be assigned by Seller or its Affiliates to Buyer without warranty or recourse; provided, further, that if such transfer would prejudice any such Claims or defenses, the Parties shall cooperate in good faith to avoid such prejudice;
(p)the Franchises, including those set forth on Schedule 2.1(p) (collectively, the “Included Franchises”);
(q)all goodwill associated with any of the assets described in this Section 2.1;
(r)all rights to proceeds, recoveries and other monies receivable to the extent set forth under Section 7.13; and
(s)any other assets that, as of the Effective Time, are (x) Primarily Related to the Business to the extent Located Within the Territory or (y) Exclusively Related to the Business to the extent not Located Within the Territory, excluding assets of or with respect to Benefit Plans.
2.Excluded Assets. The Purchased Assets do not include, and Seller and its Affiliates shall reserve and retain all assets and properties of Seller and its Affiliates that are not, Purchased Assets, including the following assets (all assets excluded pursuant to this Section 2.2, the “Excluded Assets”); provided, that nothing in this Section 2.2 shall limit Buyer’s rights under the Transition Services Agreement:

(a)all Cash and Cash Equivalents;
(b)certificates of deposit, shares of stock, securities, bonds, debentures, evidence of Indebtedness, and any other debt or equity interest in any Person;
(c)other than the Transferred IT Assets, all assets used by Seller in performing corporate, support, administrative, and other services, whether or not Located Within the Territory;
(d)all Benefit Plans and all assets, trusts, and contracts of or relating to the Benefit Plans and all other assets arising out of or directly or indirectly relating to employee benefits or employee benefit or compensation plans, programs, agreements or arrangements maintained or contributed to (or formerly maintained or contributed to) by the Seller or any of its Affiliates or with respect to which the Seller or any of its Affiliates has, or could reasonably be expected to have, any Liability;
(e)all IT Assets and related network resources, software, websites and integrated systems, which, for the avoidance of doubt, may also be used in connection with the Business and the operation of the Purchased Assets and may include assets to which the Transferred IT Assets connect or with which the Transferred IT Assets communicate, including all Excluded IT, in each case, other than the Transferred IT Assets;
(f)(i) all Contracts to which Seller or any of its Affiliates is a party existing as of the date hereof that are not Transferred Contracts (including all Shared Contracts), (ii) any Contract that is entered into after the date hereof that would qualify as a Transferred Contract and of which Seller provides written notice to Buyer, solely in the event Buyer has provided written notice to Seller that it does not desire to include such Contract in the Purchased Assets and (iii) any Contract that is entered into after the date hereof that would not qualify as a Transferred Contract (all of the foregoing, the “Retained Agreements”);
(g)any assets that have been disposed of by Seller or its Affiliates in compliance with this Agreement after the Effective Date and prior to the Effective Time;
(h)all books and records other than the Purchased Documents, including: (A) the corporate seal, Governing Documents, minute books, or stock books of Seller or any of its Affiliates, and the original financial and accounting books and records and Tax Returns of Seller or any of its Affiliates (including supporting work papers and other documents relating to the financial, accounting, and Tax policies of Seller, such as transfer pricing studies and other proprietary information related to the preparation and filing of Tax Returns, calculations of Tax, and similar matters but, excluding for the avoidance of doubt, any Tax records that are Purchased Documents); and (B) copies of any documents and books and records to the extent relating to the ongoing businesses (other than the Business) of Seller or any of its Affiliates;
(i)the Seller Marks and any other Intellectual Property that is not Business Intellectual Property, including all Excluded IP;
(j)any refund or credit related to Taxes paid by or on behalf of Seller, whether such refund is received as a payment or as a credit (in lieu of refund) against future Taxes payable (except to the extent such refund or credit relates to Tax payments allocated to Buyer pursuant to Section 3.4(b));
(k)except as otherwise provided in Sections 2.1(m) and 2.1(o), all Claims of Seller or its Affiliates against any Person;

(l)all insurance policies, and, subject to Buyer’s rights under Section 7.13, rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Business;
(m)the rights of Seller and its Affiliates arising under or in connection with this Agreement, any certificate or other document (including the Ancillary Agreements) delivered in connection herewith, and any of the Transactions;
(n)subject to Buyer’s rights under Section 10.17, all attorney-client privilege, attorney work product privilege or other applicable legal privilege of Seller or any of its Affiliates or Representatives arising with respect to legal counsel representation of Seller or its Affiliates or the Business and all documents to the extent subject to the attorney-client privilege, attorney work product privilege or other applicable legal privilege described in this Section 2.2(n);
(o)all rights in, to, and under all Permits and other rights under any Law, other than the Transferable Permits;
(p)any investment in the Interests of (or any intercompany advances to) any Affiliate of Seller;
(q)all records relating to the Business that Seller or any Affiliate of Seller is required by applicable Law to retain in its possession to the extent so required and all human resources, medical, and personnel records (other than any Purchased Documents);
(r)all documents maintained by Seller or its Affiliates in connection with the Transactions;
(s)the assets and other rights set forth on Schedule 2.2(s);
(t)except as otherwise provided in Section 2.1(a), all real property and real property interests located in the Territory owned, held, used, or leased by Seller or its Affiliates that are not Primarily Related to the Business;
(u)except as otherwise provided in Section 2.1(b), all interstate gas transportation assets owned by Seller or its Affiliates; and
(v)any other asset, property, or right of every kind or description, wherever located, whether real, personal, or mixed, tangible or intangible of Seller or any of its Affiliates that is not a Purchased Asset.
3.Assumed Obligations. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, subject to Section 2.4, Buyer will assume and become responsible to perform, discharge, and pay when due all Liabilities of Seller and its Affiliates, known or unknown, in each case, solely to the extent arising from, based upon, related to or associated with the Business or the Purchased Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time (unless otherwise specified in this Section 2.3 or Section 2.4), including, for the avoidance of doubt, Liabilities relating in any manner to the ownership, operation, and use thereof (the “Assumed Obligations”). Without limiting the application of the foregoing, subject to Section 2.4, the Assumed Obligations shall include all of the following Liabilities:
(a)any trade accounts payable or other accrued and unpaid current expenses;

(b)all Liabilities arising out of or relating to over-recovered or under-recovered purchased gas cost adjustment charges, and all customer deposits, customer advances for construction, deferred credits, regulatory Liabilities, and other similar items;
(c)all Liabilities (including Tax Liabilities) of any kind arising out of or relating to any Regulatory Order applicable to the Business, Customers, or the Purchased Assets, including any Liabilities or obligations imposed (whether on the Business, Seller or its Affiliates or Buyer or its Affiliates) pursuant to any Regulatory Order issued in connection with or relating to the Transactions as a condition for approval or otherwise, other than (i) payment obligations of Seller or its Affiliates arising in respect of periods prior to the Effective Time (to the extent not included in the Adjustment Amount) or (ii) Liabilities of Seller or its Affiliates to the extent related to any Excluded Assets (for the avoidance of doubt, obligations pursuant to any Regulatory Order issued in connection with or relating to the Transactions shall not be considered arising in respect of periods prior to the Effective Time);
(d)all Liabilities arising out of or relating to the Real Property, the Transferred Contracts, and the Transferable Permits;
(e)any Liabilities for Taxes imposed with respect to, arising out of or relating to the Purchased Assets, the Assumed Obligations or the Business, in each case to the extent such Liabilities are incurred in, or attributable to, any Post-Closing Tax Period;
(f)any Transfer Taxes for which Buyer is responsible under Section 7.10(a);
(g)all Liabilities, obligations, or commitments to the extent arising out of or relating to the Business or Purchased Assets and to the extent arising under, based upon, or relating to, any Environmental Law, Environmental Permit, Environmental Claims, or Hazardous Materials;
(h)all Liabilities related to the Specified Site Matters; and
(i)the Liabilities, obligations and commitments listed on Schedule 2.3(i).
4.Excluded Liabilities. Notwithstanding anything to the contrary in Section 2.3, the Assumed Obligations do not include, and Seller and its Affiliates shall retain, all Liabilities of Seller and its Affiliates that are not Assumed Obligations, known or unknown, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the following Liabilities (all Liabilities excluded pursuant to this Section 2.4, the “Excluded Liabilities”):
(a)any trade accounts payable or other accrued and unpaid current expenses to the extent not included in the calculation of the Adjustment Amount;
(b)any Liabilities of Seller or its Affiliates to the extent related to any Excluded Assets or that are otherwise not Assumed Obligations;
(c)any Liabilities of Seller or its Affiliates in respect of Indebtedness, including any Indebtedness secured by any Purchased Assets;
(d)without duplication of any right to recovery herein, and in no event including any Taxes that are Assumed Obligations, (i) any Liabilities for Taxes imposed with respect to, arising out of or related to the Purchased Assets, the Excluded Liabilities or the Business, in each case to the extent such Liabilities are incurred in, or attributable to, any Pre-Closing Tax Period and (ii) any Liabilities for Taxes of Seller or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member;

(e)(i) all employment, labor, compensation, pension, employee welfare, severance, WARN Act, wage withholding Taxes, employer payroll, social security and similar Taxes, employee benefits related Liabilities and any other similar Liabilities, commitments and claims relating to each current or former employee or other service provider of Seller or its Affiliates who does not become a Transferred Employee (or any dependent or beneficiary of any such employee) in respect of all periods, whether before, at or after Closing and (ii) the workers’ compensation Liabilities for Business Employees for which Seller and its Affiliates are responsible under Section 7.12(h);
(f)all Liabilities at any time arising under, pursuant to or in connection with (i) each Benefit Plan and any other benefit or compensation plan, program, policy, contract, agreement or arrangement at any time maintained, sponsored, contributed to or required to be contributed to by Seller or any of its Affiliates, or with respect to which Seller or any of its Affiliates has, or could reasonably be expected to have, any Liability, or (ii) Section 302 or Title IV of ERISA, Section 412 of the Code, or COBRA;
(g)except as otherwise provided in this Agreement, any Liabilities of Seller or its Affiliates arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith (including the Ancillary Agreements), and any of the Transactions, including fees and expenses of counsel, accountants, consultants and other advisors to Seller or any Affiliate thereof; and
(h)the Liabilities, obligations and commitments listed on Schedule 2.4(h).
ARTICLE III
PURCHASE PRICE
1.Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Base Purchase Price”) for the Purchased Assets shall be (a) an amount in cash equal to Two Billion Four Hundred Eighty Million Dollars ($2,480,000,000), increased by the Adjustment Amount if the Adjustment Amount is a positive number, or decreased by the Adjustment Amount if the Adjustment Amount is a negative number (the Base Purchase Price as adjusted, the “Purchase Price”) and (b) Buyer’s assumption of the Assumed Obligations in accordance with this Agreement. The Adjustment Amount will be determined in accordance with this Agreement, including the Accounting Principles, and in the same format as Exhibit B.
2.Determination of Purchase Price.
(a)No later than four (4) Business Days prior to the Closing Date, Seller will deliver to Buyer a written statement of Seller’s good faith, reasonable estimate of the Purchase Price (the “Estimated Purchase Price”), calculated in accordance with this Agreement, including the Accounting Principles, and in the same format as Exhibit B (the “Preliminary Adjustment Statement”), together with Seller’s reasonably detailed supporting calculations and reasonable supporting documentation. Prior to the Closing Date, Buyer may deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Adjustment Statement and the Estimated Purchase Price, if any, together with reasonable supporting documentation showing Buyer’s calculation of the disputed amounts, in which case the Parties shall endeavor to reconcile their differences in good faith by negotiation prior to the Closing Date; provided, that in the event the Parties are unable to reconcile their differences, Seller’s estimate of the Estimated Purchase Price as set forth in the Preliminary Adjustment Statement shall prevail. The amount of the Estimated Purchase Price as set forth in the Preliminary Adjustment Statement (or the amount of the Estimated Purchase Price to which the Parties agree in accordance with this Section 3.2(a)) (the “Closing Payment Amount”) shall be paid by Buyer to Seller at the Closing.

(b)Within ninety (90) days after the Closing Date, Buyer will deliver, or cause to be prepared and delivered, to Seller a calculation of the Purchase Price, calculated in good faith in accordance with this Agreement and in the same form and format as Exhibit B (the “Post-Closing Adjustment Statement”), together with Buyer’s reasonably detailed supporting calculations and reasonable supporting documentation. Buyer agrees that, following delivery of the Post-Closing Adjustment Statement, Buyer will provide Seller with reasonable access during normal business hours (subject to execution of customary access letters) to its and its Affiliates’ books, records, information, materials and Representatives and employees as Seller may reasonably request and to the extent reasonably required by Seller in order for Seller to review the Post-Closing Adjustment Statement.
(c)The amounts determined by Buyer as set forth in the Post-Closing Adjustment Statement will, subject to Section 3.4(d), be final, binding, and conclusive for all purposes unless, and only to the extent, that within forty-five (45) days after Buyer has delivered the Post-Closing Adjustment Statement, Seller delivers to Buyer a written report containing any good faith proposed changes to each item set forth in the Post-Closing Adjustment Statement, an explanation of any such changes, and the reasons therefor, accompanied by reasonably detailed documentation showing Seller’s calculation of the disputed amounts (an “Adjustment Dispute Notice”); provided, that the disagreement may be based for purposes of this Section 3.2(c) solely only on mathematical errors or amounts reflected in the Post-Closing Adjustment Statement not being calculated in accordance with this Agreement and the Accounting Principles. Any changes not included in the Adjustment Dispute Notice shall be deemed waived, and Buyer’s determinations with respect to all such elements of the Post-Closing Adjustment Statement that are not addressed in the Adjustment Dispute Notice shall prevail. If (i) Seller fails to timely deliver an Adjustment Dispute Notice to Buyer containing changes Seller proposes to be made to the Post-Closing Adjustment Statement in accordance with this Section 3.2(c) or (ii) the Final Purchase Price set forth in the Post-Closing Adjustment Statement is mutually agreed upon by Seller and Buyer, in each case, the Post-Closing Adjustment Statement and the Final Purchase Price set forth therein shall be final and binding on the Parties.
(d) If Seller delivers an Adjustment Dispute Notice in compliance with Section 3.2(c), and Seller and Buyer are unable to reach a resolution in good faith with respect to all disputed items set forth in the Adjustment Dispute Notice (such remaining disputed items, the “Disputed Items”) within thirty (30) days of delivery of the Adjustment Dispute Notice, Seller and Buyer shall promptly retain the Independent Accounting Firm and promptly submit the Disputed Items for determination and resolution to the Independent Accounting Firm. Any disputed items set forth in the Adjustment Dispute Notice and resolved in writing between the Parties within such thirty (30) day period shall be final and binding with respect to such items. The Independent Accounting Firm will be instructed by the Parties to, and shall, determine, and resolve any such remaining Disputed Items in accordance with this Agreement and the Accounting Principles, and report to the Parties, within twenty (20) days after such submission, of the Independent Accounting Firm’s determination and resolution. In resolving the Disputed Items, the Independent Accounting Firm: (i) shall limit its review to the Disputed Items; (ii) shall limit its review to correcting mathematical errors and determining whether the Disputed Items were determined in accordance with this Agreement and Accounting Principles and shall not make any other determination, including any determination as to whether any estimates on the Post-Closing Adjustment Statement are correct, adequate, or sufficient, and limit any adjustments to only those that are necessary to correct such errors or for the calculation of the Final Purchase Price to comply with the provisions of this Agreement; (iii) shall make its determination based solely on the documentation submitted by, and presentations made by, the Parties (and such documentation and presentations must be provided to the other Party concurrently with their submission or presentation to the Independent Accounting Firm) and (iv) may not assign a value to any Disputed Item greater than the greatest value claimed for such Disputed Item or less than the smallest value for such Disputed Item claimed by either Buyer or

Seller (in the Adjustment Dispute Notice or the Post-Closing Adjustment Statement, respectively); provided, however, that to the extent the determination of the value of any Disputed Item affects any other item used in calculating the Final Purchase Price, such effect may be taken into account by the Independent Accounting Firm. The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes absent manifest error or fraud. None of Seller, Buyer nor any of their respective Affiliates shall have any ex-parte communications or meetings with the Independent Accounting Firm regarding the subject matter hereof without the other Party’s prior written consent. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator. The fees and disbursements of the Independent Accounting Firm will be allocated between Seller and Buyer so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of any such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed amounts initially submitted to the Independent Accounting Firm. For example, if Seller disputes a total of $100 and the Independent Accounting Firm awards $60 in favor of Seller, Buyer shall pay sixty percent (60%) of the fees of the Independent Accounting Firm. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Post-Closing Adjustment Statement and preparation or review of any Adjustment Dispute Notice, as applicable, shall be borne by such Party.
(e)Within ten (10) Business Days following the final determination of the Purchase Price pursuant to Section 3.2(c) or Section 3.2(d) (as so determined, the “Final Purchase Price”), (i) if the Final Purchase Price is greater than the Closing Payment Amount, Buyer will pay or cause to be paid the difference to Seller or (ii) if the Final Purchase Price is less than the Closing Payment Amount, Seller will pay or cause to be paid the difference to Buyer. Any amount paid under this Section 3.2(e) shall be paid in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment. Neither the determination of the Final Purchase Price nor any payment thereof shall be deemed to waive or limit in any respect any representation, warranty, or rights in respect thereof under this Agreement.
(f)The Parties hereby acknowledge and agree that any payments made pursuant to this Section 3.2 shall be treated for Tax purposes as an adjustment to the Purchase Price to the maximum extent permitted by applicable Law.
3.Allocation of Purchase Price. The payments of the Purchase Price contemplated by this Article III and any other relevant items for Tax purposes (including the Assumed Obligations, the “Allocable Amount”) shall be allocated among the Purchased Assets in accordance with (i) Section 1060 of the Code and the other applicable requirements in the Code and the Treasury Regulations and comparable provisions of state and local Tax Law and (ii) using the methodology set forth in Schedule 3.3. As soon as practicable following the determination of the Final Purchase Price in accordance with Section 3.2 (but in no event more than one hundred eighty (180) days after the Closing Date), Seller shall prepare a draft schedule reflecting the allocation of the Allocable Amount in accordance with this Section 3.3 and shall submit such allocation to Buyer for review. Buyer shall review such draft schedule and provide any comments thereon in writing to Seller within thirty (30) days after Seller’s delivery of such draft schedule; provided, that if Buyer does not provide any such written comments prior to the expiration of such thirty (30)-day period, the draft schedule as prepared by Seller shall be final, binding and conclusive on Buyer and Seller absent manifest error or fraud. If Buyer provides written comments within such thirty (30)-day period, Buyer and Seller shall use commercially reasonable efforts to agree on the amount and proper allocation of the Allocable Amount. If Buyer and Seller have not agreed on the allocation within thirty (30) days after Seller’s delivery of the draft schedule, then Buyer, on the one hand, and Seller, on the other hand, shall each have the right to deliver notice to the other party of its intent to refer the matter for resolution to the

Independent Accounting Firm. Buyer and Seller shall each deliver to the other Party and to the Independent Accounting Firm a notice setting forth in reasonable detail their proposed allocations. Within thirty (30) days after receipt thereof, the Independent Accounting Firm will deliver the allocation schedule and provide a written description of the basis for its determination of the allocations therein (such allocation, whether agreed to by Buyer and Seller or determined by the Independent Accounting Firm, shall be final, binding and conclusive on Buyer and Seller absent manifest error or fraud (the “Final Allocation”)). The fees and disbursements of the Independent Accounting Firm will be allocated between Seller and Buyer so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of any disputed items in the draft schedule submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed amounts initially submitted to the Independent Accounting Firm. Each of Buyer and Seller shall, and shall cause their respective Affiliates to, file all Tax Returns consistent with the Final Allocation and not take any position contrary thereto in any Tax proceeding except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code; provided, however, subject to Section 7.10(d), that nothing contained herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any Tax proceeding based upon or arising out of the Final Allocation. Each of the Parties shall promptly notify the other upon receipt by a Party or any of its Affiliates of notice of any pending or threatened Tax proceeding challenging the Final Allocation. Subsequent adjustments to the Final Purchase Price shall be allocated in accordance with the Final Allocation.
4.Prorations. Except as otherwise provided in this Agreement:
(a)For purposes of determining the Purchase Price, fees with respect to any Transferable Permits, rents under any Leases or personal property included as part of the Purchased Assets, or other similar expenses with respect to Purchased Assets, that are not due or assessed until after the Effective Time but which are attributable in whole or in part to any period commencing prior to the Effective Time, and any other amounts that by the terms of this Agreement are to be allocated between the Parties, will be prorated as of the Effective Time, with Seller liable to the extent such items relate to any period prior to the Effective Time, and Buyer liable to the extent such items relate to any period from and after the Effective Time.
(b)Whenever it is necessary to determine the liability for Asset Taxes imposed on a periodic basis for any Straddle Period, the Taxes for the portion of the Straddle Period ending before, and for the portion of the Straddle Period beginning on, the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before the Closing Date, or the number of calendar days during the Straddle Period beginning on the Closing Date, as applicable, and the denominator of which is the number of calendar days in the entire Straddle Period.
(c)Whenever it is necessary to determine the liability for all Taxes not referenced in Section 3.4(b) (such as income, employee, payroll Taxes and any Taxes imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), subject to Section 7.10, it shall be determined as if the Straddle Period ended at the end of the day immediately preceding the Closing Date (except that (i) solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends upon the amount or level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes and (ii) exemptions, allowances and deductions that are otherwise calculated on an annual basis shall be apportioned on a daily basis).

(d)The proration of all items estimated under this Section 3.4 shall be recalculated by Buyer within a reasonable period of time following the date upon which the actual amounts become available to Buyer. Buyer shall notify Seller of such recalculated amounts and shall provide Seller with all documentation relating to such recalculations, including Tax statements and other notices from Third Parties. The Parties shall make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4. Buyer shall incorporate Seller’s reasonable comments to such recalculations. The Parties shall work together in good faith to resolve any disputes relating to such recalculations. Notwithstanding the other dispute resolution provisions in this Agreement, in the event that an agreement has not been reached within thirty (30) days, or such longer period as mutually agreed to by the Parties, following Buyer’s receipt of Seller’s comments to such recalculations, the unresolved disputed items shall be determined by the Independent Accounting Firm in accordance with the procedures set forth in Section 3.2(d), mutatis mutandis, and such determination shall be final, binding and conclusive on the Parties absent manifest error or fraud.
5.Unbilled Revenues. Prior to the Closing Date, Seller shall read all customer meters in their normal cycle and in due course render the related bills to its customers served by the Business. Seller shall also read each daily read transportation customer meter (collectively, the “Large Volume Meters”) on the day immediately preceding the Closing Date. Seller shall provide Buyer with the last meter reading from each of the Large Volume Meters made on the day immediately preceding the Closing Date as soon as practicable after the Closing Date and in any event within ten (10) Business Days of the Closing Date. On and after the Closing Date, Buyer shall read the customer meters for their first time, in the normal cycle, and in due course render bills for service during the period between Seller’s last reading in the normal cycle and Buyer’s first reading in the normal cycle to the customers served by the Business. Buyer shall determine the volume of gas sold by Seller prior to the Closing Date through Large Volume Meters by Seller’s meter readings on the day immediately preceding the Closing Date. Buyer shall determine by allocation the volumes of gas sold through all meters other than Large Volume Meters, by Seller prior to the Closing Date, and by Buyer on and after the Closing Date and prior to its first meter reading, through meters without charts. Such allocation shall be consistent with Seller’s past practices for unbilled revenues.
6.Withholding. The Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code or any other applicable Tax Law with respect to the making of such payment. Assuming delivery of the Internal Revenue Service Form W-9 contemplated by Section 4.2(g), the Parties agree that no such deduction or withholding is required with respect to any payment due to Seller or any Affiliate thereof, unless such withholding is required by a change in Law following the Effective Date. If Buyer determines that any deduction or withholding is required with respect to any amounts payable to Seller pursuant to this Agreement, Buyer shall use commercially reasonable efforts to provide Seller at least fifteen (15) days’ advance written notice of its intent to deduct or withhold. Such notice shall include a reasonably detailed description of the legal basis for and computation of the amount of such deduction or withholding, and the Parties shall cooperate to mitigate any such requirement. Buyer shall timely pay any withheld or deducted amounts to the appropriate Governmental Entity and shall promptly furnish to Seller the original receipt issued by such Governmental Entity, if any, or otherwise such other documentation available to Buyer and reasonably satisfactory to Seller, evidencing such payment. To the extent that amounts are deducted and withheld and timely paid to the appropriate Governmental Entity in accordance with this Section 3.6, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE IV
THE CLOSING
1.Time and Place of Closing. Upon the terms and subject to the satisfaction or, when permissible, waiver in writing of the conditions set forth in Article VIII, the closing of the Transactions (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington, DC 20005 (or remotely via the electronic exchange of closing deliverables), commencing at 9:00 a.m. prevailing Eastern Time: (i) on the day that is five (5) Business Days after the date on which the last of the conditions set forth in Article VIII (other than any such conditions which, by their terms or nature, are not capable of being satisfied until the Closing Date but subject to the satisfaction or, when permissible, waiver in writing of such conditions at the Closing) is satisfied or, when permissible, waived in writing or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective for all purposes at 12:01 a.m. prevailing Eastern Time on the Closing Date (the “Effective Time”).
2.Seller’s Closing Deliveries. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(a)the certificate contemplated by Section 8.2(c), duly executed by a duly authorized officer of Seller;
(b)a counterpart to the Assignment and Assumption Agreements, duly executed by Seller;
(c)a counterpart to the Assignment of Leases, duly executed by Seller;
(d)subject to Section 4.5, one or more Special Warranty Deeds of conveyance of the Owned Real Property, substantially in the form of the applicable Special Warranty Deed, duly executed and acknowledged by Seller, and in recordable form;
(e)one or more instruments of assignment or conveyance, substantially in the applicable form of the Assignment of Easements, as are necessary to transfer the Purchased Easements, duly executed and acknowledged by Seller and in recordable form;
(f)a counterpart to the Transition Services Agreement, duly executed by Seller;
(g)an Internal Revenue Service form W-9 properly completed and executed by Seller; and
(h)all consents, waivers or approvals that have been obtained by Seller prior to Closing from Third Parties in connection with this Agreement.
3.Buyer’s Closing Deliveries. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(a)an amount equal to the Closing Payment Amount by wire transfer of immediately available funds to the account or accounts that have been designated by Seller to Buyer in writing prior to the Closing;
(b)the certificate contemplated by Section 8.3(c) duly executed by a duly authorized officer of Buyer;

(c)the RWI Policy, duly executed by Buyer and the insurer(s), in such form and with such terms as specified in Section 7.14 and paid in full by Buyer as of the time of delivery;
(d)a counterpart to the Assignment and Assumption Agreements, duly executed by Buyer;
(e)a counterpart to the Assignment of Leases, duly executed by Buyer;
(f)a counterpart to the Assignments of Easements duly executed (and acknowledged, as applicable) by Buyer; and
(g)a counterpart to the Transition Services Agreement, duly executed by Buyer.
4.Records. As promptly as practical, but no later than 30 days following the Closing Date, Seller shall make available to Buyer, at Seller’s sole expense, the Purchased Documents to which Buyer is entitled pursuant to the terms of this Agreement; provided, that to the extent the Purchased Documents are Located Within the Territory or otherwise reasonably accessible to Seller, such Purchased Documents shall be delivered at Closing; and; provided, further, that to the extent Purchased Documents are accessible to Buyer pursuant to and during the term of the Transition Services Agreement, Seller shall have no further obligation to make available, provide, transfer, or deliver to Buyer such Purchased Documents after the term of the Transition Services Agreement, except as otherwise provided under Section 7.3.
5.Quitclaim Instruments. Notwithstanding anything to the contrary in Section 4.2 or otherwise in this Agreement, in the event Seller reasonably determines prior to the Closing that Seller does not hold a fee interest, leasehold, easement or other real property interest in any portion of the Real Property, or if any Encumbrance clouds title with respect to Seller’s interest in such Real Property then (a) if such property is an Owned Real Property and Seller reasonably determines prior to the Closing that Seller does not hold a fee interest in any portion of any such Owned Real Property, in lieu of being required to deliver a Special Warranty Deed with respect to such Owned Real Property, Seller shall instead be required to deliver a Quitclaim Deed with respect to the same, (b) if such property is an Owned Real Property and Seller reasonably determines prior to the Closing that any Encumbrance clouds title with respect to Seller’s interest in such Owned Real Property, Seller shall modify the Special Warranty Deed to note that the grant of such Owned Real Property is subject to any applicable Encumbrance, and (c) if such property is a Purchased Easement or Leased Real Property, then the applicable Assignment of Easement, Assignment of Lease or other transfer document shall be modified as appropriate (as so modified, a “Modified Conveyance Document”) to clarify that Seller may not be the record owner of interests in such property or otherwise modified to make any representations of Seller contained therein true and correct, and, in either case of (a) or (b), so long as the same would not, individually or in the aggregate, have a Material Adverse Effect, the delivery of such Quitclaim Deed or Modified Conveyance Document shall be deemed to satisfy (i) Seller’s obligation under Section 4.2 to deliver a transfer instrument with respect to such interest and (ii) the obligations of Seller under the first paragraph of Section 2.1 with respect to such property.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date (unless such representation and warranty is expressly made as of a specific date, in which case Seller represents and warrants to Buyer as of such date) as follows:
1.Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any of the Purchased Assets, by Seller makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, be material and adverse to the Business.
2.Authority and Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action on Seller’s part. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by Seller, and constitutes or will constitute, assuming the due authorization, execution, and delivery by the other parties thereto, a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law) (the “Remedy Exceptions”).
3.No Conflicts. Except as set forth on Schedule 5.3, assuming the Required Regulatory Approvals are sought and obtained in accordance with this Agreement, none of the execution, delivery, and performance by Seller of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions do or, will:
(a)violate or conflict with any of Seller’s Governing Documents in any material respect;
(b)violate any Law or Order applicable to the Business, Seller, its Affiliates or any of the Purchased Assets, except for any such violations of applicable Law or Order that would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business as currently operated or use of the Purchased Assets in the manner currently used or that arise as a result of any facts or circumstances relating particularly to Buyer or any of its Affiliates;
(c)other than in connection with the Required Regulatory Approvals, require any declaration, filing, or registration by Seller or any of its Affiliates with, or notice by Seller or any of its Affiliates to, or authorization, consent, or approval of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals: (i) with the SEC under the Exchange Act as may be required in connection with this Agreement and the Transactions; (ii) for which the failure to make (or obtain, as applicable) in compliance with all applicable requirements would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business as currently operated or use of the Purchased Assets in the manner currently used; (iii) that arise as a result of any facts or circumstances particularly relating to Buyer or any of its Affiliates; (iv) relating to Permits that will terminate in accordance with their terms prior to the Closing and are not subject to renewal in the Ordinary Course of Business; or (v) the Customary Post-Closing Consents; or
(d)except as set forth on Schedule 5.3(d), violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation or termination, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets: (i) under or pursuant to any Permit or Environmental Permit; or (ii) under or pursuant to any Material Contract, except, in each case, for any such violations, conflicts, breaches, consents, approvals, defaults, or other occurrences: (A) that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business; (B) that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates; (C) that relate to Contracts that will terminate in accordance with their terms prior to the Closing and are not subject to renewal; or (D) the Customary Post-Closing Consents.
4.Financial Information. Schedule 5.4 sets forth accurate and complete copies of the unaudited balance sheets of the Business as of December 31, 2023 and 2024 (the “Balance Sheets”) and the income statements for the Business for the 12-month periods ended December 31, 2023 and 2024 (the “Income Statements”, and collectively the Balance Sheets and Income Statements, the “Financial Statements”). The Financial Statements are based upon and consistent with information contained in the books and records of Seller kept in the Ordinary Course of Business (which books and records are true, correct, and complete in all material respects). Each Financial Statement was prepared in accordance with GAAP and fairly presents, in all material respects, the financial condition and results of operation of the Business as of the dates thereof or for the periods covered thereby; except that (A) the Financial Statements lack footnote disclosures (none of which if presented, would materially and adversely alter the financial condition or financial results of the Business), (B) throughout the periods covered by the Financial Statements, the Business has not operated as a separate stand-alone entity of Seller, and instead the balance sheets and results of operations of the Business have been reported within the consolidated financial statements of Seller and their Affiliates, (C) stand-alone financial statements have not historically been prepared for the Business, (D) the Financial Statements are unaudited and may not include all adjustments that an audit may require and (E) the Financial Statements include estimated allocations of certain expenses for services and other costs attributable to the Business which may not necessarily reflect amounts that the Business would incur on a standalone basis.
5.No Undisclosed Liabilities. Except as set forth on Schedule 5.5, neither Seller nor any of its Affiliates has any Liabilities with respect to the Business other than Liabilities: (i) that are specifically reflected and adequately reserved against in the Balance Sheets; (ii) that were incurred in the Ordinary Course of Business since December 31, 2024 (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or misappropriation or violation of applicable Law); (iii) that are executory liabilities and obligations arising under Contracts of Seller and its Affiliates; (iv) that are Excluded Liabilities; or (v) which would not, individually or in the aggregate, reasonably be expected to be material to the Business.
6.Absence of Certain Changes. Except as set forth on Schedule 5.6, since December 31, 2024, (a) the Business has been operated, in all material respects, in the Ordinary Course of Business (except as otherwise contemplated by this Agreement, including Section 7.1(b)), and (b) no change or event has occurred which, either individually or in the aggregate, has resulted in, or with the passage of time, would reasonably be expected to result in, a Material Adverse Effect.
7.Sufficiency of Purchased Assets. Except for: (a) the services to be provided in the Transition Services Agreement and (b) as set forth in Schedule 5.7, and subject to the receipt of the necessary consents to transfer any Transferred Contracts, the Purchased Assets, together with any rights granted or services to be provided to Buyer under this Agreement or any Ancillary Agreement, constitute all of the material assets and Contracts, owned, used, held for use or licensed by Seller or its Affiliates required for the conduct and operation of the Business in substantially the same manner as currently conducted by Seller; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or any other violation of Intellectual Property (which is addressed in Section 5.11(c)).
8.Title. Seller or one or more of its Affiliates has, or as of immediately prior to the Closing will have, good, valid, and marketable title to, or a valid leasehold interest in or a valid license to use, all of the material Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, the Purchased Assets: (a) are in good operating condition and repair, ordinary wear and tear excepted and except for ordinary routine or planned maintenance and any other maintenance or repairs that are not material in cost and (b) are suitable and adequate for continued use in the Ordinary Course of Business.
9.Material Contracts.
(a)Schedule 5.9(a) sets forth an accurate and complete list of all of the following Contracts to which Seller or any of its Affiliates is a party or is otherwise bound with respect to the Business or the Purchased Assets which are in effect on the Effective Date, excluding Easements (each such Contract that is required to be listed on Schedule 5.9(a), except for those referenced in clause (xii) below, the “Material Contracts”):
(i)all Transferred Contracts that individually involved expenditures or issued purchase orders (whether by or to Seller or an Affiliate thereof) in excess of $1,500,000 in the calendar year ended December 31, 2024;
(ii)all Transferred Contracts between Seller and any of its Affiliates that will not be terminated prior to Closing that individually is expected to involve future expenditures (whether by or to Seller) in excess of $1,500,000 in any year;
(iii)all collective bargaining agreements or other agreements with any labor union, employees’ association, or other employee representative of a group of Business Employees (“Collective Bargaining Agreements”);
(iv)all Transferred Contracts providing for the extension of credit by Seller in excess of $1,500,000 in any year, other than the extension of credit to vendors in the Ordinary Course of Business;
(v)all Transferred Contracts for gas transportation or gas storage that involved payments by the Business in excess of $1,500,000 in the year ended December 31, 2024;
(vi)all Transferred Contracts restricting the right of Seller to compete with any Person or in any line of business or geographic area or containing exclusivity, fixed pricing, “most favored nations” or similar obligations, in each case, that would be binding on, or otherwise impair Buyer’s and its Affiliates’ operation of, the Business after the Closing;
(vii) all Transferred Contracts concerning the use, licensing, development or maintenance of Intellectual Property or IT Assets, other than nondisclosure or confidentiality agreements entered into in the Ordinary Course of Business or agreements with Business Employees or independent contractors entered into in the Ordinary Course of Business on the Seller’s or an Affiliate’s form agreement;
(viii)all Contracts with any Governmental Entity relating to the Business, the Purchased Assets or the Assumed Obligations (other than customer Contracts in the Ordinary Course of Business) that will involve payment after the Effective Time of any material amount or impose any other material obligation (including any conduct-related obligation) after the Effective Time;
(ix)all Leases that are material to the operation of the Business as currently conducted with an annual base rent in excess of $5,000,000;
(x)all partnership, joint venture, and joint ownership agreements, and all similar material agreements (however named) involving a sharing of assets, profits, losses, costs, or Liabilities relating to the Business, the Purchased Assets or the Assumed Obligations;
(xi)each Contract that requires any capital commitment or capital expenditure (including any series of related capital expenditures) in respect of the Business of greater than $5,000,000; and
(xii)all Shared Contracts that individually involved expenditures or issued purchase orders (whether by or to Seller or an Affiliate thereof) with respect to the Business in excess of $1,500,000 in the calendar year ended December 31, 2024.
(b)Seller has made available to Buyer copies of all Material Contracts together with all material amendments, waivers, and other changes thereto, which are correct and complete in all material respects, except as set forth on Schedule 5.9(b). Except as set forth on Schedule 5.9(b): (i) each Material Contract is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, including by estoppel or waiver by the parties thereto, and, to Seller’s Knowledge, is a valid and binding obligation of each other party thereto, enforceable against it in accordance with its terms, including by estoppel or waiver by the parties thereto, in each case except as the same may be limited by the Remedy Exceptions; and (ii) neither Seller, nor, to Seller’s Knowledge, any other party thereto, is (or, upon the passage of time or the giving of notice, or both, would be) in default under or breach of any Material Contract, in each case, except for breaches, violations, or defaults as would not be material, individually or in the aggregate, to the Business.
10.Support Obligations. Schedule 5.10 sets forth an accurate and complete list of all Credit Support in effect as of the Effective Date and maintained by Seller or its Affiliates for the benefit of the Business pursuant to applicable Law or the terms of a Material Contract or any Permit, including guarantees, letters of credit, escrows, sureties, performance bonds, security agreements and other similar arrangements.
11.Intellectual Property.
(a)Seller and its Affiliates solely and exclusively own all right, title and interest to and in the Business Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances. Seller and each of its Affiliates take commercially reasonable measures to preserve confidentiality of all Business Confidential Information of Seller or any of its Affiliates, or of any Third Party to which Seller or any of its Affiliates has an obligation of confidentiality, in its possession. To Seller’s Knowledge, (i) no Business Confidential Information has been disclosed to any Person, except to any Person that is subject to a non-disclosure or similar agreement that contains reasonable obligations restricting the disclosure and use thereof, and (ii) there has been no default or breach of such obligations by any party to any such agreement, in each case of clause (i) and (ii) except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business.
(b)The Business Intellectual Property combined with the (i) Intellectual Property licensed pursuant to (A) the Shared Contracts and (B) the Transferred Contracts included in the Purchased Assets and (ii) the Intellectual Property (A) that will be available to Buyer or the

Business under the Transition Services Agreement or (B) that will be utilized by Seller to provide “Transition Services” to Buyer under the Transition Services Agreement (assuming, in each case, all necessary third party consents are obtained), and (iii) the Seller Marks, constitute all of the Intellectual Property necessary for or used in the operation of the Business as conducted as of the date of this Agreement; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or any other violation of Intellectual Property (which is addressed in Section 5.11(c)).
(c)Neither the Seller nor any of its Affiliates in connection with the operation of the Business, nor the conduct of the Business is or has since January 1, 2023, infringed, diluted, misappropriated or otherwise violated the Intellectual Property rights of any Person in any material respect. No Claim is pending or threatened in writing (or to Seller’s Knowledge, threatened orally) that alleges any such infringement, misappropriation, dilution or other violation, except for such Claims that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business. To Seller’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Business Intellectual Property in any material respect. No Claim is pending or threatened in writing (or to Seller’s Knowledge, threatened orally) by Seller or its Affiliates against another Person that alleges any such infringement, misappropriation, or other violation of the Business Intellectual Property.
(d)Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, (i) each independent contractor or any other Third Party who is or was involved in the creation or development of any Intellectual Property by or for Seller or any of its Affiliates in connection with the Business has executed an enforceable written agreement that (A) assigns to Seller or to such Affiliate, as applicable, all right, title and interest to and in all such Intellectual Property created within the scope of such Person’s employment or engagement thereby and (B) includes confidentiality provisions protecting such Intellectual Property and (ii) each employee of Seller or any of its Affiliates who is or was involved in the creation or development of any material Intellectual Property by or for Seller or any of its Affiliates in connection with the Business has acknowledged that all right, title and interest to and in all such material Intellectual Property created within the scope of such Person’s employment or engagement thereby is owned by Seller or such Affiliate.
12.Legal Proceedings. Except as set forth on Schedule 5.12, (a) there are no, and since January 1, 2023 there have been no Claims pending or threatened in writing (or to Seller’s Knowledge, threatened orally) against Seller, its Affiliates or their respective directors or officers (in their capacity as such), with respect to the Business, the Purchased Assets or the Assumed Obligations and (b) there are no Claims pending, or threatened in writing, by Seller or its Affiliates on behalf of the Business, the Purchased Assets or the Assumed Obligations against any Third Party, which, in the case of both (a) and (b) if adversely determined against the Business would be material and adverse to the Business. There are no Orders imposed upon the Seller or any of its Affiliates with respect to the Business outstanding as of the Effective Date which have, individually or in the aggregate, a material and adverse effect on the Business.
13.Compliance with Law; Orders; Permits.
(a)Except as set forth on Schedule 5.13(a), Seller and its Affiliates are, and at all times since January 1, 2023 have been, in compliance with all Laws, Orders, and Permits applicable to the Purchased Assets or the Business, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.
(b)Except as set forth on Schedule 5.13(b), Seller or its Affiliates possess all Permits necessary to own and operate the Business and the Purchased Assets as currently operated, all of such Permits are in full force and effect, and no appeal or other proceeding is pending or threatened in writing (or to Seller’s Knowledge, threatened orally) to revoke any such Permits, except where the failure to have such Permit, such failure to be in effect, or such appeals or proceedings would not, individually or in the aggregate, be material and adverse to the Business.
(c)Seller has all Franchises and other rights required under applicable Law necessary or required for the lawful conduct of the Business within the Territory, except for the absence of such Franchises as would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business as currently operated or use of the Purchased Assets in the manner currently used.
14.Anti-Corruption; Anti-Money Laundering; Sanctions.
(a)Since January 1, 2023, neither Seller nor its directors or officers has, on behalf of the Business or the Purchased Assets, violated in any material respect any applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act.
(b)Each of Seller and any Person controlling Seller are, with respect to the Business and the Purchased Assets, in compliance in all material respects with all anti-money laundering Laws related to the prevention of money laundering and terrorist financing, including the Bank Secrecy Act and the USA PATRIOT Act in the jurisdictions in which Seller, or such Person controlling Seller, as applicable, operate.
(c)Seller is not a Person that is, or is fifty percent (50%) or more owned or controlled by a Person or Persons that are: (i) the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(d)To Seller’s Knowledge, no sale or other transaction contemplated by this Agreement will violate Sanctions.
15.Environmental Matters.
(a)Except as set forth on Schedule 5.15(a), or except as would not, individually or in the aggregate, be material and adverse to the Business, (i) Seller or its Affiliates hold all Environmental Permits necessary for Seller and its Affiliates to operate the Business as currently operated and (ii) Seller and its Affiliates are, and have been since January 1, 2023, in compliance with applicable Environmental Laws and all such Environmental Permits. Except as would not, individually or in the aggregate, be material and adverse to the Business, all such Environmental Permits are in full force and effect, and no appeal or other proceeding is pending or threatened in writing (or to Seller’s Knowledge, threatened orally) to revoke any such Environmental Permits. Seller or its Affiliates have timely filed any required applications for renewal of any such Environmental Permits.
(b)Except as would not, individually or in the aggregate, be material and adverse to the Business, neither Seller nor any of its Affiliates is subject to any Order, or any settlement agreement, or, since January 1, 2023, has received any written notice (or to Seller’s Knowledge oral notice) or request for information regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities, including any obligations for sampling, investigation, monitoring, corrective action, cleanup, remediation or removal, arising under Environmental Laws, or in connection with Hazardous Materials, including the presence, Release or threatened Release of, or exposure to, Hazardous Materials, except for Orders, notices, or settlement agreements with respect to matters that have been fully and completely resolved, settled, or withdrawn and for which there are no outstanding obligations, in each case relating to the ownership or operation of the Business or the Purchased Assets.
(c)Except as set forth on Schedule 5.15(c), or as would not, individually or in the aggregate, be material and adverse to the Business, there are no Environmental Claims pending or threatened in writing (or to Seller’s Knowledge, threatened orally) that relate to the Purchased Assets or the Business.
(d)There are no material Environmental Permits held by Seller or its Affiliates to operate the Business as currently operated, and there have been no material environmental audits, assessments or reports in respect of any of the Real Property, the other Purchased Assets, or the Business, which audits, assessments or reports identify undisclosed issues that would, individually or in the aggregate, be material and adverse to the Business, other than those for which copies of such Environmental Permits, and audits, assessments or reports within Seller’s or such Affiliate’s possession have been made available to Buyer.
(e)Except as set forth on Schedule 5.15(e), or as would not, individually or in the aggregate, be material and adverse to the Business, neither Seller, nor any of its Affiliates or the Business has expressly assumed or undertaken any Liability relating to Environmental Laws of another Person, nor has agreed to indemnify any other Person against Liability under Environmental Laws, except with respect to Liabilities for which the Seller, any of its Affiliates or the Business would be liable for independent of its contractual agreement with such Person.
(f)Except as would not, individually or in the aggregate, be material and adverse to the Business, in connection with the Purchased Assets and the Business, no presence, Release or threatened Release of Hazardous Materials exists or has occurred, and no exposure to Hazardous Materials has occurred, for which Seller or any of its Affiliates, with respect to the Business, is required to conduct sampling, investigation, monitoring, corrective action, cleanup, remediation or removal under Environmental Law, or which otherwise would reasonably be expected to give rise to material Liability under any Environmental Law.
16.Taxes. Except as set forth on Schedule 5.16:
(a)All material Tax Returns required to be filed with respect to Asset Taxes have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.
(b)All material Asset Taxes due and payable, whether or not shown to be due on any Tax Return, have been timely paid in full.
(c)All material amounts required to be withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person by or with respect to the Purchased Assets, the Assumed Obligations or the Business have been duly withheld or collected, and have been paid over to the proper Governmental Entity, and each of Seller and its Affiliates has otherwise complied in all material respects with all applicable Laws relating to the withholding and collection of such Taxes.
(d)No deficiency with respect to a material amount of Asset Taxes has been claimed, proposed, asserted or assessed against or with respect to Seller which has not been fully paid or finally settled.
(e)No material Tax Return required to be filed with respect to any Asset Taxes has been audited by any Governmental Entity for any Tax year which remains open and subject to audit. There is no audit, claim or assessment asserted, pending or threatened in writing, with respect to any material Tax or material Tax Return related to Asset Taxes. No voluntary disclosure proceeding with respect to the Asset Taxes has been commenced in any U.S. state, local or non-U.S. jurisdiction.
(f)Since October 3, 2016, no claim has been made in writing by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to Asset Taxes.
(g)No waiver of any statute of limitations regarding, or extension of any period for the assessment of, any material Asset Taxes, is currently in effect that will remain in effect following the Closing, and no request for such waiver or extension is pending.
(h)There are no Encumbrances for material Taxes on any of the Purchased Assets other than Permitted Encumbrances.
(i)Buyer will not be held liable for any material unpaid Taxes that are or have become due on or prior to the Closing Date as a successor or transferee, by statute, contract or otherwise, as a result of the transfer of the Purchased Assets, Assumed Obligations, or Business pursuant to this Agreement.
(j)None of the Seller or any of its Affiliates has applied for any private letter ruling, request for administrative relief, request for technical advice, request for a change in method of accounting of the IRS or comparable rulings of any Governmental Entity, in each case, with respect to any Asset Taxes.
(k)None of the Seller or any of its Affiliates is party to any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any other agreement with any Governmental Entity with respect to Asset Taxes payable by Buyer in any period after the Closing.
(l)None of the Purchased Assets or the Business is subject to any Tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, and no transfer of any part of the Purchased Assets or the Business will be treated as a transfer of an interest or interests in any partnership for U.S. federal income tax purposes.
(m)Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5.16 and, to the extent relating to Taxes, Section 5.17 and Section 5.18 are Seller’s sole and exclusive representations regarding income Taxes and income Tax Returns.
17.Labor Matters. Except as set forth on Schedule 5.17:
(a)Since January 1, 2023, Seller has not received written notice that any representation petition respecting the Business Employees has been filed with the National Labor Relations Board; and (i) there has not been any labor strike, slowdown, work stoppage, or lockout actually pending or threatened in writing (or to Seller’s Knowledge, threatened orally) involving any Business Employees.
(b)Since January 1, 2023, (i) Seller has not been, and is currently not a, party to, or bound by, any Collective Bargaining Agreement with respect to any Business Employees; (ii) no Collective Bargaining Agreement has been negotiated by Seller or any Affiliate thereof with respect to the Business Employees and no such agreement is currently being negotiated; and (iii) no Business Employees are represented by a labor union, labor organization, works council or employee representative.

(c)Since January 1, 2023, Seller has complied in all material respects with all applicable Laws which relate to employment, including all Laws which relate to wages, hours, wage payment, employment record keeping, discrimination in employment, equal employment opportunity, classification of workers as exempt and non-exempt or as employees versus independent contractors, equal pay, immigration (including applicable I-9 Requirements of Law), leaves, reasonable accommodations, occupational safety and health, confidentiality, labor relations and collective bargaining, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Except as would not be expected to result in material Liability to the Business, there is no pending or threatened in writing, (or to Seller’s Knowledge, threatened orally) claim or investigation in respect of any such Laws (including any employment discrimination charge or employment-related multi-claimant or class actions claims).
(d)In the ninety (90) days prior to the date hereof, Seller has complied with the WARN Act with respect to any work location where any Person employed by Seller or any of its Affiliates who performs services for the Business is employed.
(e)Except as would not be expected to result in material Liability to the Business, Seller and each of its Affiliates has timely paid in full (or adequately accrued for such amounts) to all of the Business Employees, independent contractors who provide services for the Business, and former employees and independent contractors who have provided services for the Business since January 1, 2023, all compensation, including wages, salaries, commissions, bonuses, guaranteed payments, and benefits due and payable as of the date of the Agreement.
18.Employee Benefits.
(a)Schedule 5.18(a) sets forth an accurate and complete list of each material employee benefit plan (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other material plan, program, policy, agreement, or arrangement providing compensation or benefits to Business Employees, in each case, that is sponsored, maintained by, contributed to, or required to be contributed to by Seller or any of its Affiliates (or to which Seller or an Affiliate is a party or has, or could reasonably be expected to have, any Liability) (without reference to any materiality qualifier, each a “Benefit Plan”).
(b)With respect to each material Benefit Plan, Seller has made available to Buyer true and complete copies of each of the following documents, to the extent appliable: (i) each plan document governing such Benefit Plan (including all amendments thereto) or, in the case of any unwritten Benefit Plan, a written summary of the material terms thereof; (ii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Benefit Plan; (iii) the most recently filed annual report on the Internal Revenue Service Form 5500 with respect to such Benefit Plan; and (iv) the most recent Internal Revenue Service determination, opinion, or advisory letter.
(c)Except as set forth on Schedule 5.18(c):
(i)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination (or is entitled to rely on an opinion or advisory letter) from the Internal Revenue Service that such Benefit Plan is so qualified and, to Seller’s Knowledge, each such Benefit Plan is so qualified. To Seller’s Knowledge, nothing has occurred that would be reasonably expected to adversely affect the qualified status of any such Benefit Plan.
(ii)Except as would not reasonably be expected to result in a material Liability to Buyer, (A) each Benefit Plan has been maintained, funded, and administered in compliance with its terms and in compliance with all applicable Laws, including ERISA and the Code; (B) there are no pending or threatened in writing (or to Seller’s Knowledge, threatened orally) Claims, audits or investigations relating to or by or on behalf of any of the Benefit Plans, by any Business Employee or any beneficiary thereof covered under any such Benefit Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits); (C) all contributions and distributions required to be made with respect to any Benefit Plan on or prior to the date hereof have been timely made; (D) all reports, returns, notices and similar documents required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been timely filed or distributed; and (E) there has been no breach of fiduciary duty within the meaning of Part 4 of Subtitle B of Title I of ERISA with respect to any Benefit Plan.
(iii)Except as will not, or would not reasonably be expected to, result in any Liability to Buyer or any of its Affiliates, no Benefit Plan is, and neither Seller nor any of its Affiliates has ever sponsored, contributed to (or had an obligation to contribute to) or has, or could have, any Liability with respect to (A) a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”); (B) a multiple employer plan that is subject to Section 413(c) of the Code or Sections 4063 or 4064 of ERISA; (C) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (D) a plan subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.
(iv)There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability of Seller or any of its Affiliates that would be a Liability of Buyer or any of its Affiliates following the Closing.
(d)Except as set forth on Schedule 5.18(d), the consummation of the Transactions will not (i) accelerate the vesting or the time of payment, or increase the amount, of any compensation or benefits of any Business Employee, (ii) result in the payment or provision of benefits to, or cancellation of indebtedness of, any Business Employee, or (iii) result in the payment of any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) to any Business Employee.
(e)Except as would not reasonably be expected to result in a material Liability to any Business Employee, each Benefit Plan that is subject to Section 409A of the Code has been established, administered, operated, and maintained in all respects according to the requirements of Section 409A of the Code.
19.Information Technology and Data Security.
(a)To Seller’s Knowledge, the Transferred IT Assets are functioning properly (in the case of hardware, ordinary wear and tear excepted) in all material respects as necessary for the conduct of the Business as currently conducted. Seller has implemented reasonable industry standard methods to seek to minimize the possibilities of the introduction of viruses, trojan horses, backdoors or other malicious code into the Transferred IT Assets and, to Seller’s Knowledge, the Transferred IT Assets do not contain any such malicious code or defect, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business. Except for (i) the services to be provided in the Transition Services Agreement and (ii) as set forth in Schedule 5.7, and subject to the receipt of the necessary consents to transfer any Transferred Contracts, any Seller Data included in the Purchased Assets will continue to be available for Processing by Buyer following the Closing on substantially the same terms and conditions as existed immediately before the Closing in all material respects (subject to any related services provided under the Transition Services Agreement).

(b)Since January 1, 2023, Seller and, with respect to the Processing of Seller Data, to Seller’s Knowledge, its Data Processors have, with respect to the Business, complied in all material respects with all applicable Laws and Contracts relating to privacy, data security and the processing of personal information collected, used or held for use by the Business. To Seller’s Knowledge, Seller has in place Contracts with all Data Processors to ensure that the Data Processor maintains the confidentiality and security of the Seller Data and materially complies at all times with applicable privacy and data security Laws, and such Contracts include Processing provisions as required under such Laws. Seller has, with respect to the Business, taken commercially reasonable measures designed to ensure that personal information is protected against unauthorized access, use, or disclosure.
(c)To Seller’s Knowledge, since January 1, 2023, Seller and its Data Processors have not suffered any material security breach and have not been and are not required to report any security breach to any Governmental Entity or any affected individual, in either case in connection with the Business.
20.Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, (a) all insurance policies of Seller providing coverage for the Purchased Assets, Assumed Obligations and the Business (other than any such policies comprising a Benefit Plan) are in full force and effect, (b) Seller is not in breach of or default under, and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach of or default under, or permit termination or modification under, any such policies, (c) all premiums due with respect to each such policy have been timely paid, (d) Seller has not received any written notice of cancellation of, premium increases with respect to, or alteration of coverage under, any such policies (other than in connection with renewals in the Ordinary Course of Business) and (e) the Seller and its Affiliates maintain insurance coverage in respect of the Business in such amounts and against such risks as are reasonable and adequate in Seller’s reasonable judgement. True, correct and complete copies of all such insurance policies that the Buyer has requested Seller to provide have been made available to Buyer.
21.Real Property.
(a)Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, the Seller or an Affiliate has good, valid and marketable indefeasible fee simple title to each Owned Real Property free and clear of Encumbrances, except for Permitted Encumbrances. True and complete copies of all deeds and other instruments (as recorded), as applicable, by which the Seller or an Affiliate acquired such Owned Real Property in possession or control of the Seller or an Affiliate and relating to the Owned Real Property have been made available to the Buyer and/or its agents. No Owned Real Property is subject to any sales contract, purchase option, right of first refusal, right of first offer, similar agreement or other contractual obligation to sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein to any Person. The Seller or an Affiliate is in possession of the Owned Real Property and has not leased, licensed, sublicensed or otherwise granted the right to use, operate or occupy any parcel or any portion of any parcel of any Owned Real Property to any other Person. Except as set forth on Schedule 5.21(a), neither the Seller nor any Affiliate is a party to any Contract or option to purchase any real property or interest therein that has not closed as of the Closing Date.
(b)True and correct copies of all Leases, together with all amendments, extensions, renewals and guaranties with respect thereto, have been provided or otherwise made available to Buyer and/or its agents in all material respects. Seller or an Affiliate has a valid, existing, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all the Leased Real Property pursuant to the Leases. Each Lease is in full force and effect, legal, valid and binding on the parties thereto, and enforceable in accordance with its terms. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, there are no subleases, licenses or similar agreements granting to any Person other than the Seller or any of its Affiliates the right to use or occupy any Leased Real Property. As of the date hereof, neither the Seller nor any of its Affiliates has received any written or oral notice from any counterparty of any Lease of, nor does the Seller or any of its Affiliates have Knowledge of the existence of, any material default, event, condition or circumstance that, with or without notice, lapse of time, or both, would constitute a material default under any of the Leases, or would permit termination, cancelation, material modification or acceleration of rent under such Lease.
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, the Real Property constitutes all of the real property used and occupied by the Seller and its Affiliates Primarily Related to the Business as currently conducted. All Real Property is in compliance with applicable Laws in all material respects. Neither the Seller nor any Affiliate has received any written notice (or to Seller’s Knowledge, any oral notice), affecting any of the Real Property, of any pending or threatened condemnation, eminent domain, taking, transfer in lieu thereof, rezoning or other similar proceedings by any Governmental Entity, or any zoning, building code or other moratorium legal proceeding to impose any special assessment.
(d)To Seller’s Knowledge, all buildings, structures, foundations, improvements, fixtures, buildings systems and equipment, and all components thereof, located on the Real Property are in good operating condition and repair (normal wear and tear excepted) in all material respects and are fit and sufficient for use and no significant repairs thereof are required for which Seller or any of its Subsidiaries would have an obligation under applicable Law to undertake.
(e)Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, each Easement, or memorandum of such Easement (or similar document) with respect to such Easement, has been filed for record in the real property records of the applicable county or counties in which the real property subject to each Easement is situated to the extent the same is required to be filed for record in the Ordinary Course of Business and reasonably industry standard methods. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all material portions of the Seller’s pipelines and appurtenant facilities are located on land that is: (1) Real Property, or (2) an Easement. The Seller has adequate ingress and egress rights to access each Easement for all purposes related to the purposes of such Easement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Easement has been relocated or terminated, (ii) there are no material defaults, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute such a material breach or default or permit the termination, modification or relocation of such Easement, and (iii) all Easements in place permit Seller to operate its pipelines and appurtenant facilities in the manner Seller’s Business is currently conducted in all material respects.
22.Brokers and Finders
. Seller and its Affiliates have not incurred, and will not incur, any Liability for a finder’s fee, brokerage commission, or similar payment relating to the Transactions for which Buyer or any of its Affiliates will have any responsibility.
23.Exclusivity of Representations and Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE V AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 4.2(a) (IN

EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULES), NEITHER SELLER NOR ANY OF ITS AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, RELATING TO THE PURCHASED ASSETS TO BUYER OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES, AND SELLER, ON BEHALF OF ITSELF, ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES, AND SUCH PARTIES HEREBY DISCLAIM ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES AND ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS, ESTIMATES, FINANCIAL STATEMENTS, FINANCIAL INFORMATION, APPRAISALS, STATEMENTS, PROMISES, ADVICE, DATA, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING, INCLUDING ELECTRONICALLY) TO BUYER OR ANY OF BUYER’S AFFILIATES OR REPRESENTATIVES, INCLUDING OMISSIONS THEREFROM, AND NEITHER SELLER, ITS AFFILIATES, NOR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE V AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 4.2(a) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULES).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date (unless such representation and warranty is expressly made as of a specific date, in which case Buyer represents and warrants to Seller as of such date) as follows:
1.Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Missouri and has all requisite organizational power and authority to own, lease, and operate its assets and to carry on its business as presently conducted. As of the Closing, Buyer will be duly qualified and licensed to do business as a foreign entity in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by Buyer makes such qualification and licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the Transactions on a timely basis.
2.Authority and Enforceability. Buyer has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary organizational action on Buyer’s part. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by Buyer, and constitutes or will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by the Remedy Exceptions.
3.No Conflicts. Except as set forth on Schedule 6.3, assuming: (i) the Required Regulatory Approvals are sought and obtained in accordance with this Agreement and (ii) the receipt of all Listed Consents, none of the execution, delivery, and performance by Buyer of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions, do or will:
(a)violate or conflict with any of Buyer’s Governing Documents in any material respect;
(b)violate any Law or Order applicable to Buyer or any of its property, except for any such violations of applicable Law or Order that would not have a material and adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the Transactions, or that arise as a result of any facts or circumstances relating to Seller or any of its Affiliates;
(c)other than in connection with the Required Regulatory Approvals, require any declaration, filing, or registration by Buyer or any of its Affiliates with, or notice by Buyer or any of its Affiliates to, or authorization, consent, or approval of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals, the failure of which to obtain or make would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the Transactions; or
(d)other than in connection with the Required Regulatory Approvals, violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation, or termination under or pursuant to any loan agreement, note, bond, mortgage, indenture, or other material instrument or agreement to which Buyer or its Affiliates is a party or by which Buyer or any of its Affiliates or any of their assets may be bound, except for any such violations, conflicts, breaches, consents, approvals, defaults, or other occurrences that (i) would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the Transactions on a timely basis or (ii) arise as a result of any facts or circumstances relating to Seller or its Affiliates.
4.Financial Capability.
(a) Assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied or waived at or prior to Closing, Buyer will have available to it at the Closing funds in connection with the Debt Financing in an aggregate amount, when added with unrestricted cash or amounts from any other available sources of funding, that will enable Buyer to pay the Purchase Price and any fees, costs, and expenses incurred by Buyer in connection with the Transactions and to perform its other obligations hereunder (the “Buyer Required Amount”). As of the Effective Date, Buyer does not know of any circumstance or condition that would or would reasonably be expected to prevent or delay the availability of such funds or otherwise impair Buyer’s ability to consummate the Transaction and pay the Buyer Required Amount at the Closing.
(b)Buyer has delivered to Seller true, correct, complete and fully executed copies of executed commitment letters, dated as of the date hereof, between Buyer and the Debt Financing Sources party thereto (including all exhibits, schedules, joinders and annexes related thereto, and the executed fee letters (the “Fee Letters”) associated therewith (provided that any Fee Letter may be redacted in a customary manner solely as to the fee amount, pricing caps, and other sensitive economic information; provided, further, that none of the redacted terms would or would reasonably be expected to (i) adversely affect or delay the availability of the Debt

Financing or (ii) adversely affect the conditionality, availability, enforceability or aggregate principal amount of the Debt Financing or the ability to terminate the Debt Financing), as the same may be amended pursuant to Section 7.23, collectively, the “Debt Financing Commitment Letters”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing in the amounts set forth therein (the “Debt Financing”) for the purpose of satisfying Buyer’s obligations under this Agreement, including to pay the Buyer Required Amounts.
(c)As of the Effective Date, the Debt Financing Commitment Letters and the terms of the Debt Financing have not been withdrawn (and no party thereto has indicated an intent to so withdraw), amended, restated or otherwise modified or waived, and the respective commitments contained therein have not been terminated, reduced, withdrawn, modified or rescinded in any respect, and to the Knowledge of Buyer, no such amendment, restatement, modification or waiver thereto is contemplated. As of the Effective Date, the Debt Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, enforceable against each party thereto in accordance with its terms (in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).
(d)Buyer acknowledges and agrees that its obligation to consummate the Transactions contemplated by this Agreement are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the consummation of the Transactions.
(e)There are no side letters or other legally binding agreements, contracts, or arrangements, or understandings of any kind (written or oral) relating to the funding or investing, as applicable, of the full amount of the Debt Financing, other than as expressly set forth in the Debt Financing Commitment Letters. The Debt Financing is not subject to any conditions precedent other than those expressly set forth in each Debt Financing Commitment Letter.
(f)Buyer has fully paid all commitment fees and other fees required to be paid on or prior to the Effective Date in connection with the Debt Financing.
(g)As of the Effective Date, (i) no event has occurred which would constitute or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute or would reasonably be expected to constitute a default) on the part of Buyer, or, to the Knowledge of Buyer, any other party to the Debt Financing Commitment Letters, under the Debt Financing Commitment Letters, and (ii) Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis (or that the full amount of the Debt Financing will not be available to Buyer) on or prior to the Closing Date. Buyer will fully pay when due (and has paid to the extent required to be paid prior to the Effective Date) any and all commitment and other fees, costs and expenses that are required to be paid pursuant to the Debt Financing Commitment Letters or otherwise in connection with the Debt Financing.
5.Brokers and Finders. Buyer and its Affiliates have not incurred, and will not incur, any Liability for a finder’s fee, brokerage commission, or similar payment relating to the Transactions for which Seller or any of its Affiliates will have any responsibility.
6.Legal Proceedings. There are no Claims pending or, to Buyer’s Knowledge, threatened in writing, which, individually or in the aggregate, would reasonably be expected to materially impair or delay the ability of Buyer to effect the consummation of the Transactions or otherwise prevent Buyer from performing in all material respects their obligations under this Agreement or any of the Ancillary Agreements. To Buyer’s Knowledge, there is no fact relating to Buyer’s or any of its Affiliates’ respective businesses, operations, assets, financial condition, or legal status, including any officer’s, director’s, or current employee’s status, that would reasonably be expected to impair or delay the ability of the Parties to promptly obtain the Required Regulatory Approvals.
7.Regulatory Status. Except as set forth on Schedule 6.7, neither Buyer nor any of its Affiliates (a) operate natural gas pipeline or distribution facilities subject to state public utility requirements or (b) are otherwise subject to the regulatory authority of the TPUC.
8.RWI Policy. As soon as reasonably practicable following the Effective Date, Buyer shall have conditionally bound a buyer-side representation and warranty insurance policy(ies) (the “RWI Policy”). The RWI Policy provides coverage on reasonable terms for the benefit of Buyer or its designee as the named insured for breaches of representations and warranties of Seller set forth in Article V that result in any Losses to Buyer. Prior to inception of the RWI Policy, Buyer shall have provided Seller with a reasonable opportunity to review and comment on the draft RWI Policy.
9.Solvency. As of (a) the Effective Date and (b) as of the Closing and immediately after consummating the Transactions (including the Debt Financing), Buyer and its consolidated Subsidiaries, taken as a whole, will not: (i) be insolvent (either because their financial condition is such that the sum of their debts and Liabilities is greater than the fair value of their assets or because the present fair salable value of its assets will be less than the amount required to pay their probable Liability on their debts and Liabilities as they become absolute and matured); (ii) have unreasonably small capital with which to engage in their businesses; or (iii) have incurred, or plan to incur, debts beyond their ability to repay such debts as they become absolute and matured. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the Transactions (including the Debt Financing) with the intent to hinder, delay, or defraud either present or future creditors of Buyer or its Subsidiaries.
10.Investigation by Buyer. Buyer has performed all due diligence that it has deemed necessary to perform concerning the Business, the Purchased Assets, and the Assumed Obligations in connection with its decision to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions, and acknowledges that Buyer, its Affiliates, and its Representatives have been provided access to the personnel, properties, premises, and records of Seller for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Seller set forth in Article V and any Ancillary Agreement, and Buyer:
(a)acknowledges that none of Seller or any of its Affiliates or Representatives makes or has made any representation or warranty, of any kind or nature whatsoever, either express or implied, oral or written, as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Affiliates or Representatives, except that the foregoing limitations shall not apply with respect to Seller to the specific representations and warranties set forth in Article V and in the certificate delivered by Seller pursuant to Section 4.2(a) or any Ancillary Agreement, but always subject to the limitations and restrictions contained herein;
(b)agrees, to the fullest extent permitted by applicable Law, that none of Seller or any of its Affiliates or Representatives shall have any Liability whatsoever to Buyer on any basis based upon any information provided or made available, or statements made, whether oral or written, to Buyer or any of its Affiliates or Representatives (including any documents, financial statements, estimates, budgets, forecasts, including forecasted natural gas demand, information, projected information, Third Party reports, such as the quality of earnings report or the market and regulatory vendor due diligence report, or other material), in any “data rooms,” teaser, confidential information memorandum, due diligence discussions, management presentations, or otherwise in connection with the Transactions except with respect to the representations and warranties set forth in Article V of this Agreement and in the certificate delivered by Seller pursuant to Section 4.2(a) and the Ancillary Agreements; provided, that nothing in this Section 6.10 shall in any way be deemed to limit or modify any rights of Buyer or its Affiliates under the RWI Policy or to the extent arising from or related to Fraud or inhibit Buyer from obtaining any remedies Buyer may have against any insurer under the RWI Policy or to the extent arising from or related to Fraud;
(c)acknowledges that (i) there are inherent uncertainties in any estimates, budgets, forecasts, including forecasted natural gas demand, Third Party reports, projected information estimates, or similar information, and (ii) that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, budgets, forecasts, Third Party reports, projected information estimates, or similar information (including the reasonableness of the assumptions underlying any such estimates, budgets, forecasts, projected information estimates, or similar information); and
(d)acknowledges that, except as expressly set forth in Article V and in the certificate delivered by Seller pursuant to Section 4.2(a) and the Ancillary Agreements, as qualified by the Seller Disclosure Schedules, or in the Ancillary Agreements there are no representations or warranties of any kind, express or implied, oral or written, with respect to the Business, the Purchased Assets, or the Assumed Obligations.
ARTICLE VII
COVENANTS OF THE PARTIES
1.Conduct of the Business.
(a)From the Effective Date and prior to the earlier to occur of the Closing Date and the date that this Agreement is validly terminated in accordance with Article IX (the “Interim Period”), except: (i) as expressly required or expressly permitted by this Agreement (including as described on Schedule 7.1 and the other matters expressly contemplated by the other Schedules and Exhibits hereto) or any of the other Ancillary Agreements or as required by applicable Law (including any Pandemic Measures and any action taken, or omitted to be taken, by Seller or its Affiliates pursuant thereto); (ii) in connection with necessary repairs due to unanticipated breakdown or casualty, or other actions in accordance with Good Utility Practices in response to a business emergency or other unforeseen operational matters (in which case, Seller shall provide Buyer with written notice of such repairs or other actions reasonably in advance of taking such actions to the extent reasonably practicable under the circumstances, or otherwise reasonably promptly thereafter); or (iii) as otherwise approved in advance in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to operate the Purchased Assets and the Business in the Ordinary Course of Business.
(b)Without limiting the generality of the foregoing, during the Interim Period, except (x) as otherwise expressly contemplated by this Agreement (including as described on Schedule 7.1 and the other matters expressly contemplated by the other Schedules and Exhibits hereto) or any of the other Ancillary Agreements (y) as required by applicable Law (including any Pandemic Measures and any action taken, or omitted to be taken, by Seller or its Affiliates pursuant thereto) or (z) as otherwise approved in advance in writing by Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed), Seller shall not (with respect to the Business, Purchased Assets and Assumed Obligations), and shall cause its Affiliates, not to, directly or indirectly:
(i)sell, lease (as lessor), sublease, license, assign, mortgage, pledge, transfer, encumber or otherwise dispose of any of the Purchased Assets (other than (x) Real

Property, which is addressed in Section 7.1(b)(viii) and (y) Business Intellectual Property, which is addressed in Section 7.1(b)(xii)), other than: (A) the use, disposal or sale of Inventory in the Ordinary Course of Business; (B) the disposal of Purchased Assets having an aggregate value of less than $5,000,000; or (C) the disposal of obsolete, defective, or surplus Purchased Assets that are no longer useful in the Business;
(ii)terminate, assign, relinquish or permit to lapse (other than in accordance with the terms of such Material Contract or Transferable Permit) any material rights under, grant any material waiver or material consent under, or amend in any material respect, any of the Material Contracts or Transferable Permits (or any contract or Permit which, if in effect as of the date hereof, would be a Material Contract or a Transferable Permit) except for: (A) the expiration of any Material Contract or Transferable Permit in accordance with its terms or extensions that become automatically effective unless a party thereto provides prior notice of an intention not to renew or extend and (B) amendments in the Ordinary Course of Business, including to extend the term of any Material Contract or Transferable Permit;
(iii)enter into any Transferred Contract that would constitute a Material Contract if in existence as of the Effective Date (other than renewals of any Material Contract in the Ordinary Course of Business without any material changes to the terms thereof) unless such Transferred Contract is entered into in the Ordinary Course of Business and may be terminated by Buyer, without penalty or cost on no more than ninety (90) days prior written notice following the Closing;
(iv)increase or decrease the number of Business Employees, or transfer employees from or to the positions of employment in which Business Employees are employed, except for any transfers, increases or decreases (in the aggregate) that do not impact more than 10% of the total number of Business Employees listed on Schedule 7.11(a) as of the date hereof and that (A) are made in the Ordinary Course of Business to fill positions due to turnover in respect of any individual whose annual base compensation does not exceed $200,000 or (B) result from a termination of a Business Employee’s employment for cause as determined by Seller in its good faith discretion;
(v)grant any increase in the compensation of, or grant any bonus or retention or severance pay to, any Business Employee, except: (A) for increases in compensation and bonuses in the Ordinary Course of Business; (B) for bonuses, including long-term incentive awards, and retention and severance pay that will be fully paid by Seller and result in no Liability to Buyer or its Affiliates; (C) for any acceleration of the vesting or payment of any cash incentive, equity or equity-based compensation that will be paid by Seller and result in no Liability to Buyer or its Affiliates; and (D) as required by a Collective Bargaining Agreement;
(vi)establish, adopt, enter into, terminate or amend in any material respect any Benefit Plan other than as required by applicable Law, unless any such amendment applies in substantially the same manner to Business Employees and all other employees similarly situated of Seller and its Affiliates;
(vii)commence, waive, release, assign, settle or compromise any pending or threatened action, suit, or proceeding or any claim or claims, that (A) would reasonably be expected to result in injunctive or other equitable relief that would be material to and binding upon the Business or, following the Closing, the Buyer or (B) in the aggregate, would reasonably be expected to result in a monetary liability of greater than $7,500,000;

(viii)enter into any Contract for the purchase, sale or lease of real property Primarily Related to the Business or amend, terminate, or grant any waiver or consent with respect to any Real Property, except (A) for any leases, subleases, licenses (as tenant, subtenant or licensee) of real property with an annual base rent of less than $5,000,000 in aggregate or renewals or extensions of existing Leases in accordance with the terms thereof in the Ordinary Course of Business, (B) for any terminations that become automatically effective unless a party thereto provides prior notice of an intention not to renew or extend, (C) with respect to routine service, property management, asset management or similar services or equipment leasing contracts relating to the Real Property, in each case, in the Ordinary Course of Business or (D) sales, assignments, transfers, conveyances or disposals of any Real Property with a fair market value of less than $5,000,000 in the aggregate;
(ix)fail to make capital expenditures in accordance with the capital plan set forth on Schedule 7.1(b)(ix) (the “Capital Expenditures Budget”), subject to a 15% aggregate variance in any calendar year;
(x)enter into any Contract with any union or labor organization (including any Collective Bargaining Agreement if entered into by Seller with respect to any Business Employees) or amend or modify any Collective Bargaining Agreements in any material respect, in each case, except as required by a Collective Bargaining Agreement or an arbitration decision or effects bargaining in connection with the Transactions (other than, with respect to effects bargaining, any Contract that results in material Liability to the Business following the Closing without prior consultation with Buyer);
(xi)(A) make any material Tax election outside the ordinary course of business and not required by applicable Law that would result in an increased Tax Liability of Buyer or (B) settle or compromise any material Tax Liability that would constitute an Assumed Obligation; provided, however, that nothing in this Section 7.1(b)(xi) shall prevent Seller from taking any action to the extent such action (1) affects solely the assets or business of Seller other than the Purchased Assets or the Business or (2) relates to income Taxes or income Tax Returns of Seller or any of its Affiliates;
(xii)sell, assign, transfer, license, dispose of, encumber, cancel, abandon or allow to lapse any material Business Intellectual Property, other than (A) non-exclusive licenses granted in the Ordinary Course of Business, or (B) expiration of Business Intellectual Property in accordance with the applicable statutory term; or
(xiii)agree or commit to take any action which would be a violation of the restrictions set forth in this Section 7.1(b).
Nothing in the foregoing shall prevent or prohibit Seller or its Affiliates from making necessary repairs due to unanticipated breakdown or casualty, or taking other actions in accordance with Good Utility Practice in response to a business emergency or other unforeseen operational matters so long as such action, and the basis therefor, is disclosed to Buyer in writing in advance to the extent reasonably practicable under the circumstances, and otherwise promptly thereafter. Any approval from Buyer for matters addressed in this Section 7.1 may be granted in writing (including through the minutes of a meeting of the Transition Committee) by a Buyer designee on the Transition Committee (including at a meeting of the Transition Committee or via email).
2.Access.

(a)Subject to confidentiality obligations that may be applicable to information furnished to Seller or any of its Subsidiaries by Third Parties that may be in Seller’s or any of its Subsidiaries’ possession from time to time, during the Interim Period, to the extent permitted by applicable Law, including in accordance with the HSR Act, Seller shall, and shall cause its Affiliates to, during ordinary business hours and upon reasonable notice: (i) give Buyer and any of its Affiliates and its and their respective Representatives reasonable access to the physical sites, properties, facilities, financial materials, books and records of Seller and its Affiliates to the extent related to the Business, the Purchased Assets and the Assumed Obligations; (ii) permit Buyer, its Affiliates and its and their respective Representatives to make such reasonable inspections thereof as Buyer may reasonably request; (iii) furnish Buyer, its Affiliates and its and their respective Representatives with (or provide access to) such financial and operating data and other information with respect to the Business, Purchased Assets and Assumed Obligations (and any properties, facilities, books and records related thereto) as Buyer may from time to time reasonably request; and (iv) furnish Buyer, its Affiliates and its and their respective Representatives with (or provide access to) a copy of each material report, schedule, or other Document (and any properties, facilities, financial materials, books and records related thereto) (which may be reasonably redacted by Seller to the extent not related to the Business) filed or submitted by Seller with, or received by Seller from, any Governmental Entity, in each case: (A) to comply with reporting, disclosure, filing, or other requirements imposed on Buyer or its Affiliates (including under applicable securities Laws) or for other bona fide business reasons; (B) to satisfy audit, accounting, claims, regulatory, litigation, subpoena, or other similar requirements; (C) to comply with the obligations of Buyer under this Agreement or the Ancillary Agreements or (D) to reasonably aid Buyer and its Affiliates with respect to the transition of the Business to Buyer from and after the Closing; provided, however, that any such access will be conducted at Buyer’s risk and expense, at a reasonable time, under the supervision of Seller’s or its Affiliates’ personnel; and (w) any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other Person, including the business of Seller and its Affiliates; (x) none of Seller or its Affiliates shall be required to take any action which would constitute or result in a waiver of any of the foregoing to the extent subject to the attorney-client privilege, attorney work product privilege, or other applicable legal privilege of Seller or any of its Affiliates or Representatives; (y) Seller shall not be required to supply any information relating to the sale process for the Business and information and analysis (including financial analysis) relating thereto; and (z) none of Seller or its Affiliates shall be required to supply Buyer with any information which Seller or its Affiliate is under a legal obligation not to supply (provided, that, in the case of this clause (z), to the extent reasonably practicable, Seller shall provide Buyer with a reasonably detailed summary of such withheld information in a manner which would not violate such legal obligation not to supply); provided, further, that Buyer’s access to the Real Property may be limited to the extent Seller reasonably determines that (A) any such restrictions are required pursuant to any Contracts or instruments related to or governing the Real Property or (B) any such access would jeopardize the health and safety of any of its employees or other Representatives (including in light of any Pandemic). Notwithstanding the foregoing, Seller may, upon the advice of outside counsel, which may be internal counsel, reasonably designate any competitively sensitive material provided to Buyer under this Section 7.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to Buyer’s outside counsel, and Buyer shall cause such outside counsel not to disclose such materials or information to Buyer’s Affiliate or employees, officers, directors, or other Representatives of Buyer, unless express written permission is obtained in advance from the source of the materials. Notwithstanding anything herein to the contrary, no such access, disclosure, or copying shall be permitted for a purpose relating to a dispute or potential dispute between Seller and Buyer or any of its respective Affiliates. All requests for access and information pursuant to this Section 7.2 shall be made to such Representatives of Seller as Seller shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.

(b)Notwithstanding anything in this Section 7.2 to the contrary: (i) Buyer will not have access to human resources, personnel, and medical records if such access could, in Seller’s opinion (in its sole discretion), subject Seller to risk of Liability or otherwise violate applicable Law, including the Health Insurance Portability and Accountability Act of 1996; (ii) Buyer will not have access to any information to the extent relating to any Tax Return of Seller or any of its Affiliates that does not constitute a Document; and (iii) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections, site visits, records reviews, and employee interviews commonly included in the scope of “Phase 1” level environmental site assessments and environmental compliance reviews, and Buyer will not have the right to perform or conduct any sampling or testing at, in, on, or underneath any of the Purchased Assets without the express written consent of Seller (which consent can be withheld, conditioned or delayed in Seller’s sole discretion). Buyer shall abide by Seller’s safety rules, regulations, and policies (including the execution and delivery of any documentation or paperwork (e.g., Liability releases)) with respect to Buyer’s access to any of the Real Property to the extent disclosed to Buyer in advance or at the time of such access. Seller shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, covenant, or agreement given or made by Seller in this Agreement.
(c)(i) BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, AS APPLICABLE, WAIVE AND RELEASE ALL DAMAGES AND LOSSES AGAINST THE SELLER INDEMNIFIED PARTIES FROM AND (ii) BUYER SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ALL DAMAGES AND LOSSES RESULTING FROM OR RELATING TO THE ACTIVITIES OF BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES UNDER THIS SECTION 7.2, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE (INCLUDING GROSS NEGLIGENCE), WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLER INDEMNIFIED PARTIES. The foregoing indemnification obligation shall survive the Closing or the termination of this Agreement.
3.Access to Books and Records; Cooperation. Each Party and its Affiliates shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title, and other papers relating to the Business, the Purchased Assets, including the Purchased Documents in its possession or control, and the Assumed Obligations, in each case, as of the Closing Date, for a period of six years following the Closing Date or such longer period as may be required by applicable Law or any applicable Order, and shall cause its Affiliates to provide the other Party and its Affiliates and Representatives reasonable access during regular business hours to such books and records (including the right to receive hard or electronic copies thereof) and to the employees of such Party as reasonably requested by the other Party or its Affiliates and will be conducted in such a manner as not to unreasonably interfere with the operation of the business of any Party or its respective Affiliates, including the Business after the Closing in the case of Buyer; provided, that such access for either Party or its Affiliates and Representatives will not include any records (a) to the extent prohibited by any obligation of confidentiality owed to a Third Party, (b) that involve information pertinent to any Claim in which either Party or its Affiliates, on the one hand, and the other Party and its Affiliates, on the other hand, are then currently engaged in, or (c) that are privileged under the attorney-client privilege, attorney work product privilege, or any other applicable privilege of a Party or that would otherwise result in an action that would constitute or result in a waiver of such privileges; provided, however, that in the case of clause (c), each Party shall use respective commercially reasonable efforts to disclose such applicable information in a manner that would not reasonably be expected to constitute a waiver of the applicable privilege; provided, further, that the retention obligations and access rights in this Section 7.3 shall no longer apply to such books and records of a Party that have been provided in hard or electronic copy to the other Party. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by either Party in connection therewith. This Section 7.3 shall not apply with respect to Taxes, which shall be governed by Section 7.10(c).
4.Confidentiality.
(a)Buyer acknowledges that the information being provided to it in connection with the Transactions and the consummation thereof (including the terms and conditions of this Agreement and the Ancillary Agreements) is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Except as provided in Section 7.4(b), Buyer, its Affiliates, and its and their respective Representatives shall hold in confidence all Confidential Information (as defined in the Confidentiality Agreement) obtained from Seller or its Affiliates or Representatives, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained herein or therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms.
(b)Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to Confidential Information relating solely to the Business, the Purchased Assets and the Assumed Obligations; provided, however, that Buyer acknowledges and agrees that, notwithstanding anything to the contrary in (including any shorter term as provided in) the Confidentiality Agreement, (i) any and all other Confidential Information provided (or made available) to it by or on behalf of Seller or any of its Affiliates or Representatives, whether prior to or after the Closing, concerning Seller, or any of its Affiliates or Representatives or their respective businesses, services, or operations shall remain subject to the terms and conditions of the Confidentiality Agreement, in each case after the Closing Date until the later of (x) the second anniversary of the Closing and (y) the first anniversary of the termination of the Transition Services Agreement and (ii) Buyer shall remain subject to Section 13 of the Confidentiality Agreement until the second anniversary of the Closing; provided, however, that the following actions shall not be considered a breach of that section: (A) solicitations for employment of any persons whose employment with Seller and its Subsidiaries ended at least six months prior to such solicitation or (B) the employment of any person who initiates contact with Buyer or its Affiliates without violation by Buyer of its obligations under Section 13 of the Confidentiality Agreement.
(c)From and after the Closing until the later of (x) the second anniversary of the Closing and (y) the first anniversary of the termination of the Transition Services Agreement, Seller will, and will cause its Affiliates and Representatives to, hold all Business Confidential Information in strict confidence and not disclose it to any Person other than its Affiliates and Representatives who have a need to know such information and are advised as to the confidential nature thereof, except to the extent such information (i) is in the public domain through no violation of this Agreement by Seller, its Affiliates, or their respective Representatives, (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources not actually known to be prohibited from disclosing such information to such Person by an obligation of confidentiality to Buyer or (iii) is developed independently by Seller, any of its Affiliates or any of their respective Representatives without the use of Business Confidential Information. Notwithstanding the foregoing, Seller or its Affiliates or Representatives may disclose Business Confidential Information to the extent that such information is required to be disclosed by Seller or its Affiliates, or Representatives by applicable Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with the rules of any securities commission or exchange; provided, that Seller will (A) give Buyer advance notice thereof as promptly as possible and (B) at Buyer’s expense, reasonably cooperate with Buyer in seeking any protective orders or other relief as Buyer may reasonably request and (C) disclose only that portion of the Business Confidential Information as it is legally required to disclose. Seller shall be liable for any breach of this Section 7.4(c) by any of its Affiliates and Representatives.
(d)Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the term limitations set forth in Section 7.4(b) and Section 7.4(c) are expressly agreed by the Parties to modify any applicable term limitation contained in the Confidentiality Agreement with respect to such obligations.
5.Contact; Non-Disparagement. Except as otherwise provided in this Agreement or in the ordinary course of Buyer’s business unrelated to the Transactions, during the Interim Period, Buyer shall not, and shall instruct their respective Affiliates and Representatives not to, contact or communicate with the employees, material customers or material suppliers, any other Persons actually known by Buyer to have a material business relationship with Seller or its Affiliates, or any Governmental Entity or Representatives thereof in connection with the Transactions whether in person or by telephone, mail, or other means of communication, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in the foregoing, until the second (2nd) anniversary of the Closing, Buyer and Seller shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, disparage any other Party or its Affiliates and Representatives or that has the purpose or intent of adversely affecting such other Party, its Affiliates or Representatives, in any written or oral communication with any Person; provided, that the foregoing shall not apply to true and factual statements or assertions made in the course of litigation or pursuant to any Claims, including in connection with the RWI Policy or in respect of indemnification claims in accordance with the terms of this Agreement but, for the avoidance of doubt, excluding any Claim related to any approvals or consents contemplated in Section 7.9 or Section 7.19.
6.Interim Agreements. During the Interim Period, Seller and its Affiliates may enter into new Transferred Contracts that would constitute Material Contracts, and Schedule 5.9(a) (Material Contracts) shall be deemed automatically supplemented to include such new Transferred Contracts if: (a) Buyer consents in writing thereto (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that in the event Seller has requested Buyer’s consent to enter into such Transferred Contract and Buyer has not responded to such request within five (5) Business Days, Buyer shall be deemed to have consented to the entry into such Transferred Contract; or (b) such Transferred Contract does not require Buyer’s consent under the terms of Section 7.1(b)(iii).
7.Further Assurances.
(a)Subject to the terms and conditions of this Agreement (including Section 7.9 (Governmental Approvals) and Section 7.19 (Listed Consents) which shall control with respect to matters described therein), each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the Transactions, including using commercially reasonable efforts to satisfy the conditions precedent to each Party’s obligations hereunder or thereunder. Neither Party will, and each Party will cause its Affiliates not to, in each case, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with, or delay the Transactions.
(b)Seller and Buyer each agree that, from time to time on or after the Closing Date, they shall execute and deliver, or cause their respective Affiliates to execute and deliver, such further documents, instruments, conveyances and assurances, and take (or cause their respective

Affiliates to take) such other action as may be reasonably necessary to carry out the purpose and intent of this Agreement and the Ancillary Agreements.
(c)In the event and for so long as either Party is actively contesting or defending any Third Party Claim in connection with any transaction contemplated under this Agreement, and without limiting the Parties’ obligations under Section 7.22(b), the other Party shall use its commercially reasonable efforts to cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and Representatives, and provide access to its books and records as is reasonably necessary in connection with the contest or defense; provided that, no Party shall be required to take any action which would constitute or result in a waiver of the attorney-client privilege, work product doctrine or other legal privilege unless the party to whom the privilege belongs waives such privilege.
8.Transition Committee; Planning.
(a)As soon as reasonably practicable after the Effective Date, Buyer and Seller will each designate two (2) individuals reasonably acceptable to each other to a working committee (the “Transition Committee”) for the purpose of, subject to the Confidentiality Agreement and compliance with applicable Law, coordinating during the Interim Period with respect to the migration and integration of the Purchased Assets, Assumed Obligations and Business to and into Buyer, including to (i) consider in good faith and negotiate the terms of Exhibit A to the Transition Services Agreement and (ii) identify and seek to obtain any required consent(s) from counterparties in respect of the provision of services contemplated under the Transition Services Agreement pursuant to Section 7.19(c). In the event that any such Transition Committee member is unable to attend a meeting of the Transition Committee or is otherwise temporarily unavailable to discharge his or her duties in connection with the Transition Committee, Buyer or Seller, as applicable, shall have the right to designate one “alternate” individual to the Transition Committee. Such “alternate” individual shall be entitled to attend meetings of the Transition Committee in place of the originally designated committee member for so long as such Transition Committee member is unable to attend meetings of the Transition Committee or is otherwise unavailable to discharge his or her duties in connection therewith. The Transition Committee will meet at least monthly during the Interim Period (and such meeting may be by telephonic or video conference in lieu of an in-person meeting). The obligations of the Parties under this Section 7.8 are in addition to any other obligations of the Parties in this Agreement.
(b)In furtherance of the transition and subject to Section 7.19, during the Interim Period, Seller shall, and shall cause its Affiliates to, work together with Buyer in good faith and the Parties shall use their commercially reasonable efforts to obtain any required consent(s) from counterparties to Seller’s asset management agreements, interstate pipeline service agreements and natural gas purchase and sales contracts that are Transferred Contracts (“Material Gas Contracts”) to (i) assign or novate such Material Gas Contracts, as appropriate, to Buyer at Closing (or for Buyer to enter into replacement agreements for such Material Gas Contracts), or (ii) in lieu of obtaining such consents, obtain from such counterparties capacity releases to preserve the capacity to which Seller is currently entitled through the transaction for the benefit of Buyer or its Affiliates. If such third party consents to assign or novate (or enter into replacements agreements for) such Material Gas Contracts have not been granted as of the Closing Date (or such counterparties have not provided the capacity releases referenced in the foregoing sentence), then Seller or its Affiliates shall continue the efforts described in this Section 7.8(b) under the terms of the Transition Services Agreement and, to the extent requested by Buyer, use commercially reasonable efforts to ensure that the capacity to which Seller is currently entitled under Material Gas Contracts is preserved through the transaction for the benefit of Buyer or its Affiliates on substantially the same economic basis. Such Material Gas Contracts may constitute a full, stand-alone Contract transferred from Seller to Buyer or a portion of a Contract where the portion of the rights and obligations under the Contract

Exclusively Related to the Business is transferred to Buyer and the remaining portion of rights and obligations under the Contract is retained by Seller.
(c)Notwithstanding anything to the contrary in this Section 7.8, Seller shall not be obligated to provide to Buyer any pricing or other information related to any Shared Contracts if provision of such information would violate the terms of the Contracts related to such Shared Contracts.
9.Governmental Approvals.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each Party shall cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to, (i) obtain all approvals and authorizations of all Governmental Entities necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including the Required Regulatory Approvals, (ii) make all registrations, filings and submissions, and thereafter, make any other required registrations, filings or submissions, and pay any fees due in connection therewith, with any Governmental Entity necessary in connection with the consummation of the Transactions, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the Parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto, and (v) execute and deliver any additional agreements or instruments reasonably necessary to consummate the Transactions.
(b)In furtherance of the obligations set forth in Section 7.9(a) and otherwise subject to the terms of this Section 7.9, each of the Parties shall make or cause to be made, as promptly as reasonably practicable after the Effective Date and in any event within forty-five (45) days after the Effective Date, which may be extended by mutual agreement of the Parties, all necessary filings with Governmental Entities related to the Transactions, including (i) the Required Regulatory Approvals and (ii) the FERC Filing; provided that, to the extent required, the filings for any consents set forth on Schedule 7.9(b)(iii) shall be made at such time as mutually reasonably agreed by Buyer and Seller. Each of the Parties shall supply as promptly as reasonably practicable (and in any case within any applicable time period required by the applicable Governmental Entity) additional information and documentary material that may be requested by the Federal Trade Commission, the Department of Justice Antitrust Division, the TPUC, FERC or the applicable Governmental Entity with respect to any other approval or authorization necessary or advisable to consummate and make effective the Transactions.
(c)If the FERC approvals contemplated by the FERC Filing have not been granted as of the Closing Date, then Seller or its Affiliates shall continue the efforts to obtain such waivers pursuant to the terms of the Transition Services Agreement.
(d)In furtherance of the obligations set forth in Section 7.9(a) and Section 7.9(b) and otherwise subject to the terms of this Section 7.9, each Party will use its reasonable best efforts to take (and to cause its Subsidiaries and Affiliates to take) promptly any and all steps reasonably necessary, proper or advisable to obtain all approvals and authorizations of all Governmental Entities necessary or advisable to consummate and make effective the Transactions, including the Required Regulatory Approvals, so as to enable the Parties to close the Transactions as promptly as reasonably practicable, including, if necessary, by proposing, negotiating, committing to and implementing, by way of settlement, stipulation, operational restriction, consent decree, hold separate order, divestiture, undertaking or otherwise, all terms, conditions, Liabilities, commitments, sanctions or undertakings required by applicable Governmental

Entities in respect of each Party and any of their Affiliates; provided, that, in any case, such reasonable best efforts shall not require Seller or any of its Affiliates to pay any consideration (monetary or otherwise) or make any offer, acceptance or agreement or commitment to any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including settlements, stipulations, operational restrictions, consent decrees, hold separate orders, divestitures or otherwise).
(e)Notwithstanding anything contained in this Agreement (including the obligations set forth in Section 7.9(a), Section 7.9(b) and Section 7.9(d)), (i) neither Party nor any of its Affiliates shall be required to, and each Party and its Affiliates shall not be permitted to without the other Party’s prior written approval, in connection with obtaining any Required Regulatory Approvals, agree or consent to or accept any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including settlements, stipulations, operational restrictions, consent decrees, hold separate orders, divestitures or otherwise) as a condition to obtaining the Required Regulatory Approvals that would, individually or in the aggregate, have or reasonably be expected to have a Burdensome Condition. Nothing contained in this Agreement (including the obligations set forth in Section 7.9(a), Section 7.9(b) and Section 7.9(d)) shall require Buyer or Seller or any of their respective Affiliates to agree or consent to or accept any undertakings, terms, conditions, Liabilities, obligations, commitments or sanctions (including settlements, stipulations, operational restrictions, consent decrees, hold separate orders, divestitures or otherwise) in connection with obtaining the Required Regulatory Approvals to take any action or agree to any commitment that is not conditioned on the Closing.
(f)Unless prohibited by applicable Law or by the applicable Governmental Entity, (i) to the extent reasonably practicable, neither Seller nor Buyer (nor their respective Representatives on their behalf) shall participate in or attend any meeting, or engage in any substantive discussion with any Governmental Entity (including any member of any Governmental Entity’s staff) in respect of this Agreement or the Transactions (including with respect to any of the actions referred to in Section 7.9(a) and Section 7.9(b)) without providing prior notice of any such meeting or discussion to the other and allowing the other Party to attend such a meeting or discussion (subject to appropriate confidentiality restrictions), (ii) in the event a Party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such discussion, the other Party shall keep such Party reasonably and promptly apprised with respect thereto, (iii) the Parties shall cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity or intervenor and allow the other Party a reasonable opportunity to comment thereon prior to submission and take account in good faith any such comments, and (iv) to the extent reasonably practicable, each Party shall promptly provide the other Party copies of all correspondence, filings (with the exception of the Parties’ HSR Filings) and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity (including any member of any Governmental Entity’s staff), on the other hand, with respect to this Agreement or the Transactions; provided that (x) neither Party shall be under an obligation to disclose confidential information with respect to the Party or its Affiliates to the other Party and (y) the obligations in this sentence do not extend to meetings or discussions by the Parties with applicable Governmental Entities that are not arranged or held in connection with the Transactions, notwithstanding the fact that the Transactions or the Required Regulatory Approvals may be discussed in such meetings or discussions (provided, however, that, unless otherwise agreed by Buyer and Seller in advance, in any such meetings or discussions, (A) the Party present for such meeting or discussion shall only respond to questions or comments by a Governmental Entity relating to the Business during such meeting or discussion so long as such Party is not disclosing any confidential information of the Business or the other Party and its Affiliates and (B) to the extent reasonably practicable, any responses provided by the Party present for such meeting or discussion shall be consistent in all material respects with the substance of the filings and other communications previously provided by the Parties to such Governmental Entity). Seller and Buyer shall jointly (A) control the strategy for obtaining any Required Regulatory Approvals and (B) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing with a Governmental Entity in connection with the Transactions and the Required Regulatory Approvals and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Entity relating to the Transactions and the Required Regulatory Approvals. For the avoidance of doubt, this Section 7.9(f) shall not apply to Tax matters.
(g)Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate with each other and use commercially reasonable efforts to, as promptly as practicable (except in the case of Customary Post-Closing Consents or Listed Consents, which are governed by Section 7.19): (i) prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents, to the extent required by applicable Law, Order, or this Agreement for consummation of the Transactions (including the Required Regulatory Approvals); (ii) obtain the transfer or assignment to Buyer of all Transferable Permits; and (iii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by applicable Law or Order for consummation of the Transactions (including the Required Regulatory Approvals). Unless prohibited by applicable Law or by the applicable Governmental Entity, each Party shall promptly notify the other Party of any notice or other communication from any Person alleging that such Person’s approval, authorization, consent or Permit is or may be required in connection with the Transactions. For the avoidance of doubt, the provisions of this Section 7.9(g) shall not be deemed to expand the rights or obligations of either Party to the extent expressly covered by any other provision of this Section 7.9.
(h)Notwithstanding anything to the contrary in this Agreement, Buyer shall not, nor shall it agree to, directly or indirectly through one or more of its Affiliates, (i) acquire or make any investment in any Person or any division or assets thereof, or enter into any other business combination or similar transaction that would reasonably be expected to prevent, materially impair or materially delay the ability of the Parties to consummate the Transactions or (ii) take any other action with the intent to prevent, materially impair or materially delay the ability of the Parties to consummate the Transactions. Any act by an Affiliate of Buyer that would be a violation of this Section 7.9(h) if taken by Buyer shall be a breach of this Section 7.9(h) by Buyer.
10.Tax Matters.
(a)All transfer, documentary, sales (including bulk sales), use, value added, gross receipts, stamp, registration, recordation, occupation, privilege, conveyance, license, gains, excise, duty or other similar transfer Taxes incurred in connection with the transactions contemplated by the terms of this Agreement or the Ancillary Agreements, including all recording or filing fees, notarial fees (including penalties, interest and other charges with respect thereto) and any other similar costs of Closing (collectively, “Transfer Taxes”), that may be imposed, payable, collectible or incurred shall be paid by Buyer. Buyer shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes, and Seller shall reasonably cooperate in the preparation and filing of, and, to the extent required by applicable Law, join in the execution of, any such Tax Returns or other documents with respect to all such Transfer Taxes, and to timely sign and deliver such certificates or forms as may reasonably be necessary or appropriate to establish an exemption from or otherwise reduce, such Transfer Taxes.
(b)After the Closing Date, Buyer shall: (i) be responsible for paying any Asset Taxes relating to any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period)

that become due and payable on or after the Closing Date and shall file with the appropriate Governmental Entity any and all Tax Returns required to be filed on or after the Closing Date with respect to such Asset Taxes (each such Tax Return, a “Pre-Closing Return”); (ii) submit each Pre-Closing Return to Seller no later than ten (10) Business Days prior to the due date for filing such Tax Return for Seller’s review and comment; and (iii) timely file any such Pre-Closing Return incorporating any reasonable comments received from Seller prior to the due date therefor. The Parties agree that this Section 7.10(b) is intended to solely address the timing and manner in which certain Tax Returns are filed and the Taxes shown thereon are paid to the applicable Governmental Entity and nothing within this Section 7.10(b) shall be interpreted as altering the manner in which Taxes are allocated and economically borne by the Parties pursuant to Article III or otherwise pursuant to this Agreement. For the avoidance of doubt, Pre-Closing Returns do not include any Tax Returns relating solely to Taxes for which Seller is not responsible under applicable Law and would not have any indemnity obligation under this Agreement.
(c)The Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with (i) the preparation and filing of Tax Returns with respect to the Purchased Assets, the Assumed Obligations, or the Business, (ii) determining any liability for Taxes with respect to the Purchased Assets, the Assumed Obligations, or the Business, and (iii) any audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding involving Taxes payable with respect to the Purchased Assets, the Assumed Obligations, or the Business. Such cooperation shall include the retention and (upon the other Party’s written request) the provision of records and information that are reasonably relevant to any such audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 7.10(c) or pursuant to any other provision of this Article VII providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to any Seller shall be kept, unless otherwise required by applicable Law, confidential by the Parties and their respective legal and tax advisors. Notwithstanding any provision of this Agreement to the contrary, none of Buyer or any of its Affiliates shall be entitled to any income Tax Return (or copy thereof) of Seller or any of its Affiliates.
(d)If, after the Closing Date, Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to such Taxes (a “Tax Contest”) related to any Pre-Closing Tax Period (a “Pre-Closing Tax Contest”), Buyer shall notify Seller within ten (10) Business Days of receipt of such notice. Seller shall have the option, at its sole cost and expense, to control any such Pre-Closing Tax Contest and may exercise such option by providing notice to Buyer within fifteen (15) days of receiving notice of such Pre-Closing Tax Contest from Buyer; provided, that if Seller exercises such option, Seller shall (i) keep Buyer reasonably informed of the progress of such Pre-Closing Tax Contest; (ii) permit Buyer (or Buyer’s counsel) to participate, at Buyer’s sole cost and expense, in such Pre-Closing Tax Contest, including in meetings with the applicable Governmental Entity; and (iii) not settle, compromise or concede any portion of such Pre-Closing Tax Contest in connection with which Buyer otherwise could be adversely affected, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, Buyer receives notice of a Tax Contest related to a Straddle Period (a “Straddle Period Tax Contest”), Buyer shall notify Seller within ten (10) Business Days of receipt of such notice. Buyer shall control any Tax Contest other than a Pre-Closing Tax Contest for which Seller assumes control; provided, that with respect to any Pre-Closing Tax Contest that Seller does not elect to control pursuant to this Section 7.10(d) or any Straddle Period Tax Contest, Buyer shall: (A) keep Seller reasonably informed of the progress of such Straddle Period Tax Contest; (B) permit Seller (or Seller’s counsel) to participate, at Seller’s sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Entity; and (C) not settle, compromise, or concede any portion of such Straddle Period Tax Contest relating to an Excluded Liability, or in connection with which Seller otherwise could be adversely affected, without the consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything herein to the contrary, Seller shall control any proceeding related to Taxes payable on any Tax Returns of Seller or any of its Affiliates and Buyer shall have no rights with respect thereto.
(e)Unless required by applicable Law, Buyer shall not, and shall not cause or permit any other Person to (i) amend, refile, revoke or otherwise modify, or consent to the amendment, refiling, revocation or modification of, any Tax Returns, or make or change any Tax elections or accounting methods with respect to the Purchased Assets or the Business relating to any Pre-Closing Tax Period or (ii) voluntarily approach any Governmental Entity regarding any Taxes or Tax Returns with respect to the Purchased Assets or the Business relating to any Pre-Closing Tax Period.
11.Employees.
(a)Schedule 7.11(a) sets forth a true and accurate list of each Business Employee and contains the following information for each such individual: unique identifier, hire date, position or title, whether covered by a Collective Bargaining Agreement, annual salary or hourly rate, as applicable, target bonus for 2025, commission eligibility, work location, status as full- or part-time, visa status (including visa type and expiration date), leave status (including leave type and expected return to work date, if known). Each Business Employee indicated on Schedule 7.11(a) as being (i) covered by a Collective Bargaining Agreement is a “CBA Employee,” and (ii) on a leave of absence is a “Leave Employee.” Schedule 7.11(a) shall be updated by Seller prior to the Closing Date to reflect any changes to the information contained therein, subject to Seller’s obligations under Section 7.11(b) and applicable Law, and upon Buyer’s reasonable advance written request.
(b)Not later than thirty (30) Business Days prior to the reasonably anticipated Closing Date and in compliance with the terms and conditions set forth in this Agreement, Buyer will make a written offer of employment to each Business Employee or cause an Affiliate to make a written offer of employment. Each written offer of employment made to any Business Employee under this Section 7.11(b) shall provide for a work location within twenty-five (25) miles of the Business Employee’s employment location set forth on the last updated version of Schedule 7.11(a), be effective as of, and subject to, the Closing Date (except as provided below with respect to Leave Employees), provide for terms and conditions of employment that comply with the requirements of Section 7.12(a), and in Buyer’s sole discretion, be made contingent on the Business Employee satisfying Buyer’s or its Affiliate’s generally applicable background checks, drug screens, work authorization verification and similar requirements and other requirements to execute and deliver non-competition, non-solicitation, confidentiality or other similar agreements. As applicable (and in lieu of the requirement described in the preceding sentence), offers of employment to CBA Employees shall comply with the requirements of the applicable Collective Bargaining Agreement, except to the extent that Buyer’s compliance with any provision of the Collective Bargaining Agreement is impossible, in which case Buyer will comply with any agreed-upon substitute term reached during effects bargaining (subject to Seller’s prior consultation with Buyer in accordance with Section 7.1(b)(x)), and if no agreed-upon term is reached, then with Seller’s last offer in effects bargaining (provided that Buyer was consulted with prior to Seller making any such offer). Buyer shall, or shall cause an Affiliate to, provide that for each Business Employee who is or becomes a Leave Employee before the Closing Date that such employee’s offer of employment with Buyer or an Affiliate shall be effective as of the date of such employee’s return to active work, provided that such return to active work occurs on or prior to twelve (12) months following the Closing Date. Buyer shall provide to Seller, prior to making the offers described above, forms of the employment offer communications contemplated by this Section 7.11(b) and shall consider in good faith any comments of Seller with respect to such forms. All such employment offers shall contain a provision that informs the Business Employee that, by acceptance of the offer, the individual consents to the transfer of copies of all such individual employee’s personnel records as are reasonably necessary (as determined by Seller) for Buyer to carry out its obligations hereunder, but only to the extent that such records pertain to: (i) skill and development training; (ii) seniority histories; (iii) salary and benefit information; (iv) Occupational, Safety and Health Administration reports and records; (v) active medical restriction forms; and (vi) I-9 or immigration information.
(c)With respect to CBA Employees, immediately following the Closing Date, Buyer will, or will cause an Affiliate to, assume the applicable Collective Bargaining Agreement and notwithstanding any other provision of this Agreement, to continue to abide by the terms and conditions of the applicable Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms or applicable Law, except to the extent Buyer’s compliance with any provision of the Collective Bargaining Agreement is impossible, in which case Buyer will comply with any agreed-upon substitute term reached during effects bargaining (subject to Seller’s prior consultation with Buyer in accordance with Section 7.1(b)(x)), and if no agreed-upon term is reached, then with Seller’s last offer in effects bargaining (provided that Buyer was consulted with prior to Seller making any such offer). Offers of employment to CBA Employees shall be made in accordance with the Collective Bargaining Agreement, except to the extent Buyer’s compliance with any provision of the Collective Bargaining Agreement is impossible, in which case Buyer will comply with any agreed-upon substitute term reached during effects bargaining (subject to Seller’s prior consultation with Buyer in accordance with Section 7.1(b)(x)), and if no agreed-upon term is reached, then with Seller’s last offer in effects bargaining (provided that Buyer was consulted with prior to Seller making any such offer), but shall otherwise comply with the requirements of Section 7.11(b).
12.Employee Benefits.
(a)During the twelve (12) month period immediately following the Closing Date (the “Continuation Period”), Buyer shall, or shall cause an Affiliate to, provide Business Employees who accept an offer of employment and commence employment (and remain employed) with Buyer or an Affiliate who are not CBA Employees (“Transferred Employees”) with (i) base salary or hourly rate, as applicable, no less than those provided in respect of such Transferred Employees as of immediately before the Closing Date, (ii) cash target annual bonus opportunities no less than those provided in respect of such Transferred Employees as of immediately before the Closing Date, (iii) employee welfare and qualified retirement benefit opportunities (excluding any non-qualified deferred compensation, defined benefit pension benefits and retiree or post-termination welfare benefits) substantially comparable in the aggregate to those provided to such Transferred Employees as of the date hereof and (iv) eligibility for severance benefits no less favorable than either those available to such Transferred Employee immediately before the Closing Date in the event the Transferred Employee’s employment is involuntarily terminated without cause or the Transferred Employee voluntarily terminates employment in connection with the failure of Buyer and its Affiliates to comply with the requirements of this Section 7.12(a).
(b) Notwithstanding the foregoing, Buyer shall provide or cause to be provided to CBA Employees who accept employment with Buyer or an Affiliate (“Transferred CBA Employees”) with terms and conditions of employment following the Closing which comply with the requirements of the applicable Collective Bargaining Agreement (except to the extent Buyer’s compliance with any provision of the Collective Bargaining Agreement is impossible, in which case Buyer will comply with any agreed-upon substitute term reached during effects bargaining (subject to Seller’s prior consultation with Buyer in accordance with Section 7.1(b)(x)), and if no agreed-upon term is reached, then with Seller’s last offer in effects bargaining (provided that Buyer was consulted with prior to Seller making any such offer) until its expiration, modification or termination in accordance with its terms or applicable Law.
(c)Buyer shall, and shall cause each of its Affiliates to, recognize and grant each Transferred Employee full credit under all Buyer benefit plans, including Buyer’s retirement contribution plans (but excluding any defined benefit pension plans, retiree or post-termination welfare benefit plans and retiree life insurance plans), for all service with Seller and its Affiliates including as applicable service with predecessor employers, for purposes of eligibility, vesting, entitlements to vacation and other leave and paid time off, educational reimbursement, severance benefits and level of benefits, in each case, to the extent recognized immediately before the Closing Date for such purpose by Seller or an Affiliate. For purposes of each benefit plan of Buyer or an Affiliate providing medical, dental, pharmaceutical or vision benefits to any Transferred Employee, Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Benefit Plan to be waived for such employee and his or her covered dependents, except to the extent such conditions would not have been waived under the comparable Seller Benefit Plan in which such employee participated immediately prior to the respective Transfer Date, and Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under a Seller Benefit Plan during the portion of the plan year of the Seller Benefit Plan ending on the date such employee’s participation in the corresponding Buyer benefit plan begins, to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the Buyer Benefit Plan. Seller shall cause Buyer to be provided with the information required to comply with this Section 7.12(c), subject to applicable Law.
(d)Buyer shall, or shall cause an Affiliate to, (i) establish or designate a defined contribution plan intended to qualify under Sections 401(a) and 501(a) of the Code that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer Savings Plan”) in which Transferred Employees and Transferred CBA Employees shall be eligible to participate on and after the Closing Date and (ii) cause the Buyer Savings Plan to accept from Seller Parent Retirement Savings Plan (the “Seller Savings Plan”) the “direct rollover,” within the meaning of Section 401(a)(31) of the Code, of the account balance (including the in-kind rollover of promissory notes evidencing outstanding loans) of each such Transferred Employee and Transferred CBA Employee who participated in each such Seller Savings Plan prior to the Closing Date and who elects such direct rollover in accordance with the terms of the Seller Savings Plan and the Code.
(e)As soon as administratively practicable, but no later than sixty (60) days after the Closing Date, Seller shall pay or cause to be paid to each Transferred Employee who participates in an annual bonus plan of Seller or an Affiliate an amount in respect of such bonus, calculated at the target level of performance and pro-rated for the portion of the calendar year which has elapsed as of the Closing Date. Seller may condition such payment on a release of claims in respect of any other annual bonus payment. Buyer shall be responsible for any annual bonus for periods following the Closing Date, which shall be in the discretion of Buyer, subject to the other provisions hereof.
(f)On or no later than sixty (60) days after the Closing Date, Seller shall pay or cause to be paid to each Transferred Employee such employee’s accrued, unused paid time off balance if any.

(g)From and after the Closing, Seller or an Affiliate shall retain all assets of and Liabilities with respect to, the Seller Parent Retirement Cash Balance Plan and Buyer and its Affiliates shall not have any rights or obligations with respect to such plan or any assets thereof or otherwise. Nothing in this Agreement shall result in the Buyer or its Affiliates assuming any Liability or obligation under or in relation to Title IV of ERISA or on account of any violation of COBRA by Seller or any of its Affiliates or under any Benefit Plan or any other employee benefit plan of the Seller or any of its Affiliates, including all withholding and employment Taxes (including the employer portion of any payroll, social security, unemployment or other Taxes payable in connection with such amounts) and other costs related to such plans. Seller shall retain and shall satisfy as and when due, and shall hold Buyer and its Affiliates harmless from and against, any such Liabilities, regardless of when any such Liabilities arise, are incurred or are disclosed.
(h)Seller and its Affiliates shall be responsible for all workers’ compensation liabilities and obligations for Business Employees to the extent such liabilities and obligations are for any injuries that occur prior to the Closing. Buyer shall cause the applicable post-Closing employer to assume all workers’ compensation liabilities and obligations for Transferred Employees and Transferred CBA Employees to the extent such injuries occur on or after the Closing.
(i)Seller hereby waives and agrees that it will not enforce (and cause not to be enforced) with respect to Buyer and its Affiliates or any of their respective successors any restrictive covenant agreements (including any non-use or non-disclosure of confidential information) between a Transferred Employee, on the one hand, and Seller and its Affiliates, on the other hand, to the extent the restriction would prohibit or restrict such employee from performing his or her duties for Buyer or its Affiliates or any of their respective successors.
(j)Buyer shall employ those foreign nationals working in the United States in non-immigrant visa status, under terms and conditions such that Buyer qualifies as a “successor-in-interest” under applicable United States immigration laws effective as of the Closing Date. Buyer agrees to assume all immigration-related liabilities and responsibilities with respect to such employees.
(k)Prior to Closing and after Closing, Seller shall cooperate in good faith with Buyer’s and its Affiliates’ benefits and compensation integration efforts and the Seller shall and shall cause its Affiliates to timely provide, to the extent permissible under applicable Law, Buyer and its Affiliates or their designees with all information reasonably requested or necessary in order to implement such integration or to comply with any covenants set forth in this Section 7.12. Seller shall not and shall cause its Affiliates not to make any statements or announcements or otherwise communicate with any Business Employees regarding the compensation and benefits to be provided by Buyer or its Affiliates following the Closing Date without Buyer’s prior written consent, except to the extent such communications are consistent with the terms of this Agreement or prior communications approved by Buyer.
(l)Nothing in this Agreement (including this Section 7.12) shall, or is intended to, (i) amend any Benefit Plan or effect the establishment or amendment of any plan or agreement of Seller or Buyer or an Affiliate of either or affect the rights of Seller, Buyer or any Affiliate of either to amend or terminate any Benefit Plan or other plan or agreement pursuant to the terms of such plan or agreement, (ii) confer upon any employee (including any Business Employee or Transferred Employee), any collective bargaining representative, or any other Person (other than a Party) any rights, benefits, or remedies, including any right to continued employment for any period or any terms or conditions of employment, or any third-party beneficiary rights hereunder or (iii) prevent the termination of employment of any Transferred Employee or Transferred CBA Employee at any time.

13.Insurance Policies.
(a)Except as expressly provided in this Section 7.13, from and after the Closing, (i) the Business and the Purchased Assets shall cease to be insured by Seller and its Affiliates’ current and historical insurance policies, including any self-insurance, fronted insurance, or captive insurance, and neither Buyer nor its Affiliates shall have any access, right, title or interest to or in any such insurance policies (including the right to make claims and receive proceeds thereunder) to cover the Business, the Purchased Assets or any Assumed Obligations, or any liability or loss arising from the operation of the Business at any time, whether before, at or after the Closing and (ii) Buyer shall be solely responsible, at its sole cost and expense, for providing insurance with respect to the Business, the Purchased Assets and the Assumed Obligations.
(b)From and after the Closing, Seller and its Affiliates shall use commercially reasonable efforts to cooperate with Buyer, at Buyer’s reasonable written request, to allow Buyer to pursue bona fide insurance claims under (i) Seller and its Affiliates’ occurrence-based insurance policies (other than any self-insurance, but including any fronted insurance or captive insurance) arising out of any occurrences relating to the Purchased Assets, the Assumed Obligations or the Business that took place prior to the Closing and that result or could reasonably be expected to result in Losses to Buyer or Assumed Obligations and (ii) Seller and its Affiliates’ claims-made insurance policies (other than any self-insurance, but including any fronted insurance or captive insurance) arising out of any acts or omissions that took place prior to the Closing, but only with respect to insurance claims or notices of circumstances submitted to the applicable insurer(s) and pending under such claims-made insurance policies at or prior to the Closing (such policies referred to in the foregoing clauses (i) and (ii), collectively, the “Shared Policies”), subject to the terms and conditions of such Shared Policies; provided that (i) Buyer shall exclusively bear any deductibles, retentions, claims handling fees and any other amounts incurred or payable relating to any such insurance claims (subject to Section 7.13(c)); and (ii) subject to Buyer’s compliance with its indemnification obligations under this Agreement for any Assumed Obligations relating to any insurance claim under any Shared Policies, Seller shall remit insurance proceeds actually received by Seller or any of its Affiliates for Buyer’s claim under any such Shared Policy. Prior to the Closing, Seller and its Affiliates shall use commercially reasonable efforts to provide notice to the applicable insurer(s) under the applicable Shared Policy(ies) of any known claims, circumstances, occurrences, acts or omissions, as applicable, in each case, relating to the Purchased Assets, the Assumed Obligations or the Business that took place prior to the Closing and Seller reasonably believes are covered under the applicable Shared Policy(ies).
(c)Notwithstanding anything to the contrary in this Agreement, (i) in the event that Seller or any of its Affiliates, on the one hand, and Buyer, on the other hand, have competing claims under any Shared Policy and there are insufficient limits remaining under such Shared Policy, then Seller and its Affiliates shall have first right of access to the remaining limits (provided, however, that, in any such case, the amount of any deductibles or retentions borne by Buyer pursuant to Section 7.13(b) shall be reduced proportionally); (ii) neither Seller nor its Affiliates shall be liable to Buyer for any claims, or portions thereof, not covered under a Shared Policy for any reason; (iii) Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any loss, liability, costs or expenses incurred or payable by Seller and its Affiliates relating to any insurance claims by or on behalf of Buyer under the Shared Policies; and (iv) Seller and its Affiliates shall retain all rights to control the Shared Policies, including the right to erode, exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of the Shared Policies, notwithstanding the rights of Buyer set forth in this Section 7.13; provided, however, that neither the Seller nor any of its Affiliates shall take any such action, or omit to take any action, with the intent of, or which would reasonably be expected to have the effect of, subverting the rights of Buyer under the Shared Policies.

14.RWI Policy. Buyer shall use reasonable best efforts to take all actions necessary to complete the conditions in the conditional binder to the RWI Policy (other than the condition that the Closing has occurred) within the times set forth therein and shall maintain the RWI Policy in full force and effect. The RWI Policy shall explicitly provide that: (i) the RWI Policy insurer(s) irrevocably waives and agrees not to pursue, directly or indirectly, any and all rights of subrogation, contribution or any other rights that the RWI Policy insurer(s) might have against Seller, its Affiliates and any of their respective equityholders and Representatives (collectively, the “Seller Parties”) in connection with this Agreement and the Transactions, other than in the case of Fraud by any such Seller Party, and then only against such Seller Party to the extent of such Fraud by such Seller Party; (ii) the RWI Policy provisions required by this Section 7.14 may not be amended, modified or waived in a manner adverse to any of the Seller Parties without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion; and (iii) the Seller Parties are third party beneficiaries of the provisions set forth in this Section 7.14 regarding the RWI Policy. Seller and Buyer acknowledge that Buyer obtaining the RWI Policy is a material inducement to Seller entering into this Agreement and agreeing to consummate the Transactions, and Seller is relying on Buyer’s covenants and obligations set forth in this Section 7.14. Buyer shall provide a true and complete copy of the conditionally bound RWI Policy to Seller promptly following inception of the RWI Policy and shall provide a true and complete copy of the RWI Policy to Seller promptly following Closing.  Buyer shall be solely responsible for all costs to procure, maintain and make claims under the RWI Policy, including all premiums, retentions, taxes, broker’s fees, expenses and costs of any nature whatsoever. Seller shall reasonably cooperate with reasonable requests from Buyer and its Representatives with respect to Buyer’s procurement of the RWI Policy.
15.Use of Marks.
(a)Buyer acknowledges and agrees that (a) Seller and its Affiliates own the Seller Marks, and (b) following the Closing, none of Buyer and its Affiliates will have any right, title, or interest in the Seller Marks. Promptly following the Closing, Buyer shall cause the Business to cease to hold itself out as having any affiliation with Seller or any of its Affiliates. Following the Closing and subject to this Section 7.15, Buyer shall, as soon as practicable, but in no event later than ninety (90) days following the Closing Date, cease using, and cause the Business to cease using, any Seller Marks; provided that, with respect to any uses of the Seller Marks necessary in connection with the receipt of the services under the Transition Services Agreement, until the date such applicable service is canceled or otherwise terminated pursuant to such Transition Services Agreement (“Seller Mark Use Period”). In furtherance thereof, as soon as practicable but in no event later than the end of the Seller Mark Use Period, Buyer shall remove, strike over, or otherwise eliminate or cause to be removed or otherwise eliminated all Seller Marks from the Purchased Assets and all other assets and materials owned or used by Buyer that are in Buyer’s possession or under Buyer’s control, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, and other materials and systems (except to the extent any such materials must be retained to comply with applicable Laws or document retention notices issued by any Governmental Entity). Notwithstanding the foregoing, Buyer shall not be in breach of this Section 7.15(a) by reason of: (i) the appearance of the Seller Marks in or on written materials or other assets that are solely used for internal purposes in connection with the Purchased Assets; or (ii) the use by Buyer of the Seller Marks in a non-trademark manner for purposes of conveying to customers or the general public the historical origins of the Business. Any use by Buyer of any of the Seller Marks as permitted in this Section 7.15(a) is subject to Buyer’s compliance with the reasonable quality control requirements and guidelines provided in writing by Seller to Buyer in effect for the Seller Marks as of the Closing Date (as may be amended in writing by Seller from time to time following the Closing, and notice of such amendments shall be reasonably promptly provided to Buyer). Buyer shall not use the Seller Marks in a manner that reflects negatively or may be reasonably likely to reflect negatively on such Seller Marks or on Seller or its Affiliates. Notwithstanding the foregoing, Buyer shall not be in breach of this Section 7.15(a) by reason of the appearance of the Seller Marks in or on written materials or other assets that are solely used for internal purposes.
(b)Following the Closing, Seller and its Affiliates shall, as soon as practicable, but in no event later than thirty (30) days following the Closing Date, cease all use of the Business Marks; provided that, with respect to any uses of the Business Marks necessary in connection with the provision of the services under the Transition Services Agreement, until the date such applicable service is canceled or otherwise terminated pursuant to such Transition Services Agreement. Following the Closing, neither Seller nor any of its Affiliates shall have any ownership rights in or to any Business Marks and, subject to the preceding sentence, no other right, title or interest in the Buyer Marks. Notwithstanding the foregoing, Seller shall not be in breach of this Section 7.15(b) by reason of the appearance of the Business Marks in or on written materials or other assets that are solely used for internal purposes. All goodwill arising from the use or display of any Business Marks by the Seller or any of its Affiliates following the Closing will inure to the sole benefit of Buyer.
16.Notification of Customers. As soon as practicable following the Closing, Seller and Buyer shall use reasonable best efforts to cause to be sent to customers of the Business written notice that such customers have been transferred from Seller to Buyer. Such notice will be delivered by Buyer and will contain such information, and otherwise be in form and substance, as is required by applicable Law and as approved by Buyer and Seller, which approval will not be unreasonably withheld, conditioned or delayed.
17.Public Statements. The mutual announcement of this Agreement and the Transactions immediately following the execution of this Agreement shall be as agreed by Buyer and Seller. Buyer and Seller shall consult with each other before issuing (and shall provide each other reasonable opportunity to review, comment upon and concur with, any other press release) or otherwise making any public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement prior to obtaining the other Party’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed), except (a) as the Parties or their respective Affiliates may be required, at the advice of counsel (including internal counsel), to do by applicable Law or by obligations pursuant to any listing agreement with any applicable securities exchange (in which case such Party will, to the extent practicable, promptly inform the other Party in writing in advance of such compelled disclosure and provide the other Party with a copy of such disclosure), and (b) as is consistent with previous press releases, public disclosures or public statements made jointly by the Parties or otherwise in a manner consistent with this Section 7.17; provided that, in each such case, to the extent practicable, the Party intending to make such release shall use its reasonable best efforts consistent with Law to consult with the other Party in advance of such release with respect to the text thereof.
18.Indemnification.
(a)From and after the Closing, Seller shall indemnify, reimburse, defend and hold Buyer, its Affiliates, and its and their respective directors and officers, each in their capacity as such (the “Buyer Indemnified Parties”) harmless against all Losses to the extent arising out of or relating to any Excluded Liabilities. Seller’s obligations to indemnify the Buyer Indemnified Parties for such Losses shall be net of available insurance proceeds actually received by the applicable Buyer Indemnified Parties for such Losses (net of Buyer’s and its Affiliates’ reasonable costs of recovery thereof); provided, however, for the avoidance of doubt: (i) Seller shall be responsible for paying all defense, indemnification, and settlement costs for such Losses until insurance proceeds are actually received by the applicable Buyer Indemnified Parties for such Losses; (ii) the Buyer Indemnified Parties shall not be required to advance payment for any such defense, indemnification, or settlement costs for such Losses; and (iii) any insurance proceeds paid to the applicable Buyer Indemnified Parties for any such defense, indemnification, or settlement costs for such Losses, to the extent previously paid by Seller, shall promptly be remitted to Seller.
(b)From and after the Closing, Buyer shall indemnify, reimburse, defend, and hold Seller, its Affiliates, and its and their respective directors and officers, each in their capacity as such (the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless against (i) all Losses to the extent arising out of or relating to any Assumed Obligations and (ii) any Liability of Buyer and its Affiliates not related to the Business, whether arising before or after Closing. Buyer’s obligations to indemnify the Seller Indemnified Parties for such Losses shall be net of available insurance proceeds actually received by the applicable Seller Indemnified Parties for such Losses (net of Seller’s and its Affiliates’ reasonable costs of recovery thereof); provided, however, for the avoidance of doubt: (A) Buyer shall be responsible for paying all defense, indemnification, and settlement costs for such Losses until insurance proceeds are actually received by the applicable Seller Indemnified Parties for such Losses; (B) Seller Indemnified Parties shall not be required to advance payment for any such defense, indemnification, or settlement costs for such Losses; and (C) any insurance proceeds paid to the applicable Seller Indemnified Parties for any such defense, indemnification; or settlement costs for such Losses, to the extent previously paid by Buyer, shall promptly be remitted to Buyer.
(c)Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss indemnifiable pursuant to this Section 7.18. Each of the Parties shall have the right, but not the obligation, and shall be afforded the opportunity to the extent reasonably possible, to take all available steps to minimize Losses for which such Party is obligated to provide indemnification to an Indemnified Party pursuant to this Section 7.18 before such Losses are actually incurred by the Indemnified Party.
(d)Except with respect to (i) claims for injunctive relief, specific performance, or other similar equitable remedies pursuant to Section 10.11, (ii) claims related to any breach of or failure to perform any covenant or agreement set forth in this Agreement, which by its express terms are required to be performed after the Closing; (iii) claims under (and pursuant to the terms of) the Ancillary Agreements; (iv) claims for indemnification pursuant to Section 7.10(d); (v) defense of Third Party Claims pursuant to Section 7.22, and (vi) claims for Fraud (the foregoing, collectively, “Excluded Claims”), following the Closing, indemnification pursuant to this Section 7.18 (and in the case of Buyer, claims under the RWI Policy) will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) for any Losses related to or arising from the Excluded Liabilities and the Assumed Obligations, and none of Buyer or Seller will have any other rights or remedies in connection therewith, whether based on Contract, tort, strict liability, other Laws or otherwise.
(e)Except for Excluded Claims and claims for indemnification pursuant to this Section 7.18, from and after Closing, (i) Buyer releases, remises, and forever discharges Seller and all Seller Indemnified Parties and (ii) Seller releases, remises, and forever discharges Buyer and all Buyer Indemnified Parties, in each case, from any and all Liabilities in Law or in equity, known or unknown, which any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, might now or subsequently may have, based on, relating to, or arising out of this Agreement and the Transactions, including the ownership, use or operation of the Purchased Assets prior to the Closing, or the condition, quality, status, or nature of the Purchased Assets prior to the Closing.
(f)The indemnities set forth in this Section 7.18 shall survive the Closing without time limit.

(g)The Parties hereby acknowledge and agree that any indemnification payments made pursuant to this Section 7.18 shall be treated for Tax purposes as an adjustment to the Purchase Price to the maximum extent permitted by applicable Law.
19.Listed Consents.
(a)With respect to (i) each Hard Consent applicable to Transferred Contracts for gas transportation, gas storage, gas transport, construction or engineering, or which are otherwise regulated by FERC, in each case, as set forth on Schedule 7.19(a)(i) and (ii) each Hard Consent applicable to the Included Franchises, Leases and Purchased Easements set forth on Schedule 7.19(a)(ii), in each case other than Customary Post-Closing Consents (clauses (i) and (ii), collectively, the “Listed Consents”), prior to the Closing and, with respect to the Included Franchises, at such time as mutually reasonably agreed by Buyer and Seller, and otherwise as promptly as reasonably practicable following the Effective Date, Seller shall send or cause to be sent to the holder of each such Listed Consent a notice in compliance with the contractual provisions applicable to such Listed Consent and otherwise in form and substance reasonably acceptable to Buyer, seeking such holder’s consent to the Transactions.
(b)If Seller fails to obtain a Listed Consent prior to Closing:
(i)Seller shall not assign any Purchased Assets (or portions thereof) affected by such unobtained Listed Consent (each such Purchased Asset, a “Nonassignable Asset”), and there will be no reduction in the Purchase Price as a result thereof;
(ii)for a period of eighteen (18) months after the Closing, subject to Section 7.19(c), Seller and Buyer will use their respective commercially reasonable efforts (subject to Section 7.19(c), at the sole expense of Buyer and at no expense and without any Liability to Seller) to obtain such Listed Consents with respect to any such excluded Purchased Assets for the assignment or transfer thereof to Buyer as Buyer may reasonably request; provided that Seller will not be obligated to pay any money or incur any Liability or obligation to any Third Party from whom consent or approval is requested unless Buyer agrees to reimburse Seller therefor;
(iii)upon obtaining any Listed Consent, or if such Listed Consent is no longer required, with respect to a Nonassignable Asset, Seller shall promptly convey, transfer, assign, and deliver, or cause to be conveyed, transferred, assigned, and delivered, the Nonassignable Asset affected by such Listed Consent to Buyer at no additional cost; and
(iv)with respect to each Nonassignable Asset subject to a Listed Consent that is withheld from the Closing pursuant to Section 7.19(b)(i), during the period from and after the Closing until the earlier of (A) the date that any such Nonassignable Asset is assigned to Buyer pursuant to Section 7.19(b)(iii) and (B) eighteen (18) months from the Closing, the Parties agree that (x) Buyer shall, to the extent reasonably practicable, be provided with all benefits of ownership of such Nonassignable Asset, including all proceeds thereof, subject to the other provisions of this Agreement, as if such Nonassignable Asset had been assigned to Buyer at Closing, and Seller will use commercially reasonable efforts to enforce its and its Affiliates’ rights thereunder for the benefit of Buyer; and (y) all obligations and Losses caused by, arising out, of or resulting from such Nonassignable Asset, whether arising prior to, on, or after the Closing, subject to the other provisions of this Agreement, shall be deemed to be Assumed Obligations as if such Nonassignable Asset had been assigned to Buyer at Closing.
(c)Prior to Closing and after Closing, Seller shall use its commercially reasonable efforts to obtain the Listed Consents or any other consent or approval to be obtained in connection with this Agreement or the provision of services contemplated under the Transition Services Agreement, including the Customary Post-Closing Consents; provided, however, that none of Seller or its Affiliates shall be required to incur any Liability, pay any money, or provide any other consideration in order to obtain any such Listed Consent or other consent unless Buyer agrees to reimburse Seller therefor. Buyer shall use its reasonable best efforts (without any obligation to incur any Liability, pay money, or provide any other consideration) to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 7.19; provided, that, if any money is paid, or consideration is provided, by Seller to a Third Party with the prior written consent of Buyer in order to obtain any such Listed Consent or other consent, Buyer shall reimburse Seller within ten (10) Business Days of Seller’s written notice to Buyer thereof. Except as otherwise provided herein, Buyer shall reimburse Seller for any money paid, or other consideration provided, by Seller to any Third Party for all fees, including application fees, administration fees, or processing fees, or any other charges applicable to obtaining any Listed Consent, Customary Post-Closing Consent, or any other consent or approval to be obtained in connection with this Agreement or the provision of services contemplated under the Transition Services Agreement, including, for the avoidance of doubt, all fees and expenses of agents, advisors, Representatives, counsel, and accountants with respect thereto, within ten (10) Business Days of Seller’s payment of money or provision of other consideration; provided, that such moneys, consideration and other fees are approved in advance in writing by Buyer (such approval to be granted or withheld in Buyer’s sole discretion).
20.Intercompany Accounts. Prior to the Effective Time, Seller shall cause all intercompany payables, receivables, and loans between the Business, on the one hand, and Seller and its Affiliates, on the other hand, to be settled or canceled.
21.Wrong Pockets. If at any time during the three (3) year period after the Closing:
(a)(i) Seller or any of its Affiliates receives or identifies any property, right, or other asset or amount held by Seller or its Affiliates that is a Purchased Asset or is otherwise properly due and owing to Buyer (including a Purchased Asset) or (ii) Buyer or any of its Affiliates pays any amounts in respect of any Liability of Seller or any of its Affiliates (including any Excluded Liability), then, in each case of clauses (i) and (ii), Seller promptly shall and shall cause its Affiliates to, as applicable, assign, transfer, remit, or pay, or cause to be assigned, transferred, remitted, or paid, as applicable, such property, rights or other asset or amount, net of any out-of-pocket expenses and costs (including Taxes) incurred in connection with determining, collecting, or obtaining such property, right, or other asset or amount to Buyer or any of its Affiliates for no further consideration than as set forth in this Agreement and (2) hold such Purchased Asset or other amount in trust for the use and benefit and burden of Buyer or an Affiliate of Buyer designated by Buyer until Seller or its applicable Affiliate effects such conveyance, transfer or assignment; or
(b)(i) Buyer or any of its Affiliates receives or identifies any property, right, or other asset or amount held by Buyer or its Affiliates that is an asset of Seller or any of its Affiliates (including an Excluded Asset), or is otherwise properly due and owing to Seller or any of its Affiliates or (ii) Seller or any of its Affiliates pays any amounts in respect of any Liability of the Business or Purchased Assets (including any Assumed Obligation), then, in each case of clauses (i) and (ii), Buyer shall (1) promptly assign, transfer, remit, or pay, or cause to be assigned, transferred, remitted, or paid, as applicable, such property, right, or other asset or amount, net of any out-of-pocket expenses and costs (including Taxes) incurred in connection with determining, collecting, or obtaining such property, right, or other asset or amount, to Seller or any of its Affiliates for no further consideration than as set forth in this Agreement and (2) hold such asset or other amount in trust for the use and benefit and burden of Seller or an Affiliate of Seller designated by Seller until Buyer or its applicable Affiliate effects such conveyance, transfer or assignment.

(c)Without limiting the foregoing, if any Purchased Asset is found to have been retained by Seller or any of its Affiliates in error, either directly or indirectly (including in preparation for the separation of the Business from Seller or its Affiliates), Seller shall, or shall cause its Affiliate to, as applicable, reasonably promptly transfer at no cost to Buyer or its Affiliates such Purchased Asset to Buyer or an Affiliate designated in writing by Buyer for no further consideration than as set forth in this Agreement.
(d)Buyer and Seller shall cause its applicable Affiliates to cooperate with the other Party, including by using commercially reasonable efforts to execute, acknowledge and deliver any further conveyances, notices, assumptions, releases and other instruments, and by taking such further actions, as may be reasonably necessary or appropriate to effect the transfers contemplated by this Section 7.21.
22.Litigation Defense.
(a)Third Party Claims. From and after the Closing, if (x) Seller or any of its Affiliates is party to, or receives notice of, any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement which relates to an Assumed Obligation or a Purchased Asset, including any claim for which indemnification may be available pursuant to Section 7.18 or (y) Buyer or any of its Affiliates is party to, or receives notice of, any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement which relates to an Excluded Liability or an Excluded Asset, including any claim for which indemnification may be available pursuant to Section 7.18 (each, a “Third Party Claim”) Seller or Buyer, as applicable (the “Notifying Party”) shall promptly provide notice (a “Third Party Claim Notice”) of such Third Party Claim to the other Party. Any such Third Party Claim Notice shall describe the nature, facts, and circumstances of the Third Party Claim in reasonable detail. The Notifying Party shall provide the other Party with such other information known to it or in its possession with respect to the Third Party Claim as the other Party may reasonably request. The other Party, at its sole cost and expense, shall have the right, upon written notice to the Notifying Party within thirty (30) days (or such earlier time as may be required by the nature of the Third Party Claim) of receiving a Third Party Claim Notice, to assume the defense of the Third Party Claim through counsel of its choice; provided that the Notifying Party shall be entitled to retain its own counsel, at the Notifying Party’s sole cost and expense, if: (i) upon the advice of the Notifying Party’s counsel, a conflict of interest exists (or would reasonably be expected to arise) that would make it inappropriate for the same counsel to represent both Parties or their respective Affiliates in connection with a Third Party Claim; or (ii) such Third Party Claim (A) seeks non-monetary relief or (B) involves criminal allegations.
(b)Defense of Third Party Claims. If a Party assumes the defense of a Third Party Claim pursuant to Section 7.22(a) (in such capacity, the “Assuming Party”), the Assuming Party shall keep the other Party reasonably informed with respect to such defense. Such other Party shall, and shall cause its Affiliates to, cooperate with the Assuming Party and their counsel, including making available to the Assuming Party all witnesses, pertinent records, materials, and information in such Party’s possession or under its control relating thereto as is reasonably required by the Assuming Party. Such other Party will have the right to participate in such defense, including appointing separate counsel; provided, that, the costs of such participation shall be borne solely by such other Party. The Assuming Party shall, in consultation with the other Party, make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim; provided, however, the Assuming Party may not directly or indirectly enter into, or permit to be entered into, a settlement or compromise with respect to a Third Party Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed) unless: (i) the sole relief provided is monetary damages that will be paid in full by the Assuming Party, (ii) such settlement or compromise includes a complete release of the other Party and its Affiliates and (iii) there is no finding or admission of any violation of applicable Law or of the rights of any Person.
(c)Failure to Assume Defense. If a Party elects not to defend a Third Party Claim or fails to promptly notify the applicable Notifying Party in writing of its election to defend, the Notifying Party may defend such Third Party Claim and seek indemnification for any and all Losses that would otherwise be Assumed Obligations or Excluded Liabilities, as applicable, pursuant to this Agreement and all other fees and expenses of agents, advisors, Representatives, counsel, and accountants with respect thereto; provided, however, that the Notifying Party shall not pay, compromise, settle, or otherwise dispose of such Third Party Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed).
(d)Conflict. The Parties agree that Section 7.10(d) shall control with respect to any Tax Contest.
23.Financing.
(a)Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Debt Financing and to consummate the Debt Financing on the Closing Date, including using reasonable best efforts to (i) negotiate, execute and deliver definitive agreements (such definitive agreements being referred to as the “Debt Financing Agreements”) with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment Letters (including any “market flex” provisions applicable thereto) or, if available, on other terms and conditions that are acceptable to Buyer, including under a Permanent Financing (as defined in the Debt Financing Commitment Letters) in lieu of all or a portion of the Debt Financing contemplated under the Debt Financing Commitment Letters; provided that such other terms and conditions (including any such terms and conditions under a Permanent Financing) would not and would not reasonably be expected to (A) reduce the aggregate amount of net proceeds of the Debt Financing below the amount required to satisfy the Buyer Required Amount or (B) add, expand or otherwise modify the conditions precedent or contingencies to the funding on the Closing Date if such additions, expansions or modifications are adverse to Buyer or otherwise would or would reasonably be expected to (x) make less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on or prior to the Closing Date, (y) adversely affect the ability of Buyer to timely consummate the Transactions or (z) adversely impact the ability of Buyer to enforce its rights against any other party to any of the Debt Financing Commitment Letters or the Debt Financing Agreements, (ii) satisfy on a timely basis or obtain the waiver of all conditions applicable to Buyer in the Debt Financing Commitment Letters, (iii) maintain in full force and effect the Debt Financing Commitment Letters in accordance with the terms thereof and not cancelling any commitments thereunder (subject to Buyer’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Financing Commitment Letters in accordance with this Section 7.23), (iv) in the event that all conditions of each Debt Financing Commitment Letter have been satisfied or waived or, substantially concurrently with funding would be satisfied or waived, draw down upon and consummate the Debt Financing contemplated by the Debt Financing Commitment Letters and (v) paying all commitment or other fees and other amounts that become due and payable under or with respect to the Debt Financing Commitment Letters as they become due and payable.
(b)Buyer shall, promptly following the request of Seller, keep Seller informed with respect to all activity and developments concerning the Debt Financing, including advising and updating Seller, in a reasonable level of detail, with respect to status and providing copies of substantially final drafts of the primary Debt Financing Agreements. Without limiting the generality of the foregoing, Buyer agrees to notify Seller as promptly as practical (i) if the commitments with respect to all or any portion of the Debt Financing shall expire or otherwise become unavailable or be terminated for any reason, (iii) of a breach, default, termination or repudiation (or alleged or purported breach, default, termination or repudiation) by any party to the Debt Financing Commitment Letters of which Buyer becomes aware, including any Debt Financing Source notifying Buyer in writing that such Debt Financing Source (or its applicable Affiliate) no longer intends to provide financing to Buyer on the terms set forth therein or Buyer receiving any written notice, or other communication with respect to, any actual or threatened breach, default, termination or repudiation by any party to any Debt Financing Commitment Letter or (iv) if Buyer has concluded in good faith that it will not be able to obtain, on or prior to the Closing Date, all or any portion of the Debt Financing contemplated by the Debt Financing Commitment Letters in an amount sufficient to fund the Buyer Required Amount.
(c)Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, any Debt Financing Commitment Letter (including replacements or reductions of any Debt Financing Commitment Letter in connection with any Permanent Financing issued or incurred in lieu of all or a portion of any facility contemplated by the Debt Financing Commitment Letter); provided, however, that Buyer shall not, without the prior written consent of Seller (which shall not be unreasonably withheld), agree to, or permit, any amendment, restatement, replacement, supplement or other modification of, or waiver or consent under, the Debt Financing Commitment Letters, any Debt Financing Agreement or any other documentation relating to the Debt Financing if such amendment, restatement, replacement, supplement or other modification of, or waiver or consent, taken as a whole, would or would reasonably be expected to (i) reduce the aggregate amount of net proceeds of the Debt Financing below the amount required to satisfy the Buyer Required Amount or (ii) add, expand or otherwise modify the conditions precedent or contingencies to the funding on the Closing Date if such additions, expansions or modifications would or would reasonably be expected to (x) make less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on the Closing Date in an amount equal to or greater than the Buyer Required Amount or (y) adversely affect the ability of Buyer to obtain the Debt Financing in an amount equal to or greater than the Buyer Required Amount; provided, that Buyer may amend the Debt Financing Commitment Letters to add initial lenders, lead arrangers, bookrunners, syndication agents or other similar roles of comparable creditworthiness that had not executed the Debt Financing Commitment Letters as of the Effective Date to the extent doing so would not impose new, modified or additional conditions or expand any existing conditions to the amount, receipt or availability of the Debt Financing or result in any amendments to the Debt Financing Commitment Letters that would not otherwise be permitted without Seller’s consent. Upon any such replacement, amendment, supplement or other modification of, or waiver under, any Debt Financing Commitment Letter in accordance with this Section 7.23, the terms “Debt Financing” and “Debt Financing Commitment Letters” shall mean the Debt Financing contemplated by such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived and such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived, respectively.
(d)If all or any portion of the Debt Financing becomes unavailable, Buyer shall use its reasonable best efforts to arrange and obtain from the same or alternative Debt Financing Sources, alternative or additional financing on terms and in an amount sufficient to enable Buyer to pay the Buyer Required Amount (“Alternative Financing”); provided that Buyer shall use reasonable best efforts to ensure that any such Alternative Financing shall not expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letters on the Effective Date if such expansions would adversely affect the ability of Buyer to consummate the Transactions and to pay the Buyer Required Amount. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing, and the term “Debt Financing Commitment Letters” as used in this Agreement shall be deemed to include the commitment letter(s) with respect to such Alternative Financing. Buyer shall promptly provide Seller with a correct and complete copy of any commitment letter and any related fee letter (or similar agreements) relating to such Alternative Financing (provided that any such fee letter may be redacted in a customary manner solely as to the fee amount, pricing caps, and other sensitive economic information; provided, further, that that none of the redacted terms would or would reasonably be expected to (i) adversely affect or delay the availability of the Alternative Financing or (ii) adversely affect the conditionality, availability, enforceability or aggregate principal amount of Alternative Debt Financing).
(e)Except as otherwise permitted pursuant to this Section 7.23, neither Buyer nor any of its Affiliates shall take any action that would reasonably be expected to materially impair, delay or prevent the consummation of the Debt Financing.
24.Financing Cooperation.
(a)In connection with any contemplated obtainment of Debt Financing, prior to the Closing, at Buyer’s expense to the extent subject to the expense reimbursement provisions in Section 7.24(b), Seller and its Affiliates shall use reasonable best efforts to provide (and shall use reasonable best efforts to cause its and their Representatives to provide) to Buyer (at Buyer’s sole expense) such cooperation and assistance as may be reasonably required by Buyer to assist Buyer in arranging and obtaining the Debt Financing (or any Alternative Financing in accordance with Section 7.23(d)), subject to Section 7.24(b). Such cooperation shall include, but not be limited to: (i) (x) furnishing to Buyer and its Representatives and the Debt Financing Sources the Required Information, (y) reasonable cooperation to update any Required Information in order to cause such Required Information to be Compliant; provided that such assistance shall be limited to be solely with respect to information and data derived or derivable from Seller’s current, historical books and records or otherwise reasonably available to Seller without undue burden on Seller; (ii) preparation for and participation in a reasonable number (with reasonable advance notice) (at reasonable times and locations mutually agreed and it being understood that any such meeting may take place via videoconference or web conference) of meetings, conference calls, road shows, due diligence sessions, drafting sessions and presentations with prospective lenders and investors and with rating agencies, including direct contact between senior management of Seller, on the one hand, and the actual and potential Debt Financing Sources, on the other hand or other reasonable and customary financing activities, in each case, by officers of customary seniority and expertise of the Seller; (iii) providing information regarding the Business, the Purchased Assets and the Assumed Obligations as may be reasonably requested by Buyer to assist Buyer in preparing materials for rating agency presentations, offering documents, private placement memoranda, registration statements, prospectuses, bank information memoranda, a confidential information memorandum, packages (including, in each case, procuring permission for the use of industry reports and data referenced therein) and similar documents reasonably and customarily used to syndicate the Debt Financing; (iv) using commercially reasonable efforts to assist Buyer in the preparation of customary pro forma financial statements (it being agreed that the preparation of any such pro forma financial statements will be the sole responsibility of Buyer and not Seller), including assisting in the preparation of audited and unaudited, carve-out financial statements, as may be reasonably requested by Buyer to the extent that such information is of the type and form customarily included in a bank information memoranda or an offering memorandum with respect to a private placement of debt, equity or equity-linked securities pursuant to Rule 144A under the Securities Act, as applicable; provided, that neither Seller or its Representatives shall be required to provide any such assistance with respect to (A) the Excluded Information or (B) financial information or statements relating to the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; provided, further, that (x) such assistance shall be limited to be solely with respect to information and data derived from Seller’s historical books and records reasonably available to Seller and without undue burden on

Seller and (y) neither Seller nor its Representatives shall be required to certify or attest to any such pro forma financial statements or other forecasted information; (v) to the extent required by the Debt Financing Sources, providing customary authorization letters authorizing the distribution of information to prospective Debt Financing Sources regarding the Business, subject to customary terms and conditions, including that (x) Seller and its Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in such marketing information materials or otherwise in all activity undertaken in connection with the syndication or other marketing of the Debt Financing and (y) each recipient of such authorization letters agrees that it shall be entitled to rely only on the representations and warranties contained in the Debt Commitment Letters and the Debt Financing Agreement; and (vi) in connection with any offering of securities as part of the Debt Financing, use commercially reasonable efforts to cause the independent registered public accountants of Seller to participate, consistent with customary practice, in due diligence sessions with the Debt Financing Sources, and to issue, consistent with customary practice, a customary comfort letter (including customary “negative assurance”) as reasonably requested by the Debt Financing Sources with respect to the financial information of the Business included in the offering documentation for any Debt Financing (subject to the completion by such accounts of customary procedures relating thereto).
(b)Nothing in this Section 7.24 will require Seller to (i) pay any fee or incur any other liability or obligation in connection with the Debt Financing; (ii) waive or amend any terms of this Agreement or agree to pay or reimburse any expenses for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Buyer; (iii) approve, execute or deliver any definitive agreement (including any Debt Financing Agreement, including any certificate (including any solvency certificate), instrument, agreement or other documentation or agree to any change or modification of any existing certificate, instrument, agreement or other documentation); (iv) give any indemnities in connection with the Debt Financing; (v) take any action that, in the good faith determination of Seller, would adversely or unreasonably interfere with the conduct of the business or operations of Seller and its Affiliates or create an unreasonable risk of damage or destruction to any property or assets of Seller or any of its Affiliates; (vi) adopt resolutions (whether by the board of directors of Seller or otherwise) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained; (vii) provide any assistance or cooperation that (A) would cause any representation or warranty in this Agreement to be breached (or to not be true and current) or (B) cause any conditions to Closing set forth in Article VIII to fail to be satisfied by the Termination Date or otherwise result in a breach of this Agreement; (viii) provide any financial (or other information), except for the Required Information, that (1) is not produced in the ordinary course of business, (2) is not required to be provided pursuant to the terms of the documentation governing the Indebtedness of Seller or (3) cannot be produced or provided without unreasonable cost or expense prior to Closing; (ix) take any action that would conflict with, violate or result in a breach of or default (with or without notice, lapse of time or both) under its organizational documents or any contract or law (including with respect to privacy of employees) to which it or its property (or its Affiliates or their respective properties) is bound; (x) provide access to or disclose information that Seller determines in good faith would jeopardize any attorney client privilege (provided that Seller shall use reasonable best efforts to provide access to or disclose such information in a manner that would not jeopardize any attorney-client privilege), (xi) cause or be reasonably expected to cause any Representative of Seller to incur any personal liability, or (xii) deliver or cause the delivery of any legal opinions or reliance letter. Nothing in this Section 7.24 will require any Representative of Seller or any of its Affiliates to deliver any document, or take any action that would reasonably be expected to result in any actual or potential personal liability to any Representative of Seller or its Affiliates. Buyer shall promptly, upon request by Seller (and in any event within ten (10) Business Days of such request), reimburse Seller for all reasonable and documented out-of-pocket fees, costs and expenses incurred by Seller or any of its Affiliates (including reasonable and documented attorneys’ fees and expenses and accountants’ fees and expenses) in connection with its cooperation contemplated by this Section 7.24.
(c)Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees and other Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Debt Financing, capital markets transactions or related transactions by Buyer in connection with financing the Transactions and any information utilized in connection therewith except to the extent such losses result from the gross negligence or willful misconduct of such indemnified persons or the Seller’s willful breach of its obligations under Section 7.23 or this Section 7.24. This Section 7.24(c) shall survive the consummation of the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of Seller and its Affiliates and their respective heirs, executors, estates and personal representatives who are each third party beneficiaries of this Section 7.24(c).
(d)Seller hereby consents, on behalf of itself and its Subsidiaries and its Affiliates, to the use of its and its Subsidiaries’ and Affiliates’ logos in connection with the Debt Financing; provided, that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage Seller’s or its Subsidiaries’ or Affiliates’ reputation or goodwill.
(e)The Parties acknowledge and agree that the provisions contained in this Section 7.24 represent the sole obligation of Seller and its Representatives with respect to any financing (including the Debt Financing) to be obtained by Buyer with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement (but without limitation of Seller’s obligations under this Section 7.24), solely to the extent Compliant Required Information is not delivered prior to the Closing, as promptly as reasonably practicable following the Closing, Seller and its Affiliates shall use reasonable best efforts to (and shall use reasonable best efforts to cause its and their Representatives to) furnish to Buyer and its Representatives Compliant Required Information.
(f)Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt by, or availability to, Buyer of any funds or financing or any other financing transaction (including the Debt Financing) be a condition to Buyer’s obligation to effect the Closing.
(g)Seller shall use reasonable best efforts to provide to Buyer any necessary Uniform Commercial Code termination statements or other appropriate releases, in each case together with authorizations to file such termination statements or releases at and following the Closing, to evidence the release of any Encumbrance (other than Permitted Encumbrances) against the Purchased Assets, in each case, at least three (3) Business Days prior to Closing.
25.Credit Support. At or prior to the Closing, Buyer shall use its reasonable best efforts, and Seller shall reasonably cooperate therewith, to arrange for (a) substitute letters of credit, surety bonds, guarantees and other obligations to replace any Credit Support that is (i) outstanding as of the Effective Date, including the outstanding Credit Support set forth on Schedule 7.25(a), or (ii) entered into in the Ordinary Course of Business during the period beginning on the Effective Date and ending on the fifth (5th) Business Day prior to the Closing Date (with respect to which, on or prior to executing any such Credit Support, Seller shall have delivered to Buyer written notice describing such additional Credit Support in reasonable detail) or (b) Buyer or one or more of its Affiliates to assume all of Seller’s or any of its Affiliates’ obligations under each such outstanding Credit Support, including the outstanding Credit Support set forth on Schedule 7.25(a) obtaining from the creditor, beneficiary or other counterparty a full release (in a form reasonably satisfactory to Seller) of Seller or its Affiliates for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under such Credit Support; provided, that Buyer may elect (but shall have no obligation) to terminate (and, if Buyer does so elect, Seller shall use its reasonable best efforts to cause such termination, at Buyer’s expense, at the Closing) any of the underlying Contracts, obligations or arrangements to which such outstanding Credit Support relate. Notwithstanding anything to the contrary in this Section 7.25, (A) in obtaining the release of Seller or its Affiliates from any Liability pursuant to any of the outstanding Credit Support, Buyer and its Affiliates shall not be required to (1) agree to any amendment of or modification to any Contract or (2) otherwise agree to enter into any Contract on terms that are materially less favorable, in the aggregate, to Buyer than the terms applicable to Seller under the outstanding Credit Support, and (B) in replacing any of the Credit Support, Buyer shall be required only to furnish, obtain or post substantially equivalent credit support to the Credit Support being replaced. To the extent that Buyer has not elected to terminate the underlying Contracts, obligations or arrangements to which any outstanding Credit Support relate or the beneficiary or counterparty under any such Credit Support does not accept or Buyer is unable (after use of its reasonable best efforts) to implement any such substitute letter of credit, guarantee or other obligation proffered by Buyer (each such Credit Support, a “Continuing Credit Support”), Buyer shall, for so long as such Continuing Credit Support Obligations remain in effect, (i) reimburse Seller and its Affiliates for, and hold each of them harmless from, all amounts paid or payable to the relevant beneficiary, (ii) reimburse Seller and its Affiliates for any Third Party expenses reasonably incurred by Seller or its Affiliates for any Continuing Credit Support issued by Third Parties on Seller’s or its Affiliate’s behalf (excluding any internal costs or administrative overhead) and (iii) pay to Seller a fee equal to three percent (3%) p.a. from and after the date that is six (6) months following the Closing Date on the aggregate nominal amount of Continuing Credit Support issued by Seller or its Affiliates and then outstanding, as applicable, excluding the Credit Support set forth on Schedule 7.25(b) (solely to the extent Buyer is prohibited by applicable Law from replacing such Credit Support), with the fee pursuant to clause (iii) due and payable by Buyer to Seller in monthly installments (pro rated for partial months) and the reimbursement pursuant to clauses (i) and (ii) shall occur within ten (10) Business Days of Seller providing Buyer with evidence and documentation thereof reasonably satisfactory to Buyer. After the Closing, Buyer shall continue to use reasonable best efforts to replace such outstanding Continuing Credit Support as contemplated by the first sentence of this Section 7.25. Notwithstanding anything in this Agreement to the contrary, (x) during the Interim Period, Buyer, on a coordinated basis with Seller, shall have the right to contact and have discussions with each beneficiary of a Credit Support in order to satisfy its obligations under this Section 7.25 and Seller shall facilitate such communications with the counterparties to the Credit Support and (y) from and after the Closing, for a period of twenty-four (24) months, for so long as Buyer is not in breach of its obligations with respect to Continuing Credit Support, Seller and its Affiliates shall keep in place any Continuing Credit Support until such Continuing Credit Support terminates or expires by its terms or by consent of the applicable beneficiary or is replaced pursuant to this Section 7.25.
26.Specified Site. From and after the Closing, Buyer shall be solely responsible for the conduct, defense of and discharging of all Liabilities and obligations related to the Specified Site, including without limitation, conducting all required cleanup or remedial actions required to address, investigate, monitor, treat or remove Hazardous Materials at the site (“Remedial Work”) at the Specified Site. Buyer shall keep Seller reasonably informed as to the progress of the Remedial Work and allow Seller to participate, at its own cost and expense, in activities related to the Remedial Work, including (i) attending and participating in meetings with respect to the determination of the nature or extent of any specific Remedial Work to be performed; and (ii) reviewing and providing comments on any remedial proposals, reports or other documents, which comments will be considered in good faith by Buyer. To the extent that Buyer elects to limit the extent of the Remedial Work to standards acceptable only for industrial properties, any future conveyances of the Specified Site by Buyer shall require the acquiror thereof to limit the use of the property to uses consistent with that remediation standard and will require the recordation of appropriate deed restrictions requiring compliance with any such limits.

27.Real Property Matters.
(a)At no additional cost or other Liability to Seller, Buyer shall have the right to obtain (i) a commitment from an American Land Title Association fee owner’s policy of title insurance in relation to the Owned Real Property and (ii) a current property condition report, zoning report and survey of the Owned Real Property, such reports and surveys performed by a registered land surveyor or engineer reasonably acceptable to Buyer, and all reports and surveys in such form and content as is reasonably acceptable to Buyer. At no additional cost or other Liability to Seller, Seller shall provide reasonable access, at reasonable times upon reasonable advance notice, to Buyer and its Representatives for purposes of such surveys and reports and shall reasonably cooperate with Buyer (at the expense of Buyer) in obtaining the foregoing.
(b)Within ninety (90) days of the Effective Date (“Title Objection Period”), Buyer shall be permitted to object to defects in title with respect to such Owned Real Properties listed on Schedule 7.27 (each, a “Real Property Objection”) as disclosed by such title commitments or surveys that are not Permitted Encumbrances and that are reasonably expected to be material and adverse to the Business. If Buyer raises any Real Property Objections, Seller shall, if such defect is not a Must-Cure Item, use good faith commercially reasonable efforts to remove such title defect prior to the Closing. If such defect is a Must-Cure Item, Seller shall remove such defect prior to the Closing. If Seller is unwilling or unable to remove a monetary title defect prior to the Closing, Buyer may, in its sole discretion, pay such amounts and receive credit against the amounts due to Seller at Closing. Seller shall pay all reasonable costs of recording any instruments required to discharge and/or release the Must-Cure Items and any other costs necessary or appropriate to effect such discharge and/or release of the Must-Cure Items.
(c)On the Closing Date, if requested by Buyer, Seller shall execute and deliver customary owner’s affidavits and gap indemnities with respect to the Owned Real Property and other customary authority documentation reasonably requested by the title company, as may be in a form reasonably acceptable to Seller and the title company to (i) effect the transfer of the Owned Real Property to Buyer, and (ii) issue an ALTA extended coverage form of owner’s title insurance policy with respect to each parcel of Owned Real Property listed on Schedule 7.27 (each, a “Title Policy”). The issuance of any Title Policy and the obligations set forth in this Section 7.27 shall not be a condition to Closing. If the Closing occurs prior to the Title Objection Period or within ten (10) days of the expiration of the Title Objection Period, Seller’s obligations set forth in this Section 7.27 shall survive the Closing for a period not to exceed ninety (90) days (and any references in Section 7.27(b) and this Section 7.27(c) to the Closing or the Closing Date shall refer to such extended period).
ARTICLE VIII
CONDITIONS TO CLOSING
1.Conditions to Each Party’s Closing Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction (or, where legally permissible, waiver in writing by such Party, in its sole and absolute discretion) at or prior to the Closing of each of the following conditions:
(a)The Required Regulatory Approvals shall have been obtained; and
(b)No Order (whether temporary, preliminary, or permanent) which prevents the consummation of the Transactions shall have been issued and remain in effect (without limiting each Party’s obligations in this Agreement), and no Law shall have been enacted which prohibits or makes unlawful the consummation of the Transactions (any such Order or Law, a “Legal Restraint”).

2.Conditions to Buyer’s Closing Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or, where legally permissible, waiver in writing by Buyer, in its sole and absolute discretion) at or prior to the Closing of each of the following additional conditions:
(a)Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller on or prior to the Closing;
(b)(i) The Seller Fundamental Representations shall be true and correct in all material respects, disregarding any materiality, Material Adverse Effect, material adverse effect or similar qualifications therein, as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty which by their express provisions are made as of a particular date, in which case such representation and warranty will be true and correct only as of such date) and (ii) all other representations and warranties of Seller set forth in Article V shall be true and correct, disregarding any materiality, Material Adverse Effect, material adverse effect or similar qualifications therein, as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty which by its express provisions are made as of a particular date, in which case such representation or warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, result in a Material Adverse Effect;
(c)Buyer shall have received a certificate from Seller, duly executed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(e) have been satisfied;
(d)Seller shall be ready, willing, and able to deliver all agreements, instruments, and documents required to be delivered by or on behalf of Seller pursuant to Section 4.2;
(e)Since the Effective Date, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, shall have occurred; and
(f)No Order granting any of the Required Regulatory Approvals shall impose terms or conditions that, individually or in the aggregate (when taken together with the other Orders granting such Required Regulatory Approvals), would reasonably be expected to result in a Burdensome Condition.
3.Conditions to Seller’s Closing Obligations. The obligation of Seller to consummate the Transactions is subject to the satisfaction (or, where legally permissible, waiver in writing by Seller, in its sole and absolute discretion) at or prior to the Closing Date of each of the following additional conditions:
(a)Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Buyer prior to the Closing;
(b)the representations and warranties of Buyer set forth in Article VI shall be true and correct, disregarding any materiality, material adverse effect or similar qualifications therein, as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty which, by their express provisions, are made as of a particular date, in which case such representation or warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, cause such representations and warranties of Buyer to be materially inaccurate taken as a whole or have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements or consummate the Transactions;
(c)Seller shall have received a certificate from Buyer, duly executed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied; and
(d)Buyer shall be ready, willing, and able to deliver all agreements, instruments, and documents required to be delivered by Buyer under Section 4.3.
ARTICLE IX
SURVIVAL, TERMINATION AND OTHER REMEDIES
1.Survival.
(a)Except in the case of Fraud, none of the representations and warranties of any Party contained in this Agreement (including any certificates to be delivered under Section 4.2(a) and Section 4.3(b)) shall survive the Closing. None of the covenants or obligations of any Party required to be performed by such Party at or before the Closing shall survive the Closing; provided, that for the avoidance of doubt, the obligations hereunder to make payments at or in connection with the Closing shall survive until performed in accordance with their terms. Unless otherwise indicated herein, the covenants and agreements set forth in this Agreement, which by their express terms are required to be performed after the Closing, shall survive the Closing until they have been performed or satisfied.
(b)Except to the extent arising from or related to Fraud (and then only to the extent of such Fraud) and subject to Section 7.18 and claims for injunctive relief, specific performance or other similar equitable remedies pursuant to Section 10.11, the rights provided under the RWI Policy will be Buyer’s sole recourse for any breach of any representation and warranty contained in this Agreement (even in the event the RWI Policy is never issued by an insurer, the RWI Policy is revoked, canceled, or modified in any manner after issuance for any reason, a claim is denied, in whole or in part, by any insurer under the RWI Policy or coverage is unavailable under the RWI Policy for any reason, including due to exclusions from coverage thereunder), and Seller will have no Liability (other than in the event of Fraud, and then only to the extent of such Fraud) for any breach of any representation or warranty contained in this Agreement. Nothing in this Section 9.1 will in any way be deemed to limit or modify any rights of Buyer or its Affiliates under the RWI Policy or inhibit Buyer from obtaining any remedies they may have against any insurer under the RWI Policy.
2.Termination. Without prejudice to other remedies which may be available to the Parties by applicable Law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)by mutual written consent of Seller and Buyer;
(b)by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by the date that is nine (9) months after the Effective Date (the “Termination Date”), unless extended by written agreement of Seller and Buyer; provided, that if the only outstanding condition to Closing (other than any conditions that by their terms are to be satisfied at Closing and that remain capable of being satisfied) is one or more of the conditions set forth in Section 8.1(a) or Section 8.1(b), then the Termination Date shall automatically be extended by an additional three (3) months; provided, further, that the right to terminate this

Agreement under this Section 9.2(b) shall not be available to any Party if such failure of the Closing to occur by the Termination Date was due to the material breach or violation of, or material failure to perform, any of the representations, warranties, covenants, or agreements contained in this Agreement by such Party; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party (i) during the pendency of any proceeding for specific performance of this Agreement provided by Section 10.11, and in such case, the Termination Date shall automatically be extended following completion of such proceeding such that the Termination Date shall be five (5) Business Days following the completion of such proceeding, or (ii) during the time period referred to in Section 4.1, starting on the date on which the last of the conditions set forth in Article VIII (other than any such conditions which, by their terms or nature, are not capable of being satisfied until the Closing Date but subject to the satisfaction or, when permissible, waiver in writing of such conditions at the Closing) is satisfied or, when permissible, waived in writing, and in such case, the Termination Date shall automatically be extended such that the Termination Date will be one (1) Business Day after the day Closing was required to occur in accordance with Section 4.1;
(c)by either Seller or Buyer by giving written notice to the other Party if: (i) any Required Regulatory Approval or any approval or waiting period expiration or termination listed in clause (i) of the definition of Required Regulatory Approval, has been denied by the applicable Governmental Entity and such denial has become final and non-appealable; (ii) any Governmental Entity in the United States has issued an Order or enacted a Law permanently restraining, enjoining, or otherwise prohibiting or making unlawful the Closing, and such Order or Law, if applicable, has become final and non-appealable or (iii) (A) with respect to termination by Buyer under this clause (iii), a Burdensome Condition exists, and (B) the undertakings, terms, conditions, liabilities, obligations commitments or sanctions giving rise to such Burdensome Condition have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to any Party if the denial, Order or Law described in clauses (i), (ii) or (iii) hereof is the result of the failure of such Party to perform or comply with any of its covenants, agreements, obligations or conditions contained in this Agreement to be performed or complied with by it prior to the Closing;
(d)by either Seller or Buyer by giving written notice to the other Party if such other Party has breached any of its representations, warranties, covenants, agreements, or other obligations in this Agreement in a manner that would reasonably be expected to cause any condition of such Party giving notice set forth in Article VIII not to be satisfied and, except in the case of a breach of Buyer’s obligation to pay the Purchase Price in accordance with the terms of Article III, such breach is of a character that is not capable of being cured or has not been cured by the earlier of (i) the Termination Date and (ii) thirty (30) days after written notification thereof by the Party seeking termination hereunder; provided, that the right to terminate this Agreement under this Section 9.2(d) shall not be available to a Party if such Party is then in material breach of or there is a material failure to perform any of such Party’s covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or if any representation or warranty contained in Article V (if such Party is Seller) or Article VI (if such Party is Buyer) is or becomes untrue or inaccurate in any material respect with respect to such Party and such breach or failure to perform or such untrue or inaccurate representation or warranty would result in the failure of any condition set forth in Section 8.1 or Section 8.2 (if such Party is Seller) or Section 8.1 or Section 8.3 (if such Party is Buyer) to be satisfied; or
(e)by Seller, upon written notice to Buyer, if (i) all the conditions to Closing set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that, by their terms or by their nature, are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing were to occur), (ii) Seller has irrevocably certified in writing to Buyer, on or prior to the date on which the Closing is required to occur pursuant to Section 4.1, that all conditions to Closing set forth in Section 8.1 and Section 8.3 have been satisfied or, when permissible, waived (other than any such conditions which by their terms or nature are not capable of being satisfied until the Closing, each of which are, at the time that such written notice is delivered, capable of being satisfied if the Closing were to occur at the time that such written notice is delivered) and that Seller is ready, willing and able to, and will proceed with and immediately consummate, the Closing when required pursuant to Section 4.1, and (iii) Buyer fails to consummate the Closing within five (5) Business Days following the time the Closing is required to occur pursuant to Section 4.1 (and Seller did not, in fact, prevent Buyer from consummating the Closing on a subsequent date prior to Seller’s termination of this Agreement pursuant to this Section 9.2(e)); provided, that the right to terminate this Agreement pursuant to this Section 9.2(e) will not be available to Seller if Seller is then in material breach of or there is a material failure to perform any of Seller’s covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or if any representation or warranty contained in Article V is or becomes untrue or inaccurate in any material respect and such breach or failure to perform or such untrue or inaccurate representation or warranty would result in the failure of any condition set forth in Section 8.1 or Section 8.2 to be satisfied.
3.Effect of Termination.
(a)In the event of any termination of this Agreement pursuant to Section 9.2, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates or other Related Persons in respect thereof, except that (i) the provisions of, and the obligations of Buyer and Seller under Section 1.2, Section 7.2(c), Section 7.4(a), Section 7.17, this Section 9.3, Section 10.1, Section 10.2, Section 10.3, Section 10.4, Section 10.5, Section 10.6, Section 10.7, Section 10.9, Section 10.10, Section 10.11, Section 10.12, Section 10.16, Section 10.17 and Section 10.18 (and any definitions in Article I referenced in any of the foregoing), and the Confidentiality Agreement shall remain in full force and effect and (ii) subject to Section 9.3(e), such termination shall not relieve any Party of any Liability for any willful and intentional breach of this Agreement prior to such termination.
(b)Notwithstanding anything to the contrary in this Agreement, if: (i) (A) either Seller or Buyer terminates this Agreement (1) pursuant to Section 9.2(b) and, at the time of such termination, any of the conditions set forth in Section 8.2(f) or, in connection with the Required Regulatory Approvals, Section 8.1(a) or Section 8.1(b) shall have not been satisfied, or (2) in connection with the Required Regulatory Approvals, pursuant to Section 9.2(c)(i) or Section 9.2(c)(ii), (B) Buyer terminates this Agreement pursuant to Section 9.2(c)(iii) or (C) Seller terminates this Agreement pursuant to Section 9.2(d) based on a failure by Buyer to perform its covenants or agreements under Section 7.9, and (ii) in each case of the foregoing clauses (A), (B) and (C), at the time of such termination, all other conditions to the Closing set forth in Section 8.1(b) (other than Legal Restraints arising in connection with the Required Regulatory Approvals), Section 8.2(a), Section 8.2(b) and Section 8.2(e) shall have been satisfied or waived (except for (I) those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination or (II) those conditions that have not been satisfied as a result of a breach of this Agreement by Buyer), then Buyer shall, within two (2) Business Days following any such termination, pay to Seller or its designee in cash by wire transfer in immediately available funds to an account designated by Seller a non-refundable fee in an amount equal to six and a half percent (6.5%) of the Base Purchase Price (the “Reverse Termination Fee”).
(c)Nothing herein shall be construed to prohibit Seller from first seeking specific performance in accordance with the terms of Section 10.11 but thereafter terminating this

Agreement and electing to receive the Reverse Termination Fee as liquidated damages in lieu of fully prosecuting its claim for specific performance.
(d)The Parties acknowledge that the agreements contained in Section 9.3(b) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If Buyer fails to promptly pay an amount due pursuant to Section 9.3(b) and, in order to obtain such payment, Seller commences an action against Buyer, Buyer shall pay to Seller (if Seller is the prevailing party in such action), on the one hand, or Seller shall pay to Buyer (if Buyer is the prevailing party in such action), on the other hand, such prevailing party’s reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as quoted by The Wall Street Journal in effect on the date such payment was required to be made.
(e)Each of the Parties acknowledges and agrees that the Reverse Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such Reverse Termination Fee is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. As such, notwithstanding anything to the contrary in this Agreement, (i) without limiting the rights of Seller under Section 10.11 and any reimbursement obligations hereunder prior to the termination of this Agreement, if this Agreement is terminated under circumstances in which Buyer is obligated to pay the Reverse Termination Fee under Section 9.3(b), upon payment of the Reverse Termination Fee, and, if applicable, the costs and expenses of Seller pursuant to Section 9.3(d) in accordance therewith, Buyer and its Related Persons and Debt Financing Sources shall have no further liability with respect to this Agreement or the Transactions to Seller or its Related Persons, and payment of the Reverse Termination Fee and such costs and expenses by Buyer shall be the sole and exclusive remedy (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) of Seller and its Related Persons for any action, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Seller or any other Person in connection with this Agreement or the Transactions, including for the failure of the Closing to occur for any reason, or any matter forming the basis for such termination, and Seller shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity). The Parties acknowledge and agree that, notwithstanding anything to the contrary set forth in this Agreement, in no event shall (A) Seller be entitled to payment of both (x) monetary damages (including in connection with Fraud or a willful and intentional breach of this Agreement or breaches under other Ancillary Agreements) and (y) the Reverse Termination Fee or (B) Seller be entitled to both (x) payment of any monetary damages (including in connection with Fraud or a willful and intentional breach of this Agreement or breaches under other Ancillary Agreements) or the Reverse Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy that results in the Closing occurring.
(f)Except as otherwise provided in this Agreement, in the event that a Party having the right to unilaterally terminate this Agreement desires to terminate this Agreement, such Party shall give the other Party notice of such termination, specifying the basis for such termination, and this Agreement will terminate and the Transactions will be abandoned, without further action by either Party, whereupon the Liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Section 9.3. Upon any termination of this Agreement: (i) all filings, applications, and other submissions made pursuant to this Agreement, to the extent applicable and practicable, will, within a commercially reasonable time thereafter, be withdrawn by the filing Party from the Governmental Entity or other Person to which they were made; and (ii) Buyer shall return or destroy, at Buyer’s sole expense, all data and information (including all copies, extracts, and other reproductions, in whole or in part) furnished by Seller or any of its Affiliates or Representatives to Buyer or any of its Affiliates or Representatives or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Transactions, in each case, in accordance with the Confidentiality Agreement and the terms of this Agreement, and an officer of Buyer shall certify the same to Seller in writing.
ARTICLE X
MISCELLANEOUS PROVISIONS
1.Expenses. Buyer shall bear one hundred percent (100%) of all filing fees of either Party incurred in connection with any Required Regulatory Approvals. Further, Buyer shall bear: (a) all costs and expense related to the RWI Policy; and (b) all filing, recording, transfer, or other fees or charges of any nature in connection or otherwise payable pursuant to any provision of any Law, Order, or franchise in connection with the sale, transfer, and assignment by Seller or its Affiliates of the Purchased Assets and the Assumed Obligations to Buyer or its Affiliates. Except as provided in the foregoing, or to the extent otherwise specifically provided herein (including Section 7.10(a)), and irrespective of whether the Transactions are consummated, all other costs and expenses incurred in connection with this Agreement and the Transactions will be borne by the Party incurring such costs and expenses, including all fees and expenses of agents, advisors, Representatives, counsel (including in connection with the preparation and prosecution of any and all applications and proceedings with respect to the TPUC Application), and accountants.
2.Amendment. Except as set forth in Section 7.6, Section 7.8 and Schedule 7.11(a), this Agreement may not be amended, supplemented, or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. Notwithstanding the foregoing, no amendments or modifications to Section 10.18 nor any waiver to the provisions in Section 10.18 shall be permitted in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.
3.Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or e-mail transmission (when demonstrably transmitted from the email server of the sender and so long as such transmission does not generate an error message or notice of non-delivery), charges prepaid, and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Party:
(a)If to Seller, to:
Piedmont Natural Gas Company, Inc.
c/o Duke Energy Corporation
550 S. Tryon Street, DEC45A
Charlotte, NC 28202
Attn: Greer Mendelow
Email:     greer.mendelow@duke-energy.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attn: Pankaj Sinha; Erik Elsea
Email: psinha@skadden.com; erik.elsea@skadden.com
(b)if to Buyer, to:
c/o Spire Inc.
700 Market Street, 6th Floor
St. Louis, MO 63101
Attn: Matt Aplington, Senior Vice President and Chief Legal Officer
Email: Matt.Aplington@spireenergy.com
with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attn: Jeffrey Kochian; Brittany Harrison
Email: jeffrey.kochian@sidley.com; brittany.harrison@sidley.com
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received: (i) when delivered by hand or transmitted by e-mail (when demonstrably transmitted from the email server of the sender and so long as such transmission does not generate an error message or notice of non-delivery); (ii) three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested; or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
4.Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by Contract, stock sale, operation of applicable Law, or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, that Buyer may, without the consent of Seller, assign or delegate all or any part of its rights under this Agreement to (a) reasonably in advance of the making of the initial filings with Governmental Entities related to the Required Regulatory Approvals as contemplated by Section 7.9(b), any of its wholly-owned Subsidiaries or (b) any of its lenders as collateral security for their obligations under any of their debt financing arrangements (including the lenders or other Persons providing Debt Financing) so long as such assignment does not result in a breach of any representation or covenant of Buyer in this Agreement and would not reasonably be expected to delay, hinder or prohibit the consummation of the Transactions; provided, however, that, in each case, no such assignment shall relieve Buyer of, or constitute a discharge of, any of Buyer’s liabilities and obligations under this Agreement.
5.Parties in Interest. Nothing in this Agreement, whether express or implied, is intended or shall be construed to give any Person, other than the Parties, their respective successors and permitted assigns and the Indemnified Parties with respect to Section 7.18, any legal or equitable right, remedy, claim, or benefit under or in respect of this Agreement, and the Indemnified Parties may directly enforce the provisions of Section 7.18. Notwithstanding anything to the contrary herein (including in this Section 10.5), the Debt Financing Sources shall be intended third party beneficiaries of and may enforce the Debt Financing Source Provisions (and any defined term or provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of such Debt Financing Source Provisions) and such provisions (including this Section 10.5) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.
6.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void, or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void, or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby. Furthermore, in lieu of such invalid, illegal, void, or unenforceable provision, there shall be added automatically as a part of this Agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal, void or unenforceable provision as may be possible so that the Transactions are fulfilled to the greatest extent possible.
7.Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
8.Counterparts. This Agreement may be executed in any number of original, PDF, or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

9.Governing Law. This Agreement and all claims or causes of action based upon, arising out of or relating to this Agreement and the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict, or choice of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
10.Consent to Jurisdiction; Waiver of Jury Trial.
(a)Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware, or in the case of Claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and, in each case, appellate courts therefrom) for the purposes of any suit, Claim, or other proceeding arising out of or relating to this Agreement or any Transactions (and irrevocably agrees not to commence any Claim, suit, or proceeding relating hereto except in such courts). Each of the Parties further irrevocably agrees that service of any process, summons, notice, or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.3 shall be effective service of process for any Claim, suit, or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Claim, suit, or proceeding arising out of or relating to this Agreement or the Transactions in (x) state courts of the State of Delaware or (y) the United States District Court for the District of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Claim, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.
(b)EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, THE TRANSACTIONS OR THE ANCILLARY AGREEMENTS, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF OR THEREOF.
11.Specific Performance. Notwithstanding anything in this Agreement to the contrary: (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at law, and, therefore, in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled; (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement; and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, under no circumstances shall Seller be entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Reverse Termination Fee. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates or Representatives (or any other Person) be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source or Buyer’s or its Affiliates’ respective rights under the Debt Commitment Letters or any other agreements with any Debt Financing Source relating to the Debt Financing.
12.No Special Damages; Sole and Exclusive Remedy.
(a)In no event shall either Party be liable for (i) special, punitive, exemplary, incidental, consequential, or indirect damages; (ii) lost profits or lost business, loss of enterprise value, diminution in value, damage to reputation, or loss of goodwill; or (iii) damages calculated based on a multiple of profits, revenue, or any other financial metric hereunder, in each case, except to the extent payable by the Indemnified Party to a Third Party in connection with a matter for which such Indemnified Party is otherwise entitled to indemnification under Section 7.18.
(b)Furthermore, Buyer and Seller acknowledge and agree that:
(i)the Parties have voluntarily agreed to define their rights, Liabilities, and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the Transactions;
(ii)the sole and exclusive remedies for any breach of the terms and provisions of this Agreement, or any action otherwise arising out of or related to the Transactions, shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement, including pursuant to Section 7.18 and Section 9.3(e));
(iii)the provisions of and the limited remedies provided in this Section 10.12 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;
(iv)after the Closing, no Party or its Affiliates may seek the rescission of the Transactions; and
(v)the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
13.Exhibits and Schedules.
(a)All Exhibits and Schedules and the Seller Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.
(b)Any disclosure made by Seller in the Seller Disclosure Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which the relevance of such disclosure is reasonably apparent on its face. Certain information set forth in the Seller Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement nor shall such information be deemed to establish a standard of materiality.

14.Headings. The table of contents and Section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
15.Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
16.No Recourse. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, this Agreement and the Ancillary Agreements may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Ancillary Agreements, or the Transactions may only be brought against, the Persons that are expressly named as parties hereto or thereto, and then only with respect to, and to the extent of, the specific obligations set forth herein and therein with respect to such party. Except to the extent such Person is a named party to this Agreement or the Ancillary Agreements (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or the Ancillary Agreements, and not otherwise), no past, present, or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor, or assignee of any party to this Agreement, nor any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor, or assignee of any of the foregoing (collectively, “Related Persons”), shall have any Liability or obligation (whether in contract, tort, equity, or otherwise) for any one or more of the representations, warranties, covenants, agreements, or other obligations or Liabilities of Seller or Buyer under this Agreement or the applicable parties to the Ancillary Agreements (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the Transactions. For the avoidance of doubt, nothing in this Agreement shall limit the recourse of Buyer or any of its Affiliates in respect of Fraud.
17.Transaction Privilege.
(a)Seller or certain of its Affiliates have engaged Skadden, Arps, Slate, Meagher & Flom LLP, McGuireWoods LLP and Holland & Knight LLP (each “Seller’s Counsel”) as their legal counsel in connection with the Transactions. By entering into this Agreement, Buyer and its Affiliates: (a) consent to the continued representation of Seller and certain of its Affiliates by Seller’s Counsel in connection with the Transactions; (b) waive any actual or alleged conflict of Seller’s Counsel that may arise from Seller’s Counsel’s representation of Seller and certain of its Affiliates in connection with the Transactions; and (c) agree not to seek to disqualify or otherwise prevent Seller’s Counsel from representing Seller and certain of its Affiliates in the Transactions. This consent and waiver extend to Seller’s Counsel representing Seller and certain of its Affiliates against Buyer and its Affiliates in litigation, arbitration, or mediation in connection with this Agreement or the Transactions. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any confidential information.
(b)Buyer or certain of its Affiliates have engaged Sidley Austin LLP and Bradley Arant Boult Cummings LLP (each “Buyer’s Counsel”) as their legal counsel in connection with the Transactions. By entering into this Agreement, Seller and its Affiliates: (a) consent to the continued representation of Buyer and certain of its Affiliates by Buyer’s Counsel in connection with the Transactions; (b) waive any actual or alleged conflict of Buyer’s Counsel that may arise from Buyer’s Counsel’s representation of Buyer and certain of its Affiliates in connection with the Transactions; and (c) agree not to seek to disqualify or otherwise prevent Buyer’s Counsel from representing Buyer and certain of its Affiliates in the Transactions. This consent and waiver extend to Buyer’s Counsel representing Buyer and certain of its Affiliates against Seller and its Affiliates in litigation, arbitration, or mediation in connection with this Agreement or the

Transactions. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any confidential information.
(c)Seller acknowledges and agrees on behalf of itself and its Affiliates that, if Buyer wishes to engage: (i) after the date hereof and prior to the Closing and on a joint basis with Seller or its applicable Affiliate, McGuireWoods LLP in respect of the Required Regulatory Approval set forth in clause (ii) of the definition thereof or (ii) following the Closing, McGuireWoods LLP and/or Holland & Knight LLP (each of the foregoing, whether engaged in accordance with the foregoing clause (i) or (ii), as applicable, “Regulatory Counsel”) in respect of any regulatory matters related to the Business (collectively, the “Regulatory Matters”), by entering into this Agreement, Seller and its Affiliates: (x) consent to the representation of Buyer and certain of its Affiliates by Regulatory Counsel in connection with any Regulatory Matters; and (y) waive any actual or alleged conflict of Regulatory Counsel that may arise from Regulatory Counsel’s representation of Buyer and certain of its Affiliates solely in connection with any Regulatory Matters; provided that (1) such waiver is made with the understanding that Regulatory Counsel’s advice and services to Buyer and its Affiliates are not rendered in anticipation of litigation, arbitration, regulatory proceeding, or other adversarial legal proceeding by Buyer or any of its Affiliates against Seller or any of its Affiliates, or in connection with matters reasonably likely to lead to any such proceedings, and (2) nothing contained herein shall be deemed to constitute a waiver of any privilege by Seller or its Affiliates or a consent to the disclosure of any confidential information of Seller or its Affiliates to Buyer and its Affiliates or any other Person.
18.Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (a) agrees that it will not bring or support any Person in any Claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (b) agrees that, except as specifically set forth in the Debt Financing Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, shall be exclusively governed by the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Financing Commitment Letters, (i) the Parties hereby acknowledge and agree that no Party or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders or any successors or assigns of any of the foregoing (x) shall have any rights or claims against any Debt Financing Sources in any way relating to this Agreement, the Debt Financing, the Debt Financing Commitment Letters or any of the Transactions, or in respect of any other document or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (y) agrees not to commence any Claim against any Debt Financing Sources in connection with this Agreement, the Debt Financing, the Debt

Financing Commitment Letters or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the Debt Financing, and (ii) no Debt Financing Source shall have any Liability (whether in contract, in tort or otherwise) to any Party and its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders or any successors or assigns of any of the foregoing for any Liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third party beneficiaries of, and shall be entitled to the protections of, this provision. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates or Representatives (or any other Person) be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source or Buyer’s or its Affiliates’ respective rights under the Debt Financing Commitment Letters or any other agreements with any Debt Financing Source relating to the Debt Financing.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.
PIEDMONT NATURAL GAS COMPANY, INC.
By:    Brian D. Savoy__________________
Name:    Brian D. Savoy
Title:    Executive Vice President and Chief Financial Officer

SPIRE INC.
By:    Scott Doyle_____________________
Name:    Scott Doyle
Title:    President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]